   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1997.


                                                      REGISTRATION NO. 333-39253

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                             AMENDMENT NO. 1 TO THE
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            ------------------------

                                  ONTRO, INC.

                 (Name of small business issuer in its charter)

          CALIFORNIA                         2820                  33-0638356
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

           12675 DANIELSON COURT, SUITE 401, POWAY, CALIFORNIA 92064,
                                 (619) 486-7200

(Address and telephone number of principal executive offices and principal place of business)

                             CT CORPORATION SYSTEM

         818 WEST SEVENTH STREET, LOS ANGELES, CA 90017, (213) 627-8252

           (Name, address and telephone number of agent for service)

                            ------------------------

                                   COPIES TO:

        DAVID A. FISHER, ESQ.                    THOMAS J. POLETTI, ESQ.
     TIMOTHY J. FITZPATRICK, ESQ.                 SUSAN B. KALMAN, ESQ.
          FISHER THURBER LLP                   FRESHMAN, MARANTZ, ORLANSKI,
  4225 Executive Square, Suite 1600                   COOPER & KLEIN
   La Jolla, California 92037-1483         9100 Wilshire Blvd., 8th Floor East
         Tel. (619) 535-9400               Beverly Hills, California 90212-3480
          Fax (619) 535-1616                       Tel. (310) 273-1870
                                                    Fax (310) 274-8357

                            ------------------------

                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            ------------------------

    If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: /X/


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO       OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED(1)        UNIT(2)             PRICE(1)        REGISTRATION FEE
Units (each Unit consists of one share
  of Common Stock, no par value and
  one Common Stock Purchase
  Warrant)(3).........................      2,875,000             $6.00            $17,250,000          $5,227.27
Common Stock, no par value(4).........      2,875,000               --                  --                  --
Common Stock Purchase Warrants(5).....      2,875,000               --                  --                  --
Common Stock, no par value, underlying
  Warrants(6).........................      2,875,000             $9.00            $25,875,000          $7,840.91
Representative's Option(7)............          1                 $0.001             $250.00              $7.58
Units underlying Representative's
  Option (each Unit consists of one
  share of Common Stock, no par value,
  and one Common Stock Purchase
  Warrant)............................       250,000              $7.20             $1,800,000           $545.45
Common Stock, no par value, underlying
  Representative's Option.............       250,000                --                  --                  --
Common Stock Purchase Warrants,
  underlying Representative's
  Option..............................       250,000                --                  --                  --
Common Stock, no par value, underlying
  Common Stock Purchase Warrants
  underlying Representative's
  Option..............................       250,000              $9.00             $2,250,000           $681.82
Common Stock, no par value, owned by
  the Selling Security Holders........        70,587              $6.00              $423,522            $128.34
Common Stock, no par value, underlying
  the Selling Security Holder's
  Warrants(8).........................        70,587              $9.00              $635,283            $192.51
Total.................................                                                                  $14,623.88


(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Act"), this Registration Statement covers such additional indeterminate number of shares of Common Stock and Warrants as may be issued by reason of adjustments in the number of shares of Common Stock and Warrants pursuant to anti-dilution provisions contained in the Warrants and Representative's Options. Because such additional shares of Common Stock and Warrants will, if issued, be issued for no additional consideration, no registration fee is required.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(3) Includes 375,000 Units subject to the Underwriters' over-allotment option (the "Over-allotment Option). The Common Shares included in these Units will be offered by L.L. Knickerbocker Company, Inc. and the Warrants included in these Units will be offered by the Registrant.

(4) Includes 375,000 shares of Common Stock subject to the Over-allotment
    Option.

(5) Includes 375,000 Warrants subject to the Over-allotment Option. The Warrants are exercisable over a three year period commencing on the Closing Date of the Offering at 150% of the price of the Units offered herein.

(6) The number of shares of Common Stock specified is the number which may be acquired upon exercise of the Warrants at the maximum exercise price thereof.


(7) The Representative's Options entitle the Representative to purchase 250,000 Units at $7.20 per Unit. The Common Stock and Warrants included in the Units underlying the Representative's Options may only be purchased together. The Representative's Options are exercisable over a four year period commencing one year from the effective date of this Registration Statement.



(8) The Selling Security Holders' Warrants are not registered herein. The Selling Security Holders' Warrants are exercisable over a three year period commencing on the closing date of the Offering at 150% of the Offering Price of the Units.


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED NOVEMBER 10, 1997


PROSPECTUS

                                2,500,000 UNITS

                                     [LOGO]
               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
          AND ONE THREE YEAR REDEEMABLE COMMON STOCK PURCHASE WARRANT
                             ---------------------

    Ontro, Inc. (the "Company") hereby offers units (the "Units"), each Unit consisting of one share of the Company's Common Stock, no par value (the "Common Shares"), and one three year redeemable Common Stock purchase warrant (the "Warrant(s)"). Until the completion of this offering (the "Offering") the Common Shares and the Warrants may only be purchased together as a Unit. The anticipated initial public offering price of the Units is between $5.00 and $6.00 per Unit ("Offering Price"), of which $.10 is the public offering price allocated to the Warrants. Upon completion of the Offering, the Common Shares and the Warrants will immediately trade separately, and the Units will not trade. Each Warrant entitles the holder to purchase one Common Share at an exercise price of 150% of the Offering Price of a Unit, until the date which is three years from the date of this Prospectus. The Warrants are redeemable at the option of the Company at $0.05 per Warrant following at least 30 days prior notice if the closing price of the Common Stock equals or exceeds 140% of the Offering Price for 20 consecutive trading days ending within the 30 days prior to the date the notice of redemption is given, and at such time as there is a current effective registration statement covering the Common Shares underlying the Warrants. Upon 30 days written notice to all holders of the affected class of Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Warrants. The Units, Common Shares and the Warrants offered hereby are collectively sometimes hereinafter referred to as the "Securities."


    Simultaneously with the Offering made hereby, the Company is registering 70,587 shares of outstanding Common Stock owned by three shareholders (the "Selling Security Holders") and the 70,587 shares of Common Stock underlying outstanding warrants held by the same shareholders (the "Security Holders' Warrants"). These shares may be resold from time to time in the future by the Selling Security Holders. The Security Holders' Warrants are identical to the Warrants included in the Units offered hereby. The Company has covenanted to



                                                     (COVER CONTINUED ON PAGE 3)


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
      AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
           SEE "RISK FACTORS" BEGINNING ON PAGE EIGHT AND "DILUTION."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                         UNDERWRITING
                                                 PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                  PUBLIC              COMMISSIONS(1)(2)           COMPANY(2)(3)
Per Unit...............................
Total..................................

                            ------------------------


                                                             (SEE NOTES, PAGE 3)


    The Securities are offered by several underwriters ("Underwriters"), subject to prior sale when, as, and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel, or modify the Offering and to reject any offer to purchase in whole or in part. It is expected that delivery of the certificates representing the Securities will be made against payment therefor at the offices of the Representative, 9701 Wilshire Boulevard, Ninth Floor, Beverly Hills, California 90212, or through the
facilities of Depository Trust Company, on or about            , 1997.

                       JOSEPH CHARLES & ASSOCIATES, INC.

               The date of this Prospectus is            , 1997.

                        INSIDE FRONT COVER--PHOTOGRAPHS


1.  BACKGROUND: BROWN ALL OVER BUT BOTTOM QUARTER OF PAGE.


2. LEFT SIDE OF PAGE: TEXT "PROPOSED DESIGN OF THE ONTRO SELF-HEATING CONTAINER" PHOTO OF ONTRO CONTAINER WITH HOT COFFEE LABEL BELOW TEXT.


3. RIGHT SIDE TOP HALF OF PAGE: PHOTO OF COMPANY OFFICES SHOWING FRONT OF BUILDING, ONTRO SIGN, AND ADDRESS. TEXT BELOW "ONTRO CORPORATE HEADQUARTERS LOCATED IN POWAY, CALIFORNIA".


4.  RIGHT SIDE CENTER OF PAGE: COMPANY LOGO


    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OR WARRANTS INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

(CONTINUED FROM COVER PAGE)



use its best efforts to keep the Registration Statement of which this Prospectus is a part effective in order to permit such resales, and it is expected that such resales will be made from time to time. Such resales are subject to prospectus delivery and other requirements of the Securities Act of 1933, as amended. The Company will not receive any proceeds from the market sales of the shares owned by the Selling Security Holders or the Common Stock underlying the Security Holders' Warrants, although it will receive the proceeds from the exercise of the Security Holders' Warrants. See "Concurrent Offering by Selling Security Holders."



    Prior to this Offering, there has been no public market for the Company's Securities, and there can be no assurance that such a market will develop or be sustained after this Offering. The Offering Price of the Units and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and Joseph Charles & Associates, Inc., the representative of the Underwriters (the "Representative"). The Offering Price does not necessarily bear any particular relationship to common valuation criteria such as assets, book value, performance or any other established criteria. For information regarding the factors considered in determining the Offering Price of the Units and the terms of the Warrants, see "Underwriting." The Company has applied to have the Common Shares and Warrants approved for listing on the American Stock Exchange, Inc. ("AMEX") under the symbols ONT and ONTW, respectively. The Units will not be traded on AMEX or elsewhere.


                                     NOTES


(1) Does not include additional compensation to be received by the Representative in the form of: (i) a 3% non-accountable expense allowance and (ii) the sale to the Representative for $250 of an option (the "Representative's Option") to purchase 250,000 Units (each Unit consisting of one Common Share and one Warrant) at a price of 120% of the Offering Price of the Units, exercisable over a period of four years, commencing one year from the date of this Prospectus. The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."


(2) Before deducting expenses of the Offering payable by the Company, estimated to be $807,500, including the Representative's non-accountable expense allowance.


(3) The Company and L.L. Knickerbocker Company, Inc. ("Knickerbocker") have granted the Underwriters an option (the "Over-allotment Option"), exercisable within 45 days from the date of this Prospectus, to purchase up to 375,000 Units on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. The Common Shares included in such additional Units will be offered by Knickerbocker and the Warrants included in such additional Units will be offered by the Company. If the Over-allotment Option is exercised in full, the total price to the public, Underwriting Discounts, and Proceeds to the Company with respect to the
    Securities sold by the Company will be $      , $       , and $     ,
    respectively and Knickerbocker will receive proceeds of $                  ,
    after payment of $       of Underwriting Discounts and Commissions. See
    "Underwriting."


                         ------------------------------

                           FORWARD-LOOKING STATEMENTS


    When included in this Prospectus, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. For a discussion of certain of such risks, see "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                            ------------------------

    As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its shareholders and the holders of the Securities with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law. The Company's fiscal year ends December 31.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL SHARE AND PER SHARE INFORMATION GIVES EFFECT TO A 28.12 FOR ONE STOCK SPLIT EFFECTED DECEMBER 31, 1996. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF: (I) THE OVER-ALLOTMENT OPTION; (II) ISSUANCE AND EXERCISE OF THE WARRANTS; (III) THE REPRESENTATIVE'S OPTION; OR (IV) OTHER OUTSTANDING WARRANTS AND OPTIONS.


                                  THE COMPANY

    Ontro, Inc. (the "Company" or "Ontro") is engaged in the research and development of integrated thermal containers. The Company has the rights to exploit a unique proprietary technology which it has incorporated into a proposed product line of fully contained self-heating beverage containers designed to heat liquid contents such as coffee, tea, hot chocolate, soups, and baby formula. These containers are similar to typical beverage containers in size and shape, and are activated by the consumer to heat the contents within a few minutes. The Company seeks to market its container technology to develop and expand a consumer market for remote and mobile heating of beverages and other products.

    The Company believes substantial market opportunities exist for the exploitation of the Company's integrated thermal container technology. The Company believes as society has become more mobile, demand has risen for remote heating of goods, and conventional heating sources do not supply truly remote consumption due primarily to inconvenience and the inability of consumers to access these sources in a mobile environment. The Company's self-heating containers are expected to meet the needs of consumers such as mothers requiring warmed baby formula, commuters, mobile professionals, sports enthusiasts and others without quick and convenient access to conventional heating sources.

    The Company intends to become a leading provider of integrated thermal containers and related technology to food, beverage and other manufacturers. The Company's principal strategies include:

    SUB-LICENSE AGREEMENTS WITH MAJOR FOOD, BEVERAGE AND CONTAINER COMPANIES

    The Company's principal marketing strategy is to target major food, beverage and container manufacturers for the sub-license of its integrated thermal container technologies. These manufacturers are expected to manufacture, label, fill, market and distribute containers under their own brand name or for third parties in exchange for providing the Company royalties and/or research and development and marketing assistance. Management believes this approach should allow the Company to access the manufacturing, marketing, name brand and distribution capabilities of potential licensees without the high overhead costs of plant, equipment and labor. The Company believes its integrated thermal containers could assist manufacturers in offering a value-added product to complement existing product lines and assist in expanding market share. To date, the Company has entered into an evaluation agreement with Nestle USA Inc. ("Nestle") and a distribution agreement with Knickerbocker (see below).

    STRATEGIC MANUFACTURING AND MARKETING

    Concurrently with seeking sub-license agreements, the Company plans to directly produce and market self-heating beverage containers to selected niche markets. The Company believes such manufacturing and marketing should provide substantial benefits including: (i) additional revenues to fund marketing efforts to major food, beverage and container companies as described above; (ii) demonstration of product feasibility and the manufacturing process; and (iii) providing evaluation units for use in conducting marketing and product feasibility studies by the Company and others. The Company plans to selectively market to customers and distributors whom the Company believes would not interfere with potential sub-licenses the Company intends to seek with major food and beverage container manufacturers. The

Company intends to use a portion of the net proceeds of this Offering to complete its development of a full-scale production facility.

    DEVELOP INTEGRATED THERMAL TECHNOLOGY FOR OTHER APPLICATIONS

    The Company plans to develop additional integrated thermal containers to further access the beverage market. The Company is designing a proprietary thermos-Registered Trademark- type container with insertable thermal cartridges, which would allow consumers to heat and re-heat an integrated thermal container filled by the consumer with the liquid of their choice. The Company is developing a disposable self-heating baby bottle, which could be pre-filled with baby formula and heated on demand. The Company's plans also include additional research and development into designs and potential uses of integrated thermal containers for medical, pharmaceutical, health and beauty products, as well as other potential industrial applications. The Company intends to utilize the expertise of its management and Advisory Board to identify market opportunities for its technology.

    The Company has entered into an evaluation agreement (the "Evaluation Agreement") with Nestle which allows Nestle an exclusive period to review the Company's designs and technology in order to determine Nestle's interest in acquiring rights for the commercial use of the Company's self-heating food and beverage containers. The Evaluation Agreement requires Nestle to cooperate with the Company in evaluating certain commercial uses and market for the Company's technology, and includes an obligation to pay for one-half of the cost of certain market research studies that are currently underway.

    The Company has also entered into a distributorship agreement with Knickerbocker, a marketer of specialty products. The Company and Knickerbocker are working to develop certain specialty lines of beverages which would utilize the Company's integrated thermal containers and be marketed by Knickerbocker.

    Ontro was incorporated in the State of California under the name Self Heating Container Corporation of California on November 8, 1994. The Company changed its name to Ontro, Inc. on December 31, 1996. The Company's offices are located at 12675 Danielson Court, Suite 401, Poway, California 92064, and its telephone number is (619) 486-7200.

                                  THE OFFERING

Securities Offered by the
 Company(1).......................  2,500,000 Units
Common Stock Outstanding Prior to
 this Offering(2).................  3,089,478 shares
Common Stock Outstanding After
 this Offering (3)................  5,589,478 shares
Use of Proceeds...................  The net proceeds of this Offering will be used for the following: acquiring manufacturing equipment, marketing,
                                    research and development, repayment of indebtedness,
                                    expansion of facilities, prepaid royalties, and working
                                    capital and general corporate purposes. The Company will
                                    not receive the proceeds, if any, from the sale of
                                    Common Shares underlying any Units sold on exercise of
                                    the Over-allotment Option. See "Use of Proceeds."
Proposed AMEX Symbols
  Common Shares...................  ONT
  Warrants........................  ONTW
Risk Factors......................  The Units offered hereby are speculative and involve a high degree of risk, as well as immediate substantial
                                    dilution. The Units should not be purchased by investors
                                    who cannot afford the loss of their entire investment.
                                    See "Risk Factors" and "Dilution."

------------------------------

(1) Until completion of the Offering, the Units may only be purchased on the basis of one Common Share and one Warrant per Unit. Upon completion of the Offering, the Common Shares and the Warrants will be immediately detachable and separately transferable. Each Warrant entitles the holder to purchase one Common Share at a price per share equal to 150% of the Offering Price until that date which is three years from the date of this Prospectus. The Warrants are redeemable at the option of the Company, at $.05 per Warrant, at any time upon 30 days prior written notice, if the closing price of the Common Shares, as reported by the principal exchange on which the Common Shares are quoted, equals or exceeds 140% of the Offering Price for 20 consecutive trading days within the 30 day period preceding the date of the notice of redemption and at such time as there is a current effective registration statement covering the Common Shares underlying the Warrants. Upon 30 days written notice to all holders of the Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Warrants. See "Description of Securities."

(2) Excludes shares issuable upon the exercise of options to purchase 1,379,506 shares of Common Stock outstanding as of the date of this Prospectus, and warrants to purchase 400,587 shares of Common Stock outstanding as of the date of this Prospectus.


(3) Excludes: (i) 2,500,000 shares reserved for issuance upon exercise of the Warrants; (ii) 375,000 shares issuable upon exercise of the Warrants included within the Over-allotment Option; (iii) 250,000 shares issuable upon exercise of the Representative's Option; (iv) 250,000 shares issuable upon exercise of the Representative's Warrants included in the Representative's Option; (v) 545,400 shares reserved for issuance under the Company's 1996 Omnibus Stock Plan (the "1996 Stock Plan"), of which options to acquire 113,000 shares of Common Stock have been granted prior to the date of this Prospectus; (vi) 1,266,506 shares underlying other outstanding options granted prior to the date of this Prospectus; and (vii) 400,587 shares reserved for issuance upon exercise of outstanding warrants issued prior to the date of this Prospectus. See "Risk Factors--Dilutive and Other Adverse Effects of Outstanding Options and Warrants," "Use of Proceeds," "Dilution," and "Underwriting."

                         SUMMARY FINANCIAL INFORMATION

    The Summary Financial Information set forth below should be read in conjunction with audited and unaudited financial statements included elsewhere herein.


                                   YEAR ENDED DECEMBER
                                           31,
                                  ---------------------
STATEMENT OF OPERATIONS DATA:       1995        1996
                                  ---------  ----------     NINE MONTHS         NINE MONTHS        FROM INCEPTION
                                                               ENDED               ENDED              THROUGH
                                                         SEPTEMBER 30, 1996  SEPTEMBER 30, 1997  SEPTEMBER 30, 1997
                                                         ------------------  ------------------  ------------------
                                                            (UNAUDITED)         (UNAUDITED)         (UNAUDITED)
Operating expenses:
  Marketing, general and
    administrative..............  $  94,500  $  830,400     $    399,700        $  1,127,700        $  2,064,900
  Research and
    development.................     67,900     235,900          231,200             402,000             705,800
  Compensation related to grant
    of stock options............     --         379,300          379,300              26,400             405,700
                                  ---------  ----------  ------------------  ------------------  ------------------
    Total operating
      expenses..................    162,400   1,445,600        1,010,200           1,556,100           3,176,400

  Interest expense..............      1,700      22,800           11,300             121,100             145,800
                                  ---------  ----------  ------------------  ------------------  ------------------
  Net loss(1)...................  $(164,100) $(1,468,400)    $ (1,021,500)      $ (1,677,200)       $ (3,322,200)
                                  ---------  ----------  ------------------  ------------------  ------------------
                                  ---------  ----------  ------------------  ------------------  ------------------
  Net loss per common
    share(1)....................  $   (0.07) $    (0.49)    $      (0.37)       $      (0.43)
                                  ---------  ----------  ------------------  ------------------
                                  ---------  ----------  ------------------  ------------------
  Weighted average common and
    common equivalent shares
    outstanding(1)..............  2,423,800   3,024,100        2,733,700           3,864,600
                                  ---------  ----------  ------------------  ------------------
                                  ---------  ----------  ------------------  ------------------



                                                                                   SEPTEMBER 30, 1997
                                                                        -----------------------------------------
                                                          DECEMBER 31,                               PRO FORMA
                                                              1996        ACTUAL    PRO FORMA(2)   AS ADJUSTED(3)
                                                          ------------  ----------  -------------  --------------
BALANCE SHEET DATA:
Working capital (deficiency)............................   $ (220,800)  $(1,504,300)  $(1,164,300)  $ 10,364,300

Total assets............................................      328,600      660,100     1,000,100      11,044,200

Notes payable (bridge loans)............................      110,000    1,245,000     1,245,000         --

Total liabilities.......................................      445,400    1,705,200     1,705,200         186,700

Deficit accumulated during the development stage........   (1,645,000)  (3,322,200)   (3,322,200)     (3,395,900)

Shareholders' equity (deficit)..........................     (116,800)  (1,045,100)     (705,100)     10,857,500


------------------------------


(1) See Note 2 of Notes to Financial Statements for information concerning the computation of net loss per common share and shares used in computing net loss per common share.



(2) Pro forma reflects the issuance of 83,407 shares of Common Stock and 70,587 warrants to purchase Common Stock during October 1997 for an aggregate consideration of $340,000 (the "Recent Issuances").



(3) Adjusted to reflect the Recent Issuances (Note 2 above) and the sale by the Company of the 2,500,000 Units offered hereby at an assumed Offering Price of $5.50 per Unit and the application of the estimated net proceeds therefrom of $11.6 million. The pro forma as adjusted also reflects the repayment of principal and interest (and related write-off of $73,700 of deferred financing costs) on bridge loans of $1,245,000, payment of deferred consulting fees of $57,500 and the repayment of equipment leases of approximately $145,000. See "Use of Proceeds," "Capitalization" and "Certain Transactions."

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY ANY INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS/HER ENTIRE INVESTMENT. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO ALL OF THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                      RISK FACTORS RELATING TO THE COMPANY

NO OPERATING REVENUES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES


    The Company has experienced operating losses in each fiscal period since its inception in 1994. As of September 30, 1997, the Company had a deficit accumulated in the development stage of approximately $3.3 million and a working capital deficiency of approximately $1.5 million. The Company expects to incur additional operating losses through at least 1998 and possibly thereafter. The Company has generated no revenues from operations. The development of the Company's integrated thermal containers will require the commitment of substantial resources in order to make it feasible for such containers to be sold, or for the underlying technology to be licensed to third parties, and/or for the Company to sell its proposed containers to distributors or others who may be responsible for the manufacture and marketing of the proposed containers, or to establish commercial scale manufacturing processes and facilities for such manufacturing, and to establish additional quality control, marketing, sales and administrative capabilities. There can be no assurance the Company will be successful in any of these endeavors. There can be no assurance the Company will enter into arrangements with third parties for product development and commercialization, or will successfully market or license any containers. To achieve profitable operations, the Company, alone or with others, must successfully develop, manufacture and market its proprietary containers or technologies. There can be no assurance the Company will be able to accomplish these tasks. Significant delays in any of these matters could have a material adverse impact on the Company's business, financial condition and results of operations.


GOING CONCERN ASSUMPTION


    The Company's independent auditors' report on the Company's financial statements at December 31, 1996 and for the years ended December 31, 1995 and 1996 contains an explanatory paragraph indicating the Company had recurring operating losses that raise substantial doubt about its ability to continue as a going concern. In addition, the Company had an accumulated deficit of approximately $3.3 million at September 30, 1997. The Company may require substantial additional funds in the future, and there can be no assurance that any independent auditors' report on the Company's future financial statements will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of its operations. The existence of the explanatory paragraph may materially adversely affect the Company's relationship with prospective customers and suppliers, and therefore could have a material adverse effect on the Company's business, financial condition and results of operations.


FUTURE CAPITAL REQUIREMENTS UNCERTAIN; NO ASSURANCE OF FUTURE FUNDING

    The Company will be required to make substantial expenditures to conduct existing and planned research and development, to manufacture or contract for the manufacture of, and to market its proposed containers. The net proceeds from this Offering are expected to be approximately $11.6 million at an assumed Offering Price of $5.50, assuming no exercise of the Over-allotment Option. In the absence of receiving the proceeds of this Offering, the Company anticipates its existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements only through the end of December 1997 at its anticipated level of operations. The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations (if any), the cost of the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates the proceeds of this Offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements for at least the next 18 to 24 months at its anticipated level of operations. However, the Company may seek additional funding during the next 24 months and could seek additional funding after such time. There can be no assurance any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the Units offered hereby. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its product development due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.


    The Company has no established bank financing arrangements, and it is not anticipated the Company will secure any bank financing in the foreseeable future. The Company intends to finance the development and marketing of its proposed containers through license agreements, distribution agreements, strategic alliances and other arrangements with third parties. There can be no assurance such license, distribution, marketing, strategic, or other collaborative arrangements will be obtained, or that additional funds will be available when needed, or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to relinquish rights to certain of its technologies or potential products the Company would not otherwise relinquish. The Company's future cash requirements will be affected by results of research and development, collaborative relationships, if any, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, and other factors. See "Use of Proceeds" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

EARLY STAGE OF DEVELOPMENT; ABSENCE OF PRODUCTS


    The Company is a development stage company. It has not completed the final development of any product and, accordingly, has not begun to market or generate revenues from operations. The Company's first anticipated commercial product is a self-heating beverage container which will require additional research and development, including further design improvements, testing, and marketing studies before it will likely be introduced in the marketplace. There can be no assurance the Company's research and development efforts will be successful, the self-heating beverage container or any of the Company's other potential products under development will be able to be manufactured at acceptable costs and quality standards. See "Business--Manufacturing and Production." The Company cannot predict with certainty when, if ever, it will begin to market the proposed self-heating beverage container or any other integrated thermal container it is developing, and currently does not expect them to be available to consumers prior to the end of 1998.



    While the Company believes it is in the final stages of completing development of its self-heating beverage container, significant additional work testing or verifying of different aspects of the containers is required before the prototypes will be ready for commercial production. Such aspects include, but are not limited to, the areas of seam failure, heat transfer, type of content issues, heating control, pasteurization, timing and temperature ranges, appearance, and packaging. The Company has identified certain unusual circumstances where the self-heating container could heat to unacceptably high levels and jeopardize the structural integrity of the container. The Company is currently researching the use of moderating agents to inhibit such potential reactions. The Company is also researching different compositions of the active ingredients to increase the predictability of the heating reaction and simplify the manufacturing process. There can be no assurance the Company will be successful in finalizing a commercially viable design for its proposed products. See "Business."


COMPLETE DEPENDENCE ON MARKET ACCEPTANCE OF INTEGRATED THERMAL CONTAINERS


    The Company has not yet commenced sales of its self-heating beverage container, which is currently the Company's only substantially developed product. The Company anticipates it will derive substantially all of its revenues from the sale of licenses of its integrated thermal container technology. Consequently, the Company is entirely dependent on the successful introduction and commercial acceptance of this technology. Unless and until such integrated thermal containers receive market acceptance, the Company will not likely have any material source of revenue. There can be no assurance that integrated thermal containers will achieve market acceptance. The Company's ability to license its technology or sell its containers will be substantially dependent on the results of certain market studies, and there can be no assurance the studies currently underway or to be conducted in the future will demonstrate the level of probable market acceptance sufficient to interest licensees and distributors to enter into agreements with the Company regarding its products and technologies. Although the Company has one distributor for its containers, commercial acceptance of its containers will require the Company to successfully establish sales through this and other distribution channels, of which there can be no assurance. Any such failure will likely have a material adverse effect on the Company's business, financial condition and results of operations. Failure of the Company's integrated thermal containers to achieve significant market acceptance will have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Overview."


NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE


    If the Company's proposed integrated thermal containers are commercially accepted, such markets are expected to be characterized by rapid technological advances, evolving industry standards, and frequent new product introductions and enhancements. The introduction by competitors of containers embodying new integrated thermal technologies and the emergence of industry standards could render the Company's containers currently under development obsolete or unmarketable. The Company's future success may depend upon its ability to keep pace with technological development and respond to evolving consumer demands. Failure by the Company to anticipate or respond adequately to technological developments or changes in consumer tastes, or significant delays in product development, could damage the Company's potential position in the marketplace and could result in less revenues and/or lack of profits. The Company may need to increase the size of its product development staff in the near term to meet these challenges. There can be no assurance the Company will be successful in hiring and training adequate product development personnel to meet its needs or that it will have the resources to do so. There can be no assurance the Company will be successful in developing and marketing its proposed containers, new products, or product enhancements, or will not experience significant delays in such endeavors in the future. Any failure to successfully develop and market its integrated thermal containers or other products and product enhancements could have a material adverse effect on the Company's financial condition, business, and results from operations. See "Business."


IHI LICENSE

    The Company has obtained all of the core technology for its integrated thermal containers through a license agreement (the "IHI License") with Insta-Heat, Inc. ("IHI"), an affiliated company which owns three issued patents and patents pending concerning IHI's thermal technologies. The IHI License grants the Company an exclusive worldwide license in perpetuity to manufacture, use, sell, and promote IHI's technology, and for all products developed in connection with the IHI technology. The IHI License grants the Company the right to sub-license the technology and to subcontract the manufacture of the licensed products. The IHI License requires minimum royalty payments of $50,000 per year and also requires additional royalty payments from the Company on the sale of products utilizing IHI technology subject to the Company achieving minimum annual net income after payment of the royalty and of all taxes of no less than $4 million. Upon achieving the required minimum net income, the IHI License requires royalty payments equal to the greater of: (i) 2% of the gross sales of integrated thermal containers and products developed in connection with it; or (ii) 1.5 cents per unit sold up to the first $30 million in sales by the Company. For sales in excess of $30 million, the IHI License requires royalty payments (subject to the same minimum income levels) equal to the greater of: (i) three percent of gross annual sales in excess of $30 million; or (ii) 1.5 cents per unit sold. Royalty payments are reduced at such time as IHI does not hold one or more patents or patent applications on the IHI technology. The Company is required to prosecute any patent infringements of the IHI technology and to defend any infringement claims brought in connection with the IHI technology. Prosecution of patent infringement claims and the defense of infringement claims could result in substantial costs to the Company. If the Company were unable to pay such costs, the Company could lose the rights to the IHI technology, which would likely have a material adverse impact on the business and financial condition of the Company. The IHI License may be terminated in the event the Company ceases its business, dissolves, liquidates, or on completion of any proceeding in bankruptcy or reorganization, or the appointment of a permanent receiver or trustee or any other proceeding under any law for the relief of debtors or on any assignment for the benefit of the Company's creditors. If the IHI License were terminated, the Company would lose all of its rights to the IHI technology. The IHI License provides an option to the Company to purchase all of the IHI technology and terminate the IHI License. However this option requires the Company pay IHI $3 million and is only available through December 31, 2000, including a one year right to extend upon the payment of $100,000. See "Business--License Agreement with Insta-Heat, Inc."


CONFLICTS OF INTEREST

    IHI has licensed its integrated thermal container technology and related technology to the Company pursuant to the IHI License. Messrs. Berntsen and Scudder, co-founders, officers, directors, and significant shareholders of the Company are also co-founders, officers, directors, and significant shareholders of IHI. The Board of Directors of IHI is comprised of Messrs. Scudder, Berntsen, and their spouses. The Company and IHI currently have substantially similar shareholders. These relationships raise substantial potential conflicts of interest with regard to the development, licensing, marketing, and sale of the IHI technology by the Company, as well as conflicts of interest in the interpretation of the terms and conditions of the IHI License. The interests of IHI may conflict with the interests of the Company in certain instances regarding the IHI technology, including if the Company were unable to comply with the terms of the IHI License. The directors of IHI may have fiduciary obligations to IHI, which may influence them to take actions which are contrary to the interests of the Company, and which could result in material adverse consequences to the business, financial condition, and results of operations of the Company. In the event of termination of the IHI License, the Company would lose all of the technology relating to the integrated thermal process it is currently developing, which would have a material adverse impact on the financial condition, business, and results of operations of the Company. See "Business--License Agreement with Insta-Heat, Inc."

    IHI and the Company are both California corporations and are subject to California law. California law requires transactions between corporations with interested directors either be approved by the shareholders or by an independent board of directors, and the transaction must also be just and reasonable. If these conditions are not met, the person asserting the validity of the transaction must prove the transaction is just and reasonable to the corporation. The IHI License was approved by the shareholders of both IHI and the Company. Any future material amendments to the IHI License will require that the Company and IHI comply with these requirements of California law.

PATENTS AND PROPRIETARY RIGHTS

    The Company's success will depend, in large part, on IHI's or the Company's ability to obtain patent protection for the proposed containers, both in the United States and in foreign countries. IHI currently has three patents issued, and one additional patent application pending in the United States. There have been foreign counterparts to certain of these applications filed in other countries on behalf of IHI. The Company intends to support IHI in filing additional applications as appropriate for patents covering one or more proposed containers and related processes. There can be no assurance patents will issue from any of the pending applications, or for patents that have been issued or may be issued, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance any patents issued to IHI or to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide adequate proprietary protection to IHI or to the Company. In addition, any patents obtained by IHI or by the Company will be of limited duration. All United States patents issuing from patent applications filed June 8, 1995 or thereafter will have a term of 20 years from the date of filing. All United States patents in force before June 8, 1995 will have a term of the longer of: (i) 17 years from the date of issuance; or (ii) 20 years from the date of filing. All United States patents issuing from patent applications applied for before June 8, 1995 will have a term equal to the longer of: (i) 17 years from the date of issuance; or (ii) 20 years from the date of filing. All United States design patents have a 14 year life from the date of issuance.

    The commercial success of the Company may also depend upon avoiding infringing on patents issued to competitors, and upon maintaining the IHI License. If competitors prepare and file patent applications in the United States that claim technology also claimed by IHI, the Company, in accordance with the requirements of the IHI License, may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office ("PTO") to determine the priority of invention, which could result in substantial cost, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, and could require the Company to license disputed rights from third parties or cease using all or part of the licensed technology. The Company is aware of U.S. patents issued to third parties that broadly claim self-heating technology similar to the IHI's. Although the Company believes its current activities do not infringe on these patents, there can be no assurance the Company's belief would be affirmed in any infringement litigation over the patents, or that the Company's future technological developments would be outside the scope of these patents. A U.S. patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors in the PTO. Further, U.S. patents do not provide any remedies for infringement that occurred before the patent is granted.

    The Company also attempts to protect its proprietary and its licensed technology and processes by seeking to obtain confidentiality agreements with its contractors, consultants, employees, potential collaborative partners, licensees, licensors and others. There can be no assurance these agreements will adequately protect the Company, will not be breached, the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. This approach could increase the risk to the Company which may not be able to protect its proprietary and licensed technology.

    There can be no assurance others will not independently develop similar or more advanced technologies or designs around aspects of IHI's technology which may be patented, or duplicate IHI's or the Company's trade secrets. In some cases, the Company may rely on trade secrets to protect IHI's or its inventions. There can be no assurance trade secrets will be established, secrecy obligations will be honored, or that others will not independently develop similar or superior technology. To the extent consultants, key employees, or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information, which may not be resolved in favor of the Company. See "Business--Patents and Proprietary Technology" and "Management."

LIMITED MANUFACTURING FACILITIES; PROBABLE SIGNIFICANT DEPENDENCE ON
  SUB-LICENSEES FOR MANUFACTURE, MARKETING, AND SALE OF PROPOSED PRODUCTS

    The Company's strategy is to sub-license its integrated thermal technologies to major food, beverage, and container companies. The Company anticipates requiring such companies to be responsible for the manufacture, marketing, and sale of the overwhelming majority of the Company's proposed containers. With the proceeds of this Offering, the Company intends to purchase equipment which will enable it to manufacture self-heating beverage containers for testing and marketing studies, and to sell limited quantities of certain self-heating containers to distributors or other customers. The Company intends to require most of its distributors and other customers to manufacture and market the containers they purchase or sub-license, or to contract for the manufacture, marketing, and distribution of the containers. There can be no assurance the Company will enter into satisfactory license agreements with any parties for the manufacture, marketing, or sale of its integrated thermal containers; such licenses, if any, will result in revenues to the Company; the Company will enter into any agreements with distributors or others for the manufacture, marketing, or sale of its proposed containers, or that parties who do enter into such agreements will perform adequately. In the event the Company is unable to license its technology to third parties or is unable to require third parties to manufacture, market, and sell substantial quantities of its proposed containers, the Company could be required to develop adequate manufacturing facilities to fulfill any demand for its containers. The development of such facilities could require additional capital, personnel, and other resources beyond any available from the proceeds of this Offering. There can be no assurance the Company will be able to successfully establish such manufacturing operations or obtain any additional capital.

PROBABLE DEPENDENCE ON OUTSIDE PARTIES FOR MARKETING AND DISTRIBUTION

    If the Company is successful in completing the development of its proposed integrated thermal containers the Company intends to primarily market its proposed products through contractual arrangements with others such as sub-licensing, distribution or similar collaborative agreements. This may result in a lack of control by the Company over some or all of the material marketing and distribution aspects of its potential products. There can be no assurance the Company will be able to maintain the quality of its products when they are manufactured by unrelated parties. Any significant quality control problems could result in excessive recalls, increased product liability exposure, and reduced market acceptance.

    There can be no assurance the Company will enter into any marketing and related arrangements on terms acceptable to the Company, or that any marketing efforts undertaken on behalf of the Company by third parties will be successful. The inability of the Company to license its products to others for their distribution, or inadequacy of such licensees' distribution, or the inability of the Company to enter into distributorship or similar agreements to market products produced by the Company would likely have a material adverse impact on the ability of the Company to market its products.

    The Company may, in the future, determine to directly market certain of its proposed containers. The Company has a limited marketing budget and resources. Additional capital expenditures and management resources would be required to develop more complete marketing and distribution capabilities. In the event the Company elects to engage in broader or more direct marketing activities, there can be no assurance the Company will be able to obtain the requisite funds, or attract and retain the human and other resources necessary to successfully expand its marketing plans for any of its potential products. See "Business--Marketing."

    The Company's future growth and profitability is expected to depend, in large part, on the success of its licensees, sub-licensees and distributors, if any, and others who may participate in marketing efforts on behalf of the Company. Success in marketing the Company's containers will be substantially dependent on educating the targeted markets as to the distinctive characteristics and perceived benefits of the Company's proposed containers.

COMPETITION


    The Company believes competition among marketers of self-heating beverage containers will be based primarily on price, product safety, ease of use, quality, product recognition, access to distribution channels, product innovation, and packaging. The competitive position of the Company will in part depend on the ability of the Company to remain current in plastics manufacturing technology and to anticipate innovations in integrated thermal container technology, as well as changes in consumer preferences. If the Company's integrated thermal containers are successfully received in the market, increased competition is probable. Increased competition is likely to result in price reductions, reduced operating margins, and loss of market share, any of which could materially and adversely affect the Company's business, operating results, and financial condition. There can be no assurance the Company will be able to compete successfully, keep pace with technological developments, or have sufficient funds to invest in new technologies, products, or processes.


    There also can be no assurance companies in the food and beverage or container industry, or other companies, will not enter the market for integrated thermal containers with products that are superior to, less expensive, or which achieve greater market acceptance than the Company's proposed containers. The majority of food and beverage and container manufacturers are substantially larger and more diversified than the Company; have substantially greater financial and marketing resources than the Company; have greater name recognition and distribution channels than the Company; and may have the ability to develop competitively priced integrated thermal containers.

DEPENDENCE UPON KEY PERSONNEL


    The Company's success in developing marketable containers and achieving a competitive position will depend, in large part, on its ability to attract and retain qualified management personnel, and in particular to retain Mr. Scudder and Mr. Berntsen. The proprietary technology which has been licensed to the Company by IHI was primarily developed by Mr. Scudder and Mr. Berntsen. Messrs. Scudder and Berntsen have entered into employment agreements obligating them to provide services to the Company through August 1999. The loss of either of these individuals could have a material adverse impact on the business and operations of the Company. The Company maintains life insurance policies on Messrs. Scudder and Berntsen, but no assurance can be given that the proceeds from any such policy will be adequate to offset the loss of their services. The Company will need to hire additional management, administrative and engineering personnel in the next year to meet its plans. Competition for such personnel is intense and no assurance can be given that the Company will be able to hire and/or retain adequate personnel. The Company's potential growth and any expansion into areas and activities requiring additional expertise, such as expanded programs for manufacturing and marketing, would be expected to place increased demands on the Company's human resources. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could have a material adverse effect on the Company's prospects for success. In addition, the Company relies on consultants and advisors to assist the Company from time to time in reviewing its marketing, management, research and development strategies. Most if not all of the Company's consultants and advisors are self-employed or are employees of other companies, and may have commitments to, or consulting or advisory contracts with, more than one other entity that may affect their ability to contribute to the Company. See "Management."

EXPOSURE TO FLUCTUATIONS IN RESIN PRICES AND SUPPLY


    Upon receipt of the proceeds from this Offering, the Company intends to manufacture certain parts of the proposed integrated thermal containers using plastic resins. The Company does not currently have agreements with any raw material suppliers, including suppliers of resins. After this Offering, the Company intends to enter into agreements with resin and other raw material suppliers. There can be no assurance the Company will obtain supply agreements on acceptable terms and conditions. Since plastic resin is anticipated to be a principal component in the Company's proposed containers, the Company's financial performance could become materially dependent on its ability, and the ability of its licensees and/or distributors, if any, to acquire resin in acceptable amounts and at acceptable costs, and to pass resin price increases on to its future customers through contractual agreements or otherwise. The capacity, supply, and demand for plastic resins and the petrochemical intermediates from which they are produced are subject to cyclical price fluctuations, including those arising from supply shortages. There can be no assurance a significant increase in resin prices or a shortage of supply would not have a material adverse impact on the business, financial condition, and results from operations of the Company. See "Business-- Raw Materials and Suppliers."


SUPPLY OF RAW MATERIALS; DEPENDENCE ON SINGLE SOURCE SUPPLIERS

    The Company does not have agreements with the suppliers of any of its raw materials. The Company currently obtains certain self-heating beverage container components from single source suppliers. Specifically, the outside container and the activating device (button) for the beverage container are supplied by Johnson Controls, Inc. and Complex Tool & Mold, respectively. The Company intends to purchase equipment with the proceeds of this Offering to manufacture the outside container to provide an alternative supply source to Johnson Controls, Inc. Although the Company is also currently dependent on Complex Tool & Mold as the sole source of supply for one of its proprietary components, the Company believes this component can be obtained from numerous suppliers and as a result thereof the Company believes it is not materially dependent upon any single source for any of its raw materials. Until such time as the Company manufactures the outside container, locates a second source of supply for the container and the activating device (button), there can be no assurance the Company will be able to procure or substitute such components without a significant interruption in its supply of component parts. The failure or delay by any supplier to furnish the Company with these component parts could have a material adverse effect on the Company's business, financial condition, and results from operations.

ENVIRONMENTAL MATTERS

    Federal, state, and local governments or regulatory agencies could enact laws or regulations concerning environmental matters that may increase the cost of producing, or otherwise adversely affect the demand for plastic products such as those proposed by the Company. A decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon the Company's business, financial condition, and results of operations. In addition, certain of the Company's operations are subject to federal, state, and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water, and establish standards for the treatment, storage, and disposal of solid and hazardous wastes. While the Company has not been required, in its limited history of assembling integrated thermal containers, to make significant capital expenditures in order to comply with applicable environmental laws and regulations, the Company may have to make substantial future capital expenditures due to changing compliance standards and environmental technology. Furthermore, unknown contamination of sites currently or formerly owned or operated by the Company (including contamination caused by prior owners and operators of such sites) and off-site disposal of hazardous substances may give rise to additional compliance costs.

    In addition the principal components of the Company's products are made from plastic. Although the Company's products use all recyclable plastics they cannot generally be recycled into the same component parts, and there are likely fewer potential uses for the recycled plastic used in the Company's products than there were for the original raw materials. Therefore the Company would be expected to be contributing to an increasing supply of plastic needing to be recycled into fewer uses or simply an increasing amount of plastic, which although recyclable, may not be recycled. Similar factors have been the source of increasing environmental concern by some and increasing legislative and regulatory activity. The Company cannot predict the nature of future legislation, regulation or liability exposure which may evolve from these environmental concerns or the adverse impact it may have on the Company. The Company does not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future. See "Business--Environmental Matters and Government Regulation."


LIABILITY INSURANCE

    The Company's proposed containers expose it to possible product liability claims if, among other things, the use of its proposed containers results in personal injury, death or property damage. There can be no assurance the Company will have sufficient resources to satisfy any liability resulting from such claims or will be able to cause its customers to indemnify or insure the Company against such claims. The Company intends to obtain product liability insurance prior to the commencement of commercial shipment of its products. There can be no assurance such insurance coverage will be adequate in terms and scope to protect the Company against material adverse effects in the event of a successful claim, or that such insurance will be renewed, or the Company will be able to acquire additional coverage when it deems it desirable to do so.

                     RISK FACTORS RELATING TO THIS OFFERING

IMMEDIATE AND SUBSTANTIAL DILUTION


    An investor in this Offering will experience immediate and substantial dilution of approximately $3.56, or 65%, per share between the adjusted pro forma net tangible book value per share after the Offering and an assumed Offering Price of $5.50 per Unit. To the extent that any Warrants, options or other securities convertible into shares of Common Stock currently outstanding or subsequently granted to purchase shares of Common Stock are exercisable at a price less than the net tangible book value per share following the Offering, there will be further dilution upon the exercise of such securities. See "Dilution" and "Description of Securities."


CONTROL BY PRESENT SHAREHOLDERS; POSSIBLE DEPRESSIVE EFFECT ON THE COMPANY'S
  SECURITIES


    Without consideration of the Warrants, the Representative's Option, the Over-allotment Option, or other outstanding options and warrants; the Company's present shareholders will own 3,089,478 shares of Common Stock upon the completion of this Offering, representing approximately 55.3% of the Company's outstanding shares of Common Stock. The Company's officers and directors currently own 1,893,870 of the 3,089,478 outstanding shares representing 61.3% of the currently outstanding Common Stock. The Company's officers and directors also have the right to acquire an additional 138,000 shares of Common Stock, which are reserved for issuance upon the exercise of existing options. Accordingly, without consideration of the Warrants, the Representative's Option, the Over-allotment Option, or other outstanding options and warrants; if the Company's officers and directors exercised all of the options they currently hold, they could own up to 63.0% of the Company's outstanding Common Stock before this Offering, and 35.5% of the Company's outstanding Common Stock after this Offering. The price range for the officers' and directors' options is $1.00 to $5.00 per share. Even after this Offering, the Company's present shareholders will be able to elect a majority of the Company's directors and otherwise control the Company's operations. Also, the concentration of ownership by the Company's officers and directors may discourage potential acquirors from seeking control of the Company through the purchase of Common Stock, and this possibility could have a depressive effect on the price of the Company's Securities. See "Principal Shareholders" and "Description of Securities."

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

    Purchasers of Units will only be able to exercise the Warrants if a current prospectus under the Securities Act relating to the shares underlying the Warrants is then in effect, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the shares underlying the Warrants, there can be no assurance the Company will be able to do so. The Warrants may have a lower value if such securities are not qualified, or exempt from qualification in the states in which the holders of Warrants reside, and may have no value if a current prospectus, covering the shares issuable upon the exercise of the Warrants, is not kept effective. See "Description of Securities--Warrants."

DILUTIVE AND OTHER ADVERSE EFFECTS OF OUTSTANDING OPTIONS AND WARRANTS


    Under the terms of the Warrants, the Representative's Option, options issued under the Company's 1996 Stock Plan, the Over-allotment Option, and other outstanding options and warrants, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interests of the other shareholders. The terms on which the Company may obtain additional financing may be adversely affected by the existence of such options and warrants. For example, the holders of the Warrants could exercise them at a time when the Company was attempting to obtain additional capital through a new offering of securities on terms more favorable than those provided by the Warrants. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Underwriting," "Description of Securities," and "Shares Eligible for Future Sale."


ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

    The Offering Price of the Units and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Representative and do not bear any relationship to any established valuation criteria such as assets, book value, or prospective earnings. The market prices for securities of emerging and development stage companies have historically been volatile. Future announcements concerning the Company or its competitors, including the results of testing, technological innovations or new commercial products, government regulations, developments concerning proprietary rights, litigation or public concern as to safety of potential containers developed by the Company or others, may have a significant impact on the market price of the Company's Securities. See "Underwriting."

POSSIBLE DEPRESSIVE EFFECT ON PRICE OF SECURITIES OF FUTURE SALES OF COMMON
  STOCK

    The sale or other disposition of much of the currently outstanding shares of Common Stock is restricted by the Securities Act. Unless such sale is registered, these shares may only be sold in compliance with Rule 144 promulgated under the Securities Act or some other exemption from registration thereunder. For a description of the conditions under which shares may be sold pursuant to Rule 144, see "Shares Eligible for Future Sale." Actual sales or the prospect of sales of Common Stock under Rule 144 or otherwise in the future may depress the prices of the Securities or any market that may develop, and may also make it difficult for investors herein to sell the Securities. All officers and directors and substantially all shareholders have agreed not to offer, sell, assign, transfer, pledge or otherwise hypothecate without the Representative's prior written consent, any of his/her securities of the Company for a period of 12 months from the date of this Prospectus. The sale or availability for sale of substantial amounts of Common Stock in the public market after this Offering could adversely affect the prevailing market price of the Securities and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Description of Securities," "Shares Eligible for Future Sale," and "Underwriting."

POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK

    The Company's Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms, and all other rights, preferences and privileges with respect to any series of preferred stock. The issuance of any series of preferred stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could be used by the Board of Directors as a means to prevent a change in control of the Company. Future issuances of preferred stock may provide for dividends, certain preferences in liquidation, as well as conversion rights. Such preferred stock issuances could make the possible takeover of the Company, or the removal of management of the Company, more difficult. The issuance of such preferred stock could discourage hostile bids for control of the Company in which shareholders could receive premiums for their Common Stock or Warrants, could adversely affect the voting and other rights of the holders of the Common Stock, or could depress the market price of the Common Stock or Warrants.

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

    Each Warrant will entitle the holder to purchase one Common Share at an exercise price equal to 150% of the Offering Price commencing from the effective date of the Registration Statement ("Effective Date"). The Warrants are redeemable by the Company for $.05 per Warrant at any time after the Common Shares and Warrants become separately tradable. To redeem the Warrants the Company must provide at least 30 days prior written notice, and may only provide such notice after the closing price of the Common Stock has for 20 consecutive trading days within the 30 day period preceding the date of the notice of redemption equaled or exceeded 140% of the Offering Price. In the event the Company exercises its right to redeem the Warrants, a holder would be forced:
(i) to exercise the Warrant within the period of the notice of redemption, which could occur at a time when it may be disadvantageous for them to do so; (ii) to sell the Warrants at the then current market price, which could be at a time the holder might otherwise wish to hold them; or (iii) to accept the redemption price which will likely be substantially less than the market value of the Warrants at the time of redemption. The Company may elect to call all of the Warrants for redemption as soon as the trading price of its Common Stock meets the minimum amount for the specified number of days, provided it is one year from the Effective Date, or such earlier date as may be determined by the Representative, and a current Prospectus relating to the Common Shares underlying such Warrants is then in effect. See "Description of Securities--Warrants."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

    Although the Company has tentatively allocated the net proceeds from this Offering for various uses, the projected expenditures are estimates and approximations only and do not represent firm commitments of the Company. Accordingly, the Company's management will retain broad discretion in the use of these funds. In the event the Company's plans change, or if the proceeds of this Offering or cash flow otherwise prove to be insufficient to fund operations, the Company may find it necessary or advisable to reallocate some or all of the proceeds from the Offering or may be required to seek additional financing or curtail its product development activities. There can be no assurance any additional financing will be available to the Company or that any available financing will be on commercially reasonable terms. See "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS; LIMITATION ON VOTING RIGHTS


    The Company's Amended and Restated Articles of Incorporation ("Articles") and its Bylaws contain provisions that may make it more difficult to acquire control of the Company by means of tender offer, over-the-counter purchases, a proxy fight, or otherwise. The Articles also include provisions restricting shareholder voting rights. The Company's Articles include a provision prohibiting action by written consent of the shareholders. The Company's Articles provide that certain provisions of the Articles may only be amended by a vote of 66 2/3% of the shareholders. The Company's Articles also require that shareholders give advance notice to the Company of any nomination for election to the Board of Directors, or other business to be brought at any shareholders' meeting. This provision makes it more difficult for shareholders to nominate candidates to the Board of Directors who are not supported by management. In addition, the Articles require advance notice for shareholder proposals to be brought before a meeting of shareholders and requires the notice to specify certain information regarding the shareholder and the proposal. This provision makes it more difficult to implement shareholder proposals even if a majority of shareholders are in support thereof. Each of these provisions may also have the effect of deterring hostile take-overs or delaying changes in control or management of the Company. In addition, the indemnification provisions of the Company's Articles and Bylaws may represent a conflict of interest between management and the shareholders since officers and directors may be indemnified prior to any judicial determinations as to their conduct. The Articles provide that the shareholders' right to cumulative voting will terminate automatically when the Company's shares are listed on either the New York Stock Exchange ("NYSE") or the American Stock Exchange, or alternatively when the Company's shares are qualified for trading as a National Market System ("NMS") security on the Nasdaq Stock Market ("Nasdaq"), and the Company has at least 800 shareholders as of the record date for the most recent meeting of shareholders. Upon consummation of this Offering, the Common Shares are anticipated to be listed on AMEX. Therefore, cumulative voting will likely terminate following consummation of this Offering. When and if the Company so qualifies, the absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.



    The Company's Articles also include a provision ("Fair Price Provision") requiring the approval of the holders of 66 2/3% of the Company's voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of the Company's voting stock (an "Interested Shareholder"), except in cases where the continuing directors approve the transaction or certain minimum price criteria and other procedural requirements are met. A "Continuing Director" is a director who is not affiliated with an Interested Shareholder and was elected prior to the time such Interested Shareholder became an Interested Shareholder, or any successor chosen by a majority of the Continuing Directors. The minimum price criteria generally require that, in a transaction in which shareholders are to receive payments, holders of Common Stock must receive a value equal to the highest price of: (i) the price paid by the Interested Shareholder for Common Stock during the prior two years; (ii) the Fair Market Value (as defined) at the time; or (iii) the amount paid in the transaction in which such person became an Interested Shareholder. In addition, such payment must be made in cash or in the type of consideration paid by the Interested Shareholder for the greatest portion of the Interested Shareholder's shares. The Company's Board of Directors believes the Fair Price Provision will help assure similar treatment for all of the Company's shareholders if certain kinds of business combinations are effected. However, the Fair Price Provision may make it more difficult to accomplish certain transactions potentially beneficial to shareholders, but opposed by the incumbent Board of Directors.


    The Company's Articles provide for a classified Board of Directors to automatically become effective when the Company's shares are listed on either the New York Stock Exchange or the American Stock Exchange, or alternatively when shares of Common Stock of the Company are qualified for trading as a NMS security, and the Company has at least 800 shareholders as of the record date for the most recent meeting of shareholders. The classified Board of Directors provisions, when and if effective, divide the Board of Directors into two or more classes of directors serving staggered two-year terms, with one director to be elected at each annual meeting of shareholders. The classification of directors extends the time required to change the composition of the Board of Directors. Upon consummation of this Offering, the Common Shares and Warrants are anticipated to be listed on the American Stock Exchange which will result in a classified Board of Directors. See "Description of Securities--Possible Anti-Takeover Effect of Certain Provisions of the Company's Articles of Incorporation."

NO ASSURANCE OF PUBLIC MARKET

    Prior to this Offering, there has been no public trading market of the securities of the Company. There can be no assurance a regular trading market for the Common Shares and Warrants will develop after this Offering or, if developed, it will be sustained.

NO DIVIDENDS

    The Company has never paid cash or other dividends on its Common Stock. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business, and therefore, it does not expect to pay any cash dividends in the foreseeable future. See "Dividend Policy."

POSSIBLE DELISTING OF SECURITIES FROM THE AMEX AND POSSIBLE MARKET ILLIQUIDITY


    While the Company expects the Common Shares and Warrants will be included for initial listing on the AMEX there can be no assurance the Company will meet the criteria for continued listing of the Securities on AMEX. Based on existing listing criteria, an AMEX listing will generally require the Company to have a minimum public distribution of 500,000 shares of Common Stock with a minimum of 800 public holders or a minimum distribution of 1,000,000 shares with a minimum of 400 public holders, a minimum market price of $3.00 per share, shareholders' equity of $4,000,000 and aggregate market value of publicly held shares of $15,000,000. AMEX has adopted a number of alternative and additional criteria for listing and there is no assurance the Company will be successful in obtaining a listing or in maintaining its listing, if granted. In the event the Company is either unsuccessful in obtaining an initial listing or is thereafter delisted for any reason, investors would likely find it more difficult to dispose of the Securities, or to obtain accurate quotations as to their value.


DISCLOSURES RELATING TO LOW PRICED STOCKS; POSSIBLE RESTRICTIONS ON RESALE OF
  LOW PRICED STOCKS AND ON BROKER-DEALER SALES; POSSIBLE ADVERSE EFFECT OF "PENNY STOCK" RULES ON LIQUIDITY FOR THE COMPANY'S SECURITIES

    If the Securities were delisted from the AMEX (see "Possible Delisting of Securities from AMEX and Possible Market Illiquidity" above) at a time when the Company had net tangible assets of $2,000,000 or less, further transactions in the Securities would become subject to Rule 15g-9 under the Securities Exchange Act of 1934 (the "Exchange Act"). Rule 15g-9 imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually, or $300,000 together with their spouses). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, this Rule could affect the ability of broker-dealers to sell the Securities, and may affect the ability of purchasers in this Offering to sell any of the Securities acquired hereby in the secondary market.

    The Commission has adopted regulations which generally define a "penny stock" to be any security of a company that has a market price (as therein defined) less than $5.00 per share, or with an exercise price of less than $5.00 per share subject to certain exceptions, and which is not traded on any exchange or quoted on Nasdaq. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery of a risk disclosure document relating to the penny stock market prior to a transaction in a penny stock. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

    The foregoing restrictions will not apply to the Securities if the Securities are listed on AMEX or another exchange or on Nasdaq, and have certain price and volume information provided on a current and continuing basis, or if the Company meets certain minimum net tangible asset requirements, or certain average annual revenue criteria over specific periods. There can be no assurance the Securities will continue to qualify for exemption from these restrictions. If the Securities were subject to these restrictions, the market liquidity for the Securities could be materially and adversely affected.

CONTRACTUAL OBLIGATIONS TO REPRESENTATIVE


    The Underwriting Agreement with the Representative provides for the Company's continuing involvement with the Representative after the Offering, including: (i) the Company's agreement to retain the Representative as a consultant for two years from the date of this Prospectus for a fee of $3,000 per month; (ii) the Company's agreement to allow the Representative to nominate one director or to designate a consultant to the Board of Directors for a period of four years from the date of this Prospectus; (iii) the Company's agreement to appoint the Representative as Warrant solicitation agent and to pay a fee for such services equal to two percent of the exercise price of Warrant exercises solicited by the Representative; and (iv) the grant to the Representative of an option to purchase 250,000 Units at an exercise price of 120% of the Offering Price. The ongoing fees to be paid to the Representative will reduce the amount of working capital available for other purposes. See "Underwriting." In addition, pursuant to a warrant agreement between the Company and the Representative, the holders of the Representative's Option have the right, for a period of five years, to require the registration under the Securities Act, at the Company's expense, of the Common Shares and Warrants issuable upon exercise of the Representative's Option and of the Common Shares issuable upon exercise of the Warrants included therein, as well as certain "piggyback" registration rights. The cost to the Company of effecting a demand registration may be substantial. See "Description of Securities--Representative's Option."


    To the extent the Representative elects to effect transactions in the Company's Common Shares and Warrants, the Representative may exert a dominating influence on the market for such Common Shares and Warrants. Such market making activity may be discontinued at any time. In the event the Representative elects or is forced to discontinue such activity following the completion of the Offering, the price and liquidity of the Common Shares and Warrants may be materially adversely affected. Further, as a result of the Representative's role as a Warrant solicitation agent, unless granted an exemption by the Commission from its rules, the Representative may be prohibited from engaging in any market making activities with regard to the Company's Securities for the period from one to five business days prior to any solicitation by the Representative of the exercise of the Warrants until the later of: (i) termination of such solicitation activity; or (ii) the termination, by waiver or otherwise, of any right that the Representative may have to receive a fee for the exercise of the Warrants following the solicitation. As a result, the Representative may be unable to continue to provide a market for the Company's Securities under certain periods while the Warrants are exercisable. See "Underwriting."

                                USE OF PROCEEDS


    The Company estimates the net proceeds from the sale of the 2,500,000 Units offered hereby will be approximately $11.6 million, assuming an Offering Price of $5.50 per Unit, and after deducting underwriting discounts and commissions of $1,306,300 and other expenses of this Offering estimated to be approximately $807,500 (which includes the Representative's non-accountable expense allowance). The Company intends to use the proceeds substantially as follows:



                                                                                    APPROXIMATE
                                                                 APPROXIMATE     PERCENTAGE OF NET
APPLICATION OF PROCEEDS                                         DOLLAR AMOUNT        PROCEEDS
--------------------------------------------------------------  --------------  -------------------
Acquisition of manufacturing equipment........................   $  3,250,000               28%
Marketing.....................................................      2,000,000               17
Research and development......................................      1,500,000               13
Repayment of certain loans and deferred consulting fees(1)....      1,566,000               14
Expansion of facilities(2)....................................        750,000                6
Prepaid royalties(3)..........................................        250,000                2
Working capital and general corporate purposes................      2,320,000               20
                                                                --------------             ---
                                                                 $ 11,636,000              100%
                                                                --------------             ---
                                                                --------------             ---


------------------------

(1) Includes repayment of principal and accrued interest on certain loans in the original principal amount of $1,245,000 (the "Bridge Loans"), and payment of deferred consulting fees to one consultant in the amount of $72,000 as of November 1, 1997, increasing at the rate of $5,000 per month thereafter. The Bridge Loans all provide for accruing interest at 10% per annum, with all interest and principal due upon the earlier to occur of five business days after completion of this Offering, or 25 months. The Bridge Loans were issued between December 1996 and May 1997. One Bridge Loan contains a provision which allows the Company to convert the amount owed to Common Stock based on a purchase price of one half of the Offering Price. The amount shown above also includes repayment of equipment leases guaranteed by certain officers and directors of the Company in the approximate amount of $145,000. See "Certain Transactions."


(2) The Company has entered into a lease in order to relocate its facilities to an approximately 28,400 square foot single user building presently under construction. Includes the Company's estimate of costs to conform the building to its requirements.

(3) Five year prepayment of minimum royalty due pursuant to IHI License.


    The estimates shown above exclude any proceeds from exercise of any of the Warrants, the Representative's Option, the Over-allotment Option, and other outstanding options and warrants to acquire the Common Stock of the Company. The Common Shares included in all Units purchased pursuant to exercise of the Over-allotment Option will be sold by Knickerbocker and the Company will not receive any of the proceeds from the sale of such Common Shares. The Company will receive the proceeds from the sale of the Warrants included in all Units purchased pursuant to exercise of the Over-allotment Option. The net proceeds, if any, from the exercise of the Warrants, the Representative's Option or other outstanding options and warrants will be added to working capital.


    The Company may use a portion of the net proceeds of this Offering to acquire businesses, products, or technologies anticipated by management to be complementary to those of the Company. The Company has no present plans, agreements, or commitments and is not currently engaged in any negotiations with respect to any such transaction.

    The Board of Directors has broad discretion in determining how the net proceeds of this Offering will be applied. The foregoing represents the Company's best estimate of the allocation and use of proceeds based upon its present plans and certain assumptions including industry conditions and the Company's anticipated expenditures. The projected expenditures described above are estimates and approximations only and do not represent firm commitments of the Company. Actual expenditures may vary substantially from these estimates depending upon many factors, including the costs and results of research and product development activities, marketing studies, product testing, product availability, costs of third party manufacturing facilities, market acceptance of the Company's proposed containers, changes in current regulations or competitive conditions, and the availability of other financing arrangements.


    The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations (if any), the cost of the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates the proceeds of this Offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements for at least the next 18 to 24 months at its anticipated level of operations. However, the Company may seek additional funding during the next 24 months and could seek additional funding after such time. There can be no assurance any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the Units offered hereby. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its product development due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.


    Pending use of the proceeds from this Offering as set forth above, the Company will invest all or a portion of such proceeds in short-term bank certificates of deposit, U.S. Government obligations, money market investments, and short-term investment grade securities.

                                DIVIDEND POLICY

    No dividends have ever been paid on the Company's Common Stock and the Company does not currently anticipate paying any cash or other dividends on the Common Stock, but instead intends to retain future earnings, if any, for reinvestment in the Company. Future dividend policy will be determined by the Board of Directors of the Company in light of prevailing financial need, earnings, if any, as well as other relevant factors. In addition, any financing which the Company may obtain in the future may contain provisions restricting the Company's ability to pay dividends.

                                    DILUTION


    Dilution represents the difference between the Offering Price per share paid by purchasers in this Offering, and the pro forma net tangible book value per share immediately after completion of this Offering. "Net tangible book value per share" represents the amount of the Company's total assets less the amount of its intangible assets and its liabilities, divided by the number of shares of Common Stock outstanding. As of September 30, 1997, as adjusted for the Recent Issuances, the negative net tangible book value of the Company was $(714,300), or $(0.23) per share of Common Stock, based on 3,089,478 shares of Common Stock outstanding as of the date of this Prospectus. After giving effect to the receipt of the net proceeds from the sale by the Company of 2,500,000 Units offered hereby at an estimated Offering Price of $5.50 per Unit (assuming no part of the Offering Price is allocated to the Warrants), and after deduction of estimated underwriting discounts and commissions and offering expenses to be incurred by the Company in connection with this Offering, and after the repayment of bridge loans (and related write-off of $73,700 of deferred financing costs), the related accrued interest, and repayment of capital leases, the pro forma net tangible book value of the Company at September 30, 1997 adjusted for the Recent Issuances would have been approximately $10,848,300, or $1.94 per share based on 5,589,478 shares of Common Stock to be outstanding. This represents an immediate increase in such pro forma net tangible book value of $2.17 per share to existing shareholders and an immediate dilution of $3.56 per share to new investors purchasing the Units offered herein, which dilution amounts to approximately 65% of the Offering Price per share of Common Stock.



    The following table illustrates the per share dilution resulting from this
Offering:



Assumed Offering Price per share(1)......................................................                        $    5.50
  Negative tangible book value per share September 30, 1997..............................  $   (0.35)
  Adjustment for the Recent Issuances(2).................................................       0.12
                                                                                           ---------
  Negative tangible book value after Recent Issuances....................................                 (0.23)
  Increase in net tangible book value per share attributable to new investors............                  2.17
                                                                                                      ---------
Pro forma net tangible book value per share value after Offering.........................                             1.94
                                                                                                                 ---------
Dilution per share to new investors(3)...................................................                        $    3.56
                                                                                                                 ---------
                                                                                                                 ---------


------------------------------
(1) Assumes no allocation of the Offering Price to the Warrants.

(2) Pro forma reflects the Recent Issuances.


(3) Does not reflect the issuance of up to: (i) 375,000 shares contained in the Units issuable upon exercise of the Warrants included as part of Over-Allotment Option; (ii) 2,500,000 shares issuable upon exercise of the Warrants included as part of the Units offered hereby; (iii) 500,000 shares issuable upon exercise of the Representative's Option and the Representative's Warrants included in the Representative's Option; (iv) 545,400 shares reserved for issuance under the Company's 1996 Stock Plan of which options to acquire 113,000 shares have been granted prior to the date of this Prospectus; and (v) 1,667,093 shares underlying other options and warrants granted prior to the date of the Prospectus. See "Management," "Description of Securities," and "Underwriting."



    The following table sets forth, as of September 30, 1997, after giving effect to the Recent Issuances: (i) the number of shares of Common Stock purchased from the Company by the existing shareholders, the total consideration paid and the average price per share paid for such shares by the existing shareholders; and (ii) the number of Common Shares to be sold by the Company to the purchasers of the 2,500,000 Units offered hereby, the total consideration to be paid and the average price per share:


                                                              SHARES PURCHASED       TOTAL CONSIDERATION
                                                           ----------------------  -----------------------   AVERAGE PRICE
                                                            NUMBER      PERCENT      AMOUNT      PERCENT       PER SHARE
                                                           ---------  -----------  ----------  -----------  ---------------
Existing Shareholders....................................  3,089,478        55.3%  $2,047,000        13.0%     $    0.66
New Investors............................................  2,500,000        44.7   13,750,000        87.0      $    5.50(1)
                                                           ---------       -----   ----------  -----------
  Total..................................................  5,589,478(2)      100.0% $15,797,000      100.0%
                                                           ---------       -----   ----------  -----------
                                                           ---------       -----   ----------  -----------

------------------------------
(1) Of the assumed $5.50 Offering Price, $5.40 is attributed to one Common Share and $0.10 is attributed to one Warrant.


(2) Does not reflect the issuance of up to: (i) 375,000 shares contained in the Units issuable upon exercise of the Warrants included as part of Over-Allotment Option; (ii) 2,500,000 shares issuable upon exercise of the Warrants included as part of the Units offered hereby; (iii) 500,000 shares issuable upon exercise of the Representative's Option and the Representative's Warrants included in the Representative's Option; (iv) 545,400 shares reserved for issuance under the Company's 1996 Stock Plan of which options to acquire 113,000 shares have been granted prior to the date of this Prospectus; and (v) 1,667,093 shares underlying other options and warrants granted prior to the date of the Prospectus. See "Management," "Description of Securities," and "Underwriting."

                                 CAPITALIZATION


    The following table sets forth the short-term debt and capitalization of the
Company: (i) actual at September 30, 1997; (ii) pro forma to reflect the Recent Issuances; and (iii) pro forma as adjusted to reflect the Recent Issuances and the sale by the Company of 2,500,000 Units offered hereby at an estimated Offering Price of $5.50 per Unit and the initial application of the estimated net proceeds of $11.6 million of this Offering (after deducting the underwriting discounts and commissions and estimated related expenses to be incurred). The table should be read in conjunction with the audited and unaudited financial statements and notes thereto appearing elsewhere in the Prospectus.



                                                                                   SEPTEMBER 30, 1997
                                                                       -------------------------------------------
                                                                                                       PRO FORMA
                                                                                                          AS
                                                                          ACTUAL      PRO FORMA(1)    ADJUSTED(2)
                                                                       -------------  -------------  -------------
Short term debt(3)...................................................  $   1,245,000  $   1,245,000       --
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Preferred Stock, no par value, 5,000,000 shares authorized, no shares
  issued and outstanding.............................................  $    --        $    --        $    --
Common Stock, no par value 20,000,000 shares authorized, 3,006,071 shares issued and outstanding actual; 3,089,478 shares issued and outstanding pro forma; 5,589,478 shares issued and outstanding pro
  forma as adjusted(4)...............................................      1,714,300      2,047,200     13,683,500
Additional paid-in capital...........................................        993,800      1,000,900      1,000,900
Deficit accumulated during the development stage.....................     (3,322,200)    (3,322,200)    (3,395,900)
Deferred compensation................................................       (431,000)      (431,000)      (431,000)
                                                                       -------------  -------------  -------------
Total shareholders' equity (deficit).................................     (1,045,100)      (705,100)    10,857,500
                                                                       -------------  -------------  -------------
Total capitalization.................................................  $  (1,045,100) $    (705,100) $  10,857,500
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------


------------------------
(1)  Pro forma reflects the Recent Issuances.


(2) Adjusted to reflect the Recent Issuances and the sale by the Company of the 2,500,000 Units offered hereby at an assumed Offering Price of $5.50 per Unit, and the application of the estimated net proceeds therefrom of $11.6 million. The pro forma as adjusted also reflects the repayment of principal and interest (and related write-off of $73,700 of deferred financing costs) on the bridge loans of $1,245,000, payment of deferred consulting fees of $57,500 and the repayment of equipment leases of approximately $145,000. See "Use of Proceeds," "Capitalization" and "Certain Transactions."


(3) Consists of Bridge Loans received by the Company that will be repaid from the proceeds from this Offering.


(4) Excludes: (i) 2,500,000 shares reserved for issuance upon exercise of the Warrants; (ii) 375,000 shares issuable upon exercise of the Warrants included within the Over-allotment Option; (iii) 250,000 shares issuable upon exercise of the Representative's Option; (iv) 250,000 shares issuable upon exercise of the Representative's Warrants included in the Representative's Option; (v) 545,400 shares reserved for issuance under the Company's 1996 Stock Plan, of which options to acquire 113,000 shares of Common Stock have been granted prior to the date of this Prospectus; (vi) 1,266,506 shares underlying other outstanding options granted prior to the date of this Prospectus; and (vii) 400,587 shares reserved for issuance upon exercise of outstanding warrants issued prior to the date of this Prospectus. See "Management," "Description of Securities," "Underwriting," and Note 7 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA


    The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and Notes thereto, and the independent auditors' report, which contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern, and other financial information included elsewhere. The Statement of Operations Data for the years ended December 31, 1995 and 1996, and the Balance Sheet Data as of December 31, 1996 are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The financial statements as of December 31, 1996, and for each of the years in the two-year period ended December 31, 1996, and the independent auditors' report thereon, are included elsewhere in this Prospectus. The unaudited statement of operations data for the nine months ended September 30, 1996 and 1997, and the period from November 8, 1994 (inception) through September 30, 1997, and the unaudited balance sheet at September 30, 1997 have been derived from the unaudited financial statements of the Company also appearing herein. The unaudited financial statements have been prepared on a basis consistent with the Company's audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that management believes necessary for a fair presentation of the Company's financial position and results of operations for these periods. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the year ending December 31, 1997, or a full year.



                                     YEAR ENDED DECEMBER
                                             31,                                                     FROM INCEPTION
                                    ---------------------  NINE MONTHS ENDED   NINE MONTHS ENDED        THROUGH
                                      1995        1996     SEPTEMBER 30, 1996  SEPTEMBER 30, 1997  SEPTEMBER 30, 1997
                                    ---------  ----------  ------------------  ------------------  ------------------
                                                              (UNAUDITED)         (UNAUDITED)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Marketing, general and
    administrative................  $  94,500  $  830,400     $    399,700        $  1,127,700        $  2,064,900
  Research and development........     67,900     235,900          231,200             402,000             705,800
  Compensation related to grant of
    stock options.................     --         379,300          379,300              26,400             405,700
                                    ---------  ----------  ------------------  ------------------  ------------------
    Total operating expenses......    162,400   1,445,600        1,010,200           1,556,100           3,176,400

  Interest expense................      1,700      22,800           11,300             121,100             145,800
                                    ---------  ----------  ------------------  ------------------  ------------------

  Net loss(1).....................  $(164,100) $(1,468,400)    $ (1,021,500)      $ (1,677,200)       $ (3,322,200)
                                    ---------  ----------  ------------------  ------------------  ------------------
                                    ---------  ----------  ------------------  ------------------  ------------------

  Net loss per common share(1)....  $   (0.07) $    (0.49)    $      (0.37)       $      (0.43)
                                    ---------  ----------  ------------------  ------------------
                                    ---------  ----------  ------------------  ------------------

  Weighted average common and
    common equivalent shares
    outstanding(1)................  2,423,800   3,024,100        2,733,700           3,864,600
                                    ---------  ----------  ------------------  ------------------
                                    ---------  ----------  ------------------  ------------------



                                                                                          SEPTEMBER 30, 1997
                                                                                      ---------------------------
                                                                                                   PRO FORMA AS
                                                                   DECEMBER 31, 1996   ACTUAL     ADJUSTED(2)(3)
                                                                   -----------------  ---------  ----------------
BALANCE SHEET DATA:
Cash.............................................................     $    12,000        71,800    $ 10,529,600
Working capital (deficit)........................................        (220,800)    (1,504,300)     10,364,300
Total assets.....................................................         328,600       660,100      11,044,200
Total liabilities................................................         445,400     1,705,200         186,700
Deficit accumulated during the development stage.................      (1,645,000)    (3,322,200)     (3,395,900)
Shareholders' equity (deficit)...................................        (116,800)    (1,045,100)     10,857,500


------------------------------
(1) See Note 2 of Notes to Financial Statements for information concerning the computation of net loss per common share and shares used in computing net loss per share.

(2) Pro forma reflects the Recent Issuances.


(3) Adjusted to reflect the Recent Issuances and the sale by the Company of the 2,500,000 Units offered hereby at an assumed Offering Price of $5.50 per Unit, and the application of the estimated net proceeds therefrom of $11.6 million. The pro forma as adjusted also reflects the repayment of principal and interest (and related write-off of $73,700 of deferred financing costs) on the Bridge Loans of $1,245,000, payment of deferred consulting fees of $57,500 and the repayment of equipment leases of approximately $145,000. See "Use of Proceeds" and "Capitalization."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. SEE "FORWARD-LOOKING STATEMENTS." THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Ontro, Inc. is engaged in the research and development of integrated thermal containers. The Company, through a related entity, has worldwide, exclusive rights to patented and patent pending products and technology for self-heating and self-cooling containers. The Company plans on licensing its integrated thermal containers to food, beverage, and container manufacturers who will manufacture, market, and sell the containers under their own brand names or to third parties. At this time the Company is still in its development stage with no commercially available products and there can be no assurance that the Company will successfully develop, manufacture, and market its proprietary containers or technologies.


    The Company has never generated any revenue from product sales or through licensing agreements and has relied on private equity financing and Bridge Loans. The Company has been unprofitable since its inception and expects to incur additional operating losses in 1997 and 1998. As of September 30, 1997, the Company's accumulated deficit was $3,322,200, and it had a working capital deficiency of $1,504,300. Until September, 1996, the Company's shareholders elected to have the Company be treated as an S Corporation in which all losses passed through to the shareholders to be reported on their personal tax returns. In September 1996, the Company elected to be treated as a C Corporation for tax reporting purposes. At December 31, 1996, the Company had available net operating loss carry forwards of approximately $548,000 for federal income tax reporting purposes which expire in 2011.


    The Company's recurring operating losses and cash flow deficiencies and working capital and shareholders' deficiencies as of December 31, 1996, raise substantial doubt about the Company's ability to continue as a going concern. Therefore, Management believes that the Company will need substantial funds from debt or equity financing such as the funds that would be provided if this Offering were consummated.

LIQUIDITY AND CAPITAL RESOURCES

    From inception the Company financed its operations primarily through private placements of equity securities, which provided aggregate net proceeds of approximately $2,047,000 and bridge loans of $1,245,000.


    The Company raised $1,245,000 from sales of the Bridge Loans from December, 1996 through May, 1997. At September 30, 1997, the Company's current liabilities exceeded its current assets by approximately $1,504,300 and its cash balance was $71,800. Since that date, the Company has received the proceeds from the Recent Issuances and the Company's cash position continues to decline.


    Net cash used by operating activities for the years ended 1995 and 1996 was $132,100 and $693,800 respectively. The Company's net cash flow used by investing activities was $32,500 in 1995 and $150,100 in 1996. Net cash flows from financing activities were $146,000 in 1995 and $854,300 in 1996.

    During the 12-month period following the consummation of this Offering the Company plans to spend $3,250,000 for capital equipment and $750,000 for improvement to its new facility.

    The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations (if any), the cost of the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates the proceeds of this Offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements for at least the next 18-24 months at its anticipated level of operations. However, the Company may seek additional funding during the next 24 months and could seek additional funding after such time. There can be no assurance any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the Units offered hereby. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its product development due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

RESULTS OF OPERATIONS


    The Company incurred a loss of $1,677,200 in the nine months ended September 30, 1997 (the "1997 first nine months"); $1,021,500 in the nine months ended September 30, 1996 (the "1996 first nine months"); $1,468,400 for the year ended December 31, 1996 ("1996"); and $164,100 for the year ended December 31, 1995 ("1995").



    Research and development expenses increased $170,800 to $402,000 for the 1997 first nine months from $231,200 for the 1996 first nine months and increased $168,000 to $235,900 for 1996 from $67,900 for 1995. These increases were due to additional costs of outside consultants and companies hired by the Company to aid in its research and development efforts, as well as salaries paid to employees in 1996. Prior to May, 1996, the Company did not pay any salaries to employees.



    The Company's marketing, general and administrative expenses increased $728,000 to $1,127,700 in the 1997 first nine months from $399,700 in the 1996 first nine months, and increased $735,900 to $830,400 in 1996 from $94,500 in 1995. These increases were due to a number of factors including the following:
(1) the hiring of business consultants to develop long-term marketing and business strategies, (2) employee salaries in 1996, (3) increase in professional fees, and (4) overall increase in corporate expenses due to increased business activities at the Company.


    During 1996, the Board of Directors granted and the stockholders approved 1,216,506 stock options outside the 1996 Stock Plan at a price range of $0.001 to $3.00 to non-employees. The Company recognized $379,300 of compensation expense to non-employees relating to these options during 1996 and deferred $405,700 of compensation expense for options that have not vested as of December 31, 1996 using the prescribed valuation methods of SFAS No. 123. The Company determined that the per share weighted average fair value of stock options granted during 1996 was $0.67 on the date of grant.


    Interest expense was $121,000 in the 1997 first nine months compared to $11,300 in the 1996 first nine months and increased $21,100 to $22,800 in 1996 from $1,700 in 1995 due to short term borrowings and equipment financing.

NEW ACCOUNTING STANDARDS


    In February, 1997, the FASB issued SFAS No. 128, "EARNINGS PER SHARE." This statement specified the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. This statement shall be effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending December 31, 1997.



    In February, 1997, the FASB issued SFAS No. 129, "DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE." This statement shall be effective for financial statements for both interim and annual periods ending after December 15, 1997. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending December 31, 1997.



    In June, 1997, the FASB issued SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." This statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purposes financial statements. This statement shall be effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending December 31, 1998.



    In June, 1997, the FASB issued SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement shall be effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending December 31, 1998.

                                    BUSINESS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS REGARDING FUTURE EVENTS AND THE COMPANY'S PLANS AND EXPECTATIONS. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THE PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. SEE "FORWARD-LOOKING STATEMENTS."

OVERVIEW

    Ontro, Inc. (the "Company" or "Ontro") is engaged in the research and development of integrated thermal containers. The Company has the rights to exploit a unique proprietary technology which it has incorporated into a proposed product line of fully contained self-heating beverage containers designed to heat liquid contents such as coffee, tea, hot chocolate, soups, and baby formula. These containers are similar to typical beverage containers in size and shape, and are activated by the consumer to heat the contents within a few minutes. The Company seeks to market its container technology to develop and expand a consumer market for remote and mobile heating of beverages and other products.

    The Company believes substantial market opportunities exist for the exploitation of the Company's integrated thermal container technology. The Company believes as society has become more mobile, demand has risen for remote heating of goods, and conventional heating sources do not supply truly remote consumption due primarily to inconvenience and the inability of consumers to access these sources in a mobile environment. The Company's self-heating containers are expected to meet the needs of consumers such as mothers requiring warmed baby formula, commuters, mobile professionals, sports enthusiasts and others without quick and convenient access to conventional heating sources.

    The Company intends to become a leading provider of integrated thermal containers and related technology to food, beverage and other manufacturers. The Company's principal strategies include:

    SUB-LICENSE AGREEMENTS WITH MAJOR FOOD, BEVERAGE AND CONTAINER COMPANIES.

    The Company's principal marketing strategy is to target major food, beverage and container manufacturers for the sub-license of its integrated thermal container technologies. These manufacturers are expected to manufacture, label, fill, market and distribute containers under their own brand name or for third parties in exchange for providing the Company royalties and/or research and development and marketing assistance. Management believes this approach should allow the Company to access the manufacturing, marketing, name brand and distribution capabilities of potential licensees without the high overhead costs of plant, equipment and labor. The Company believes its integrated thermal containers could assist manufacturers in offering a value-added product to complement existing product lines and assist in expanding market share. To date, the Company has entered into an evaluation agreement with Nestle USA Inc. ("Nestle") and a distribution agreement with Knickerbocker (see below).

    STRATEGIC MANUFACTURING AND MARKETING.

    Concurrently with seeking sub-license agreements, the Company plans to directly produce and market self-heating beverage containers to selected niche markets. The Company believes such manufacturing and marketing should provide substantial benefits including: (i) additional revenues to fund marketing efforts to major food, beverage and container companies as described above; (ii) demonstration of product feasibility and the manufacturing process; and (iii) providing evaluation units for use in conducting marketing and product feasibility studies by the Company and others. The Company plans to selectively market to customers and distributors whom the Company believes would not interfere with potential sub-licenses the Company intends to seek with major food and beverage container manufacturers. The Company intends to use a portion of the net proceeds of this Offering to complete its development of a full-scale production facility.

    DEVELOP INTEGRATED THERMAL TECHNOLOGY FOR OTHER APPLICATIONS.

    The Company plans to develop additional integrated thermal containers to further access the beverage market. The Company is designing a proprietary reusable thermos-Registered Trademark- type container with insertable thermal cartridges, which would allow the consumer to heat and re-heat, an integrated thermal container filled by the consumer with the liquid of his/her choice. The Company is developing a disposable self-heating baby bottle, which could be pre-filled with formula and heated on demand. The Company's plans also include additional research and development into designs and potential uses of integrated thermal containers for medical, pharmaceutical, health, and beauty products, as well as other potential industrial applications. The Company intends to utilize the expertise of its management and Advisory Board to identify market opportunities for its technology.

    The Company has entered into an evaluation agreement (the "Evaluation Agreement") with Nestle which allows Nestle an exclusive period to review the Company's designs and technology in order to determine Nestle's interest in acquiring rights for the commercial use of the Company's self-heating food and beverage containers. The Evaluation Agreement requires Nestle to cooperate with the Company in evaluating certain commercial uses and markets for the Company's technology, and includes an obligation to pay for one-half of the cost of certain market research studies that are currently underway.

    The Company has also entered into a distributorship agreement with Knickerbocker, a marketer of specialty products. The Company and Knickerbocker are working to develop certain specialty lines of beverages which would utilize the Company's integrated thermal containers and be marketed by Knickerbocker.

PRODUCTS

    SELF-HEATING BEVERAGE CONTAINERS


    The Company's first product is a fully contained, disposable, self-heating beverage container similar in size and shape to an ordinary 16-ounce beverage can. The containers are being designed to be heated by pushing a button on the bottom of the container. Activating the heating mechanism by pressing the button causes the contents in the container, such as approximately 10 ounces of coffee, soup, tea, hot chocolate or baby formula, to safely warm to a pre-

                                   [GRAPHIC]
determined range of temperatures within a specified range of time periods. The container can then be opened by a typical style pop top for immediate consumption. This product is expected to be available to the marketplace in the last quarter of 1998.


    The Company's proposed self-heating containers heat the contents inside the container through a patented and patent pending process developed by the Company. The process utilizes two separate compartments in the container. One compartment holds the beverage or food. The second compartment con tains non-toxic heat activating ingredients and water which are segregated into two component areas.

    Pressing the button causes the water to be mixed with the active ingredients and heat develops from the resulting chemical reaction.


    To date, the Company has developed several prototypes which it believes demonstrate the feasibility of its self-heating beverage container technology.

    Management believes the key attributes of its systems are the following:

    EASE OF USE -- This system is designed so that a consumer can activate the system merely by pushing a button; the contents are heated to a predetermined range of temperatures within a specified range of time periods.

    EASE OF USE BY MANUFACTURER -- The Company's products are designed to be easily integrated into a manufacturer's existing production system. The current design of the self-heating container is similar to a 16 oz. beverage container, which configuration should allow manufacturers to integrate containers on an existing assembly line for filling without substantial modification to their existing manufacturing processes.

    In addition, the Company's product is designed to be easily modified to provide heated contents at a pre-determined range of temperatures within a specified range of time periods. By varying the amount of heat activating ingredients in the heating compartment, the manufacturer can tailor the time and temperature to heat to the contents without altering the container itself.

    EASE OF DISPLAY BY RETAIL DISTRIBUTORS -- The container's current 16 oz. style beverage configuration should allow distributors the ability to easily integrate the product in space and point of purchase displays at supermarkets and convenience stores without substantial modification to existing displays.

    PRICING -- The Company has designed the product to be easily and simply manufactured, with readily available components. The Company believes that manufacturers are more likely to integrate the process with existing products so long as the incorporation of such technology does not result in substantial price increases to consumers.

    USE OF NON-TOXIC MATERIALS -- The Company's products utilize non-toxic, natural materials in its heating process. Management believes that consumers could be more likely to purchase the Company's products if they believe the beverage contents are not subject to toxic contamination from the heating source.

    The Company is continually evaluating certain design features of its self-heating containers to refine such items as: the speed and efficiency of the heat transfer; suitability for high viscosity contents; maintaining structural integrity of the container; temperature control; and ease of use. Certain aspects of the product are still under development. See "Manufacturing and Products."

    OTHER PROPOSED PRODUCTS

    The Company is developing a self-heating food container which could be pre-filled with items such as chili, soups, stews, and other food products. The Company is also designing a proprietary reusable thermos-Registered Trademark-type container with insertable thermal cartridges, which would allow the consumer to heat and re-heat, or cool and re-cool, an integrated thermal container filled by the consumer with the beverage of his/her choice.

    The Company plans to develop similar containers of differing designs, which may be able to be used for beverages or food. For example, the Company is developing a disposable self-heating baby bottle, which could be pre-filled with formula and heated on demand. The Company plans on conducting additional research and development into designs and potential uses of integrated thermal containers for medical, pharmaceutical, health and beauty products, and other potential industrial applications.

    The Company believes it can formulate differing active ingredients to enable the contents of its integrated thermal containers to be cooled. The Company is currently investigating the development of self-cooling technology. As of the date of this Prospectus, the Company has not expended substantial research and development efforts toward and has not produced any prototypes of a self-cooling container.


    For the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, the Company expended $402,000, $235,900 and $67,900, respectively, on research and development. The Company intends to spend a portion of the net proceeds of this Offering on additional research and development.


MARKETING

    The Company's principal marketing strategy is to sub-license to major manufacturers rights to integrated thermal container technologies developed by or licensed to the Company. The initial focus of the Company's marketing efforts will be on food and beverage and container manufacturers such as Nestle who the Company believes may choose to package or sell containers, including such contents as coffee, tea, hot chocolate, low-viscosity soups, and baby formula. The Company is targeting companies such as Nestle which have large operations in an effort to take advantage of their marketing and distribution capabilities and brand name recognition. The Company intends to expend a portion of the proceeds of this Offering on marketing.

    Since the Company believes securing such sub-license agreements may be a very time consuming process, the Company also plans to produce and sell self-heating beverage containers to customers and distributors. The Company believes this secondary marketing strategy may assist in generating revenues prior to the time larger volume sub-license agreements, if any, are obtained. The Company plans to select such customers and distributors who the Company believes would not interfere with sub-licenses the Company intends to seek with major food and beverage container manufacturers. The Company has executed one distributorship agreement of this type to market its integrated thermal containers. See "Distributorship Agreement."

    There can be no assurance this secondary marketing strategy of direct sales or distribution arrangements will be successful, or if it is, that such agreements will not preclude or impede sub-license agreements, if any, with major food and beverage or container manufacturers. The Company intends to retain a small sales staff to pursue such direct sale and distribution opportunities. To assist in securing sub-license candidates and to determine the potential market for its proposed containers, the Company intends to conduct significant marketing studies in the next year. It is anticipated such marketing studies will be contracted from third parties; however, the Company may conduct a portion of such marketing studies internally. There can be no assurance the results of such marketing studies will be favorable to the Company. If they are not, they could have a material adverse impact on the business, financial condition, and results from operations of the Company.

DISTRIBUTORSHIP AGREEMENT


    The Company has entered into a distributorship agreement with Knickerbocker dated April 4, 1997 (the "LLK Agreement"). The LLK Agreement grants Knickerbocker certain rights to market and distribute certain products incorporated in the Company's integrated thermal containers. Knickerbocker has the right to appoint sub-distributors, subject to approval by the Company. Pursuant to the LLK Agreement, in the first calendar month after the Company accepts an order, Knickerbocker must purchase a minimum of 50,000 containers; the minimum requirement in the second month is 100,000 containers; a 200,000 container minimum is required in the third month; a 250,000 container minimum is required during each calendar month thereafter for the next succeeding three month period; and a minimum of 750,000 containers is required during each three month period thereafter. Failure to purchase the minimum requirements is grounds for termination. Knickerbocker has agreed not to disclose any confidential information of the Company during the term of the LLK Agreement. The term of the LLK Agreement is five years. The price to be paid by Knickerbocker for the containers is the published list price current at the time of shipment. The Company is not required to ship any containers to Knickerbocker until the applicable integrated thermal container is fully developed and ready for commercial production. Although the Company anticipates its self-heating containers may be ready to go to market in the fourth quarter of 1998, no date is currently set for when any of the Company's integrated thermal containers will be ready for commercial production. There can be no assurance Knickerbocker will ever order any containers from the Company, or that the Company will be able to develop any integrated thermal container to a point it is ready for commercial production. Knickerbocker owns 858,673 shares of Common Stock, which it purchased for $600,000 in September, 1996. Knickerbocker owns 29,262 shares of IHI Common Stock, which it purchased for $50,000 in September, 1996. Louis L. Knickerbocker, Chairman, Chief Executive Officer, President, and significant shareholder of Knickerbocker, is a director of the Company.

MANUFACTURING AND PRODUCTION

    The Company intends to sub-license most of the integrated thermal container technology developed by IHI to large food, beverage, and container manufacturers. The Company believes this strategy could provide material benefits, including use of the greater manufacturing, marketing, and distribution expertise of such companies, and potential reduction of substantial manufacturing costs. While no sub-license agreements have been executed to date, the Company anticipates entering into sub-licenses where the sub-licensees are responsible for purchasing the raw materials, manufacturing or contracting for the manufacture of the container, labeling, filling, marketing, selling, and distributing the integrated thermal container technology or any other related technologies licensed by the Company and sub-licensed to them. There can be no assurance the Company will be able to sub-license the IHI technology to anyone including such companies, or on what terms.

    As of the date hereof, the Company has a semi-automated production facility located in approximately 2,000 square feet of industrial space. The production facility is used to manufacture and assemble the components of the Company's self-heating beverage containers. With the proceeds of this Offering, the Company intends to move its administration offices and this production facility to leased office-industrial space of approximately 28,400 square feet, and to install additional integrated thermal container manufacturing equipment. The Company's proposed new facility will be dedicated to research and development and to manufacturing and assembling integrated thermal containers. The purpose of the manufacturing and assembly facilities are to demonstrate the commercial viability of the Company's manufacturing processes, to supply enough self-heating containers for additional testing and market studies, and to produce self-heating beverage containers which can be sold directly or to distributors. It is anticipated containers sold directly or to distributors will be filled, packaged, and distributed by the customer, the distributor or their contract manufacturer. The Company does not intend to fill the contents of any containers at its facilities. The Company's semi-automated production facility is designed to allow most of the component parts of the Company's self-heating beverage container, with the exception of the activating device, to be manufactured on the Company's premises. The Company believes its production facility will assist commercialization efforts as it is anticipated such production efforts will assist in further refinement of the Company's integrated thermal containers following future testing and marketing studies.

    Contractors currently retained by the Company utilize the blow-molding process to produce the main component of the Company's self-heating beverage containers. In the blow-molding process, pellets of plastic resin are heated and extruded into a tube of plastic. A two-piece metal mold is then closed around the plastic tube, and high pressure air is blown into it, causing a plastic container to form in conformance to the mold's shape. The Company believes the blow-molding method is an established process in the plastic beverage container industry. The Company believes the blow-molding process offers certain advantages, including the following: it is less expensive than injection molding; it is expected to allow the

Company to completely control the thickness of the inner and outer walls of the container thereby assisting in heat retention and heat transfer; it generally results in a strong oxygen barrier which could increase shelf stability; and all equipment used in the process is generally available and can be purchased with little, if any, custom parts or conversions. The Company intends to expend a substantial portion of the proceeds of this Offering on acquiring and incorporating blow-molding equipment into its production facility.

    The Company has implemented certain quality control procedures for its production facility. The Company's quality control personnel now regularly monitor the manufacturing process and the Company anticipates they will monitor additional items in the future such as blow-molding to assure the plastic containers and component parts are free from defects. At such time, when the Company sells integrated thermal containers produced by its facilities, if ever, the Company expects some or all of its customers will impose additional quality control standards. It is possible such customer or other required quality control standards will require the expenditure of substantial resources over a long period of time, or that the Company will determine such measures are not cost-effective.

    To ensure contents are not contaminated during or after packaging and to comply with food and beverage manufacturers' requirements, the Company has refined the design of its containers so they may be filled by the various sterilization processes, generally in use today for food and beverage containers. The design of its containers currently allows them to be processed through all but one (hot fill, aseptic, ultra high temperature, pasteurization, and irradiation) method of sterilization. The Company is continuing to further the development of its designs to enable its containers to also be suitable for the "retort" method of sterilization. Sterilization methods generally expose the containers to high temperatures and/or pressures, for a designated period of time to sterilize the container of microorganisms which could have an effect upon the contents therein. Some sterilization processes place a great deal of stress on a container because the process subjects the container to high pressure and/or high temperature for a period of time which can challenge the seams or compromise the integrity of a plastic container. The Company believes its self-heating beverage containers will be able to satisfactorily endure the various sterilization processes with a beverage or liquid inside. There can be no assurance the Company will resolve these design issues or resolve other design issues which may appear during testing or commercial use.

    To ensure sub-licensees, if any, comply with the level of quality control standards the Company anticipates will be essential for its success, the Company intends to require its sub-licensees to comply with what are known as the ISO 9000 standards. The Company plans to actively review the production processes and to routinely test the goods produced by its sub-licensees. The Company also plans on requiring any contract manufacturers to also comply with ISO 9000 standards. The Company believes ISO 9000 standards are generally regarded as fairly rigorous. There can be no assurance the Company will be able to successfully require sub-licensees or contractors to comply with these standards, or any specific quality control standards.


    The Company intends to design all integrated thermal containers used by its licensees or contract manufacturers, and intends to participate in the design of such parties' production tooling and molds. The Company plans on requiring molds and tooling used for the manufacture of containers utilizing its technologies to comply with specifications and quality control parameters established by the Company. There can be no assurance the Company will be able to adequately monitor, require or assure such parameters are met or otherwise, adequately control the manufacturing processes of any licensee or contract manufacturer.


    The Company estimates its improved production facility utilizing a single blow-molder and one eight hour shift should be able to produce approximately 2,000,000 containers per year, and using a double shift should be able to produce approximately 4,000,000 containers per year. It is anticipated these production figures could be increased with the installation of additional equipment. There can be no assurance the proposed production facility, if completed, will produce the estimated number of containers or if this number of containers is produced, it will be sufficient to supply the demand, if any, which may result for containers manufactured by the Company.

RAW MATERIALS AND SUPPLIERS

    The primary raw materials used by the Company in the manufacture of its integrated thermal containers are plastic resins, polyvinyl chloride (plastic), calcium oxide, water, and foil seal lids. The Company does not currently have agreements with any of its suppliers for the purchase of its raw materials.

    Since it began developing its current self-heating prototypes the Company has relied on Johnson Controls, Inc. and Complex Tool & Mold as the sole sources of supply for its containers and the proprietary component containing the water and the activation trigger, respectively. With the proceeds of this Offering, the Company intends to purchase blow-molding equipment and to manufacture self-heating beverage containers at its semi-automated production facility, while continuing to rely on Johnson Controls, Inc. as a supplier of related equipment components. There can be no assurance Johnson Controls, Inc. will be able to continue to supply the Company with adequate amounts of such components on a timely basis, so the Company will be able to meet its production requirements, if any. The unanticipated loss of Johnson Controls, Inc. or Complex Tool & Mold as suppliers, or a delay in container shipments which occurs before the Company begins to manufacture its containers, could have a material adverse impact on the Company, although the Company believes numerous other suppliers are available for these components. The Company does not believe it is materially dependent upon any single source for any of its raw materials. The Company anticipates it will enter into agreements with certain raw material suppliers after the completion of this Offering, although there can be no assurance it will obtain supply agreements, if any, on acceptable terms and conditions with any supplier.

    The Company believes increases in the prices of its raw materials should be able to be passed along to its licensees and customers. The inability to pass on increased raw material costs could have a material adverse impact on the Company's business, financial condition, and results from operations, particularly if the Company is not able to pass on such price increases in the license agreements, if any, with its intended market of food, beverage or container manufacturers.

    The primary plastic resins used by the Company are produced from petrochemical intermediates derived from products of the natural gas and crude oil refining processes. Natural gas and crude oil markets in the past have experienced substantial cyclical price fluctuations as well as other market disturbances, including shortages of supply and crises in some of the larger oil producing regions of the world. The capacity, supply, and demand for plastic resins and the petrochemical intermediates from which they are produced are also subject to cyclical and other market factors. Consequently, plastic resin prices may fluctuate as a result of natural gas and crude oil prices and the capacity, supply and demand for resin and petrochemical intermediates.

LICENSE AGREEMENT WITH INSTA-HEAT, INC.

    The Company's integrated thermal container technology was developed by Insta-Heat, Inc., an affiliated corporation. IHI owns three issued and one pending patent, and all intellectual property relating to the integrated thermal container technology the Company is developing. The Company secured the exclusive worldwide rights to IHI's proprietary technology and all associated intellectual property from IHI, pursuant to a license agreement dated September 30, 1995, as amended. The IHI License grants the Company an exclusive worldwide license in perpetuity to manufacture, use, sell, and promote IHI's intellectual property and technologies and all possible commercial uses, improvements, and products developed with IHI's technologies. The IHI License grants the Company the right to sub-license the IHI technologies and to subcontract the manufacture of all commercial uses and products resulting from the integrated thermal container technology. The IHI License also grants the Company the right to license all additional technology and intellectual property developed by IHI, and all improvements to and continuations thereof.

    The IHI License requires minimum royalty payments of $50,000 per year and also requires additional royalty payments from the Company on the sale of products utilizing IHI technology subject to the Company achieving $4 million minimum annual net operating income after payment of the royalty and all taxes. Upon achieving the required minimum net operating income the IHI License requires additional royalty payments equal to the greater of: (i) two percent of the gross sales of integrated thermal containers and products developed in connection with it; or (ii) 1.5 cents per unit sold, for up to the first $30 million in sales by the Company. For sales in excess of $30 million the IHI License requires additional royalty payments (subject to the same minimum income levels) equal to the greater of: (i) three percent of gross annual sales in excess of $30 million; or (ii) 1.5 cents per Unit sold. Additional royalty payments are reduced 25% when IHI does not hold one or more issued patents or patent applications on the IHI technology or any commercial uses or products developed in connection therewith. Pursuant to the terms of the IHI License, the Company is required to prosecute any patent infringement claims regarding the IHI technology, and to defend any infringement claims brought against IHI or the Company. In addition, the Company is required to indemnify IHI for any claims or lawsuits brought against IHI, regarding the IHI technology. The License may be terminated in the event the Company ceases its business, dissolves or liquidates, or on completion of any proceeding in bankruptcy or reorganization, or the appointment of a permanent receiver or trustee, or any other proceeding under any law for the relief of debtors, or on any assignment for the benefit of the Company's creditors. Termination of the IHI License would have a material adverse impact on the business, financial condition, and results from operations of the Company since the Company would lose all its rights to the IHI technology.

    The IHI License includes an option in favor of the Company to purchase all of the IHI technology and terminate the License for a payment to IHI of $3 million. The option term lasts until December 31, 1999 and may be extended for one year at the election of the Company upon payment to IHI of $100,000. Any prepaid minimum royalties may be applied to the option extension payments. The Company plans to use a portion of the proceeds received from this Offering ($250,000) to prepay the minimum annual royalty payments required by the IHI License for a period of five years.

    IHI is an affiliated corporation. Messrs. Berntsen and Scudder, co-founders, officers, directors, and significant shareholders of the Company are also co-founders, officers, directors, and significant shareholders of IHI. The Board of Directors of IHI is comprised of Messrs. Scudder, Berntsen, and their spouses. These relationships raise substantial conflicts of interest with regard to the development, licensing, marketing, and sale of the IHI technology by the Company, as well as conflicts of interest regarding the option to purchase the technology and interpreting the terms and conditions of the IHI License. The interests of IHI may conflict with the interests of the Company in certain instances regarding the IHI technology, including, but not limited to, if the Company were unable to pay the minimum annual royalty due, if the Company sought to amend or seek interpretations of the IHI License, if royalty payments were late, in the event of copyright or patent infringement claims against IHI or the Company, or adverse claims to the ownership of related technology. The common directors of the Company and IHI may have fiduciary obligations to both the Company and to IHI. The IHI directors may take actions which are contrary to the interests of the Company, and which could foreseeably result in material adverse consequences to the business and operations of the Company.


    IHI, and the Company, are both California corporations and are subject to California law. California law requires that transactions between corporations with interested directors be either approved by the shareholders or by an independent board of directors, and also requires a determination that the transaction is just and reasonable. A person asserting the validity of such transactions must prove the transaction is just and reasonable to the corporation it is asserted against if these conditions are not met. The IHI License agreement was approved by the shareholders of both IHI and the Company. Any future material amendments to the IHI License agreement will require the Company and IHI comply with these requirements of California law.

PATENTS AND PROPRIETARY TECHNOLOGY

    To date, IHI has three issued patents and one patent application pending in the United States, each one relating to various aspects of IHI's integrated thermal container technology. Patent No. 5,461,867 was issued October 31, 1995 and includes 39 claims regarding a container with an integral module for heating or cooling contents. Patent No. DES 371,513 was issued July 9, 1996, and includes one claim regarding an end cap for a container. Patent No. 5,626,022 was issued May 6, 1997, and is a continuation in part of Patent No. 5,461,867 and includes 25 claims regarding a container with an integral module for heating or cooling the contents. There can be no assurance any patents will be issued to IHI as a result of IHI's pending application, or if issued, such patents combined with existing IHI patents will be sufficiently broad to afford protection against competitors using similar technology. The Company's success will depend in large part on its ability and that of IHI to obtain patents for integrated thermal container technologies and related technologies, if any, to defend patents once obtained, to maintain trade secrets and to operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. IHI also has foreign patents pending for certain elements of the current and earlier designs of its integrated thermal containers.

    There can be no assurance any patents issued to IHI or the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. Litigation over patent or other intellectual property claims could result in substantial costs to the Company. The Company is required by the IHI License agreement to prosecute and defend all infringement claims, necessary to enforce the Company's license rights or to determine the scope and validity of others' proprietary rights. U.S. patents do not provide any remedies for infringement occurring before a patent is granted. Because patent rights are territorial, the Company may not have an effective remedy against use of its patented technology in any country in which IHI or the Company does not, at the time, have an issued patent.

    The commercial success of the Company may also depend upon avoiding the infringement of patents issued to competitors and upon maintaining the IHI License. All of the Company's currently proposed containers and all containers currently under development are based on the IHI License. If competitors prepare and file patent applications in the United States claiming technology also claimed as proprietary by the Company, the Company may be forced to participate in interference proceedings declared by the PTO to determine the priority of the invention. Such proceedings could result in substantial costs to the Company, even if the outcome is favorable to the Company. An adverse outcome of such proceedings could subject the Company to significant liabilities to third parties and could require the Company to license disputed rights from third parties or cease using the infringing technology. The Company is aware of U.S. patents issued to third parties that broadly claim self-heating technology similar to IHI's. Although the Company believes its current and proposed activities do not and will not infringe upon these patents, there can be no assurance the Company's belief would be affirmed in any litigation over any patent or the Company's future technological developments will be outside the scope of these patents. A U.S. patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors. U.S. patents do not provide remedies for infringement occurring before the patent is granted.

    The Company relies on certain technologies which are not patentable and are therefore potentially available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how which may not be patentable. Although the Company has taken steps to protect its unpatented technologies, trade secrets, and know-how, in part through the use of confidentiality agreements with certain employees, consultants, and contractors, there can be no assurance these agreements will not be breached, the Company would have adequate remedies for any breach, or the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

TRADEMARKS

    The Company filed two trademark applications with the United States Patent and Trademark Office on February 10, 1997 to register the name "Ontro" and the Company logo. The filed applications have been published and are awaiting a notice from the PTO. IHI has one registered trademark, "Anytime-Anywhere," and has received notice of allowance for the trademark "Insta-Heat." Pursuant to the IHI License, IHI uses and has licensed to the Company trademarks claimed by IHI.

COMPETITION

    The Company believes the market for integrated thermal containers is an emerging market. There can be no assurance there will be sufficient demand for a producer of such containers to profit therefrom. The plastic and beverage container industry is highly competitive and sensitive to changing consumer preferences and demands. The Company is aware of five firms that currently manufacture or market self-heating containers or products sold in self-heating containers. The Company believes one of these firms manufactures and markets its containers in the U.S. and the other four currently manufacture and market exclusively in foreign countries. The Company is not aware of any other current direct competition for integrated thermal containers in the U.S. marketplace.

    The Company believes the other competitors manufacture self-heating containers for meals, a single serving hot espresso container and at least two providers of self-heating hot sake containers. The Company believes each of these foreign firms hold one or more U.S. patents on their designs.

    The Company believes at least two of the known competitors use a reactant system similar to the Company's proposed self-heating containers.

    The Company believes competition among marketers of self-heating beverage containers will be based primarily on price, product safety, ease of use, quality, product recognition, access to distribution channels, product innovation, and packaging. The competitive position of the Company will in part depend on the ability of the Company to remain current in plastics manufacturing technology and to anticipate innovations in integrated thermal container technology as well as changes in consumer preferences. If the Company's integrated thermal containers are successfully received in the market, increased competition is probable. Increased competition is likely to result in price reductions, reduced operating margins, and loss of market share, any of which could materially and adversely affect the Company's business, operating results, and financial condition. There can be no assurance the Company will be able to compete successfully, keep pace with technological developments, or have sufficient funds to invest in new technologies, products, or processes.

    There also can be no assurance companies in the food and beverage or container industry, or other companies, will not enter the market for integrated thermal containers with products that are superior to, less expensive, or which achieve greater market acceptance than the Company's proposed containers. The majority of food and beverage and container manufacturers are substantially larger and more diversified than the Company; have substantially greater financial and marketing resources than the Company; have greater name recognition and distribution channels than the Company; and may have the ability to develop competitively priced integrated thermal containers.

LIABILITY INSURANCE

    The Company's proposed containers expose it to possible product liability claims if, among other things, the use of its proposed containers results in personal injury, death or property damage. There can be no assurance the Company will have sufficient resources to satisfy any liability resulting from such claims or will be able to cause its customers to indemnify or insure the Company against such claims. The
Company intends to obtain product liability insurance prior to the commencement of commercial shipment of its products. There can be no assurance such insurance coverage will be adequate in terms and scope to protect the Company against material adverse effects in the event of a successful claim, or that such insurance will be renewed, or the Company will be able to acquire additional coverage when it deems it desirable to do so.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATIONS

    All of the currently projected uses for the Company's integrated thermal containers presently fall under the authority in the United States of the United States Food and Drug Administration ("FDA") and the United States Department of Agriculture ("USDA"). The FDA regulates the material content of direct-contact food containers and packages, including certain thin wall containers manufactured by the Company. The Company does not intend to fill any of its proposed self-heating beverage containers on its premises and expects that licensees or distributors will be responsible for filling the containers with beverages and complying with appropriate FDA regulations. The Company uses approved resins and pigments in its direct-contact food products and believes its proposed containers will be in material compliance with all applicable FDA and USDA regulations.

    The Company, like all companies in the plastics industry, is also subject to federal, state, and local legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of additional environmental protection measures. The Company does not know of any legislation promulgated to date or similar initiatives that would, if enacted, have a material adverse effect on its business. There can be no assurance future legislative or regulatory enactments or other similar initiatives would not have a material adverse effect on the Company's business, financial condition, and results from operations. See "Risk Factors--Environmental Matters."

EMPLOYEES

    As of the date of this Prospectus, the Company employs eight full-time employees. None of the Company's employees are represented by a labor union or bound by a collective bargaining agreement. The Company believes its employee relations are good.

PROPERTIES

    The Company leases approximately 2,000 square feet of space for its production facility located at 12625 Danielson Court, Suite 110, Poway, California 92064, at a monthly rent of $1,142. The lease expired August 31, 1997 and has been extended to April 30, 1998. The Company also leases office space at 12675 Danielson Court, Suite 401, Poway, California 92064, at a monthly rent of $982. That lease also expired August 31, 1997 and has been extended to April 30, 1998. The Company has entered into a lease for approximately 28,400 square feet of space to be built in the Pomerado Business Park located in Poway, California 92064. The provisions of the lease provide for commencement of the lease term during March, 1998. The lease has an initial term of five years with a renewal option to the Company for an additional three years. Base rent for the initial term is $0.445 per square foot (approximately $12,600 per month). Base rent for the extension term is $0.56 per square foot (approximately $15,900 per month).

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, AND KEY EMPLOYEES

    The executive officers and directors of the Company are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------  -----------  -----------------------------------------------------
James A. Scudder.....................................          41   President, Chief Executive Officer and Director
James L. Berntsen....................................          41   Executive Vice President, Secretary and Director
Kevin A. Hainley(1)..................................          40   Chief Financial Officer
Allan C. Mayer, Jr...................................          48   Vice President, Marketing
Robert F. Coston(1)..................................          64   Director
Louis L. Knickerbocker(1)............................          53   Director

------------------------
(1)  Members of the Audit Committee


    JAMES A. SCUDDER, a co-founder of the Company, has been President, Chief Executive Officer, and a director of the Company since its inception in 1994. From 1986 to 1993, Mr. Scudder was President of Operations of Gourmet Quality Foods, Inc., a frozen foods manufacturing and distribution company. From 1978 to 1986, Mr. Scudder developed, owned, and operated three restaurants in San Diego, California.


    JAMES L. BERNTSEN, a co-founder of the Company, has been Executive Vice President, Secretary, and a director of the Company since its inception in 1994. From 1988 to 1993, Mr. Berntsen was the President and Chief Executive Officer of Minds in Motion, Inc., a distributor of copier and printer products. From 1978 to 1987, Mr. Berntsen developed, owned, and operated two restaurants in San Diego, California.


    ALLAN C. MAYER, JR. joined the Company as the Vice President of Marketing in October 1996. Since 1991, he has been the President of Allan C. Mayer & Associates, a company which provides management support in the areas of strategic planning, new business development, marketing and communications. From 1989 to 1991, Mr. Mayer was Vice President of Marketing & Sales at Energetics Corporation, a technology company. From 1987 to 1989, Mr. Mayer was Vice President of Marketing at Crescent Foods, Inc., a food distribution company.



    KEVIN A. HAINLEY joined the Company as Chief Financial Officer in December 1996. From 1992 to November, 1996, Mr. Hainley was corporate controller of Hometown Buffet, Inc., a restaurant operator. From 1986 to 1992, Mr. Hainley was an accountant with KPMG Peat Marwick LLP. Mr. Hainley is a Certified Public Accountant.



    LOUIS L. KNICKERBOCKER has been a director of the Company since February 1997. From 1985 through the present, Mr. Knickerbocker has been the President, Chief Executive Officer, and a director of the L.L. Knickerbocker Company, Inc., a California-based company which specializes in selling celebrity endorsed products through home shopping television channels.



    ROBERT F. COSTON has been a director of the Company since October 1997. Mr. Coston has been a self-employed consultant since 1990, specializing in production and distribution of various food products. Mr. Coston was President of Ardmore Farms, Inc., a subsidiary of the Quaker Oats Company, from 1986 through 1989. He held various positions with A.E. Staley Manufacturing Company from 1981 to 1986. Mr. Coston was a Vice President and General Manager of the Carnation Company from 1978 to 1981, and held various positions with General Foods Corp. from 1959 to 1978. He has a B.S. in Civil Engineering from Lehigh University.


    All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors, if any. The Company's Articles provide that a classified Board of Directors will automatically become effective when shares of Common Stock of the Company become listed on the

NYSE or AMEX, or alternatively when they are qualified for trading as a NMS security on Nasdaq and the Company has at least 800 shareholders as of the record date for the most recent annual meeting of shareholders. The classified Board of Director provisions, when and if effective, divide the Board of Directors into two classes of directors serving staggered two-year terms. Upon consummation of this Offering, the Common Shares are anticipated to be listed on the American Stock Exchange, and therefore, a classified Board of Directors will likely become operative following such consummation. Directors currently receive no cash compensation for serving on the Board of Directors and may receive reimbursement of reasonable expenses incurred in attending meetings. All executive officers serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.


    The Company has agreed, for a period of four years from the closing of this Offering, if so requested by the Representative, to allow the Representative to designate one nominee for election as a director of the Company, and if the Company is unable to maintain directors and officers liability insurance, the Representative has the right to designate a consultant to the Company's Board of Directors who has the right to attend directors' meetings and will be compensated on the same basis as outside members of the Board of Directors. Messrs. Scudder and Berntsen and Knickerbocker have entered into agreements with the Representative to vote their shares in favor of the election of the Representative's designee to the Board of Directors. The Representative has not yet exercised its right to designate such a person.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has an Audit Committee. The Board of Directors does not have a Compensation Committee or a Nominating Committee. The functions of the compensation and nominating committees are currently performed by the Board of Directors.

    AUDIT COMMITTEE

    The Audit Committee recommends a public accounting firm to be appointed by the Board of Directors, subject to ratification by the shareholders, as independent auditors to audit the Company's financial statements and to perform services related to the audit. The Audit Committee also has the responsibility to review the scope and results of the audit with the independent auditors, review with management and the independent auditors the Company's interim and year-end operating results, consider the adequacy of the internal accounting and control procedures of the Company, review any non-audit services to be performed by the independent auditors, and consider the effect of such performance on the auditor's independence. The Audit Committee was established in January 1997, and currently consists of Messrs. Knickerbocker, Coston, and Hainley.

ADVISORY BOARD

    The Company's Advisory Board is composed of persons with expertise in fields related to the Company's business. Since the Company's technology, financing and business plans are in the development stage, the advisors currently meet routinely as a group, but meetings of all advisors may not be held or may not be held as often in the future. Certain of these advisors and other advisors and consultants also meet from time to time with the Company's personnel and management to discuss the Company's present and long-term planning, research and development, marketing, and finance matters. Members of the Advisory Board are not presently compensated by the Company as members of the Advisory Board, except with respect to stock options granted to them as discussed herein. The Company currently provides reimbursement of advisors' expenses, and has no plans to provide additional compensation to its advisors, but may do so in the future. The Company presently has written consulting arrangements with four of these advisors; Messrs. Hanson, Petterson, Potomac, and Thorogood, who provide more definitive or extensive consulting services to the Company. These advisor/consultants are being compensated by the Company.

    The Company has not required the members of its Advisory Board to agree not to provide services to other entities that might conflict with the activities they provide as advisors. All advisors are expected to devote only a small portion of their time to the Company, are generally employed by employers other than the Company, and may have commitments to and/or consulting or advisory contracts with other entities that may limit their availability to the Company. These entities may also be competitors or potential customers of the Company. Furthermore, inventions or processes unrelated to integrated thermal containers discovered by advisors will not, unless otherwise agreed, become the property of the Company, but will remain such inventor's property, or the property of their employers. The Company does not believe it is dependent on any member of the Advisory Board, and believes the loss of any member will not have a material adverse impact on the business or operations of the Company. The Company believes it could obtain comparable services from other advisors in each given field should the Company lose any member of its Advisory Board. Each member of the Advisory Board has been granted options to purchase Common Stock of the Company in consideration for their service on the Advisory Board. See "Certain Transactions." The members of the Advisory Board currently are:

    C. ROWLAND HANSON is the founder of C.R.H. Associates a management consulting firm specializing in strategic planning, marketing, and communications. Prior to forming C.R.H., Mr. Hanson was Vice President of Corporate Communications at Microsoft Corporation. Before joining Microsoft Corporation, Mr. Hanson was Vice President of Marketing for Neutrogena Corporation, and held various marketing positions with the Carnation Company and General Mills, Inc. Mr. Hanson received a B.B.A. in Marketing from Loyola University, and an MBA from the University of Pennsylvania Wharton School of Business.

    ROBERT B. HORSMAN is the President and a director of San Diego National Bank, where he has held various positions since 1981. From 1972 to 1981, Mr. Horsman held various positions with California First Bank. He received his B.B.A. in Finance/Banking from Texas Tech University.

    FRED HULL is the immediate past President of Nestle Brands Foodservice Company, the food service division of Nestle U.S.A. Mr. Hull joined the Carnation Company in 1959, which was acquired by Nestle in 1985. He received a B.S. in Business Administration from the University of Colorado.


    SUZANNE JOHNSON is a co-founder, Vice President, and member of the Management Committee of Vantis International a subsidiary of the BASES Group. Ms. Johnson joined the BASES Group in 1985, where she worked until 1996. Prior to joining the BASES Group, Suzanne worked for Walker Research and prior to that she worked for Ketchum Advertising.


    JAMES W. MASON, PH.D., has been the Chief Chemist for Seal Laboratories from 1991 to the present, where he is responsible for all organic chemical analysis, quality control, and product development. From 1990 to 1991, Dr. Mason was an independent consultant. From 1987 to 1990, he was the manager of the analytical service center for Baxter Health Care. Dr. Mason specializes in the chemistry of plastics. He received his B.S. in Chemistry from the University of California, Los Angeles, and his Ph.D. from the University of California, Los Angeles.

    SALVADORE LA BARBERA is the President of Terracommercial Real Estate Corporation, a commercial real estate company he founded in the 1970's. Mr. La Barbera is a licensed California Real Estate Broker, and both his and Terracommercial's businesses are involved primarily in shopping center development. Mr. La Barbera served as Chairman of the Board of Info.NET from December, 1993 through June, 1996, when the company was merged into Simply Interactive. A former Professor of Mathematics and Computer Programming at San Jose State University, Mr. La Barbera also founded Passatempo Development Corporation, an importer of agricultural equipment, developed an agricultural equipment retail agency, and founded and was Chairman of Cal West Auto Auction, Inc. Mr. La Barbera received his Bachelors and Masters degrees in Mathematics from San Jose State University.

    TOR PETTERSON is the founder of Tor Petterson Associates, designers and engineers of industrial products. Among other products, he was the designer of the Ray-O-Vac Workhorse and Roughneck flashlight lines, the Snakelight and the Nissan thermos lines. Mr. Petterson received an honorary degree as a Doctor of Engineering Science from the City University of Los Angeles.


    L. LAWRENCE POTOMAC is an Attorney, Certified Public Accountant, Certified Financial Planner, and a licensed principal of the National Association of Securities Dealers. Mr. Potomac has been President of Financial Insight Corporation in La Jolla, California since 1980. Financial Insight provides financial planning, investment analysis, tax advice, and prepares and files tax returns and other tax reports for an international clientele. Prior to acquiring Financial Insight Corporation, Mr. Potomac was the Chief Financial Officer for Electron Inc., a manufacturer of electronic equipment in Rancho Bernardo California, and prior to that was with the public accounting firms of Peat Marwick Mitchell & Co., and Arthur Andersen & Co. Mr. Potomac is a graduate of Stanford University and received his law degree and a Master of Business Administration from Cornell University.


    D. SCOTT THOROGOOD is the founder of the Trinalta Group LLC, a consultant to technology companies. From 1994 to 1995, Mr. Thorogood was Chief Executive Officer of the Info.NET Technology Corporation. Mr. Thorogood served as Chief Executive Officer of OASiS, Inc. from 1992 until it was acquired by Sybase, Inc in 1994. From 1991 to 1992, he was Director of Strategic Marketing for Texas Instruments Advanced Information Management Division. From 1987 to 1991 he served as Director of Marketing for Fourth Generation Technologies. Mr. Thorogood received a B.S. in Mathematics and Psychology from the University of Alberta.

EXECUTIVE COMPENSATION


    The following table sets forth compensation for services rendered in all capacities to the Company during the fiscal year ended December 31, 1996 paid to the Chief Executive Officer and the Executive Vice President of the Company. No executive officer received compensation exceeding $100,000 during the fiscal years ended December 31, 1994, 1995 and 1996.


                           SUMMARY COMPENSATION TABLE


                                                                                                   LONG TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                           ANNUAL COMPENSATION                  ---------------
                                            --------------------------------------------------    SECURITIES
                                                                                OTHER ANNUAL      UNDERLYING       ALL OTHER
                                                        SALARY                  COMPENSATION     OPTIONS/SARS    COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR        ($)      BONUS ($)         ($)            ($)(1)          ($)(2)
------------------------------------------  ---------  ---------  -----------  ---------------  ---------------  -------------
James A. Scudder, Chief Executive                1996     62,000          --             --               --           5,000
  Officer, President                             1995         --          --             --               --          42,000
  and Director                                   1994         --          --             --               --           4,500

James L. Berntsen                                1996     62,000          --             --               --           5,000
  Executive Vice President, Secretary            1995         --          --             --               --          42,000
  and Director                                   1994         --          --             --               --           4,500


------------------------
(1) The options granted to the Company's executive officers were all granted under the Company's 1996 Stock Plan.

(2) Represents consulting fees and Common Stock issued in consideration for guaranteeing certain equipment leases to the Company.

OPTION GRANTS

    The following table sets forth certain information as of December 31, 1996, concerning the stock option grants to all of the Company's executive officers made for the fiscal year ended December 31, 1996.

No stock appreciation rights, restricted stock awards, or long-term performance awards have been granted as of the date of this Prospectus.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                         NUMBER OF
                                        SECURITIES        % OF TOTAL OPTIONS
                                    UNDERLYING OPTIONS   GRANTED TO EMPLOYEES   EXERCISE OR BASE    EXPIRATION
NAME                                      GRANTED           IN FISCAL YEAR       PRICE PER SHARE       DATE
----------------------------------  -------------------  ---------------------  -----------------  ------------
Kevin A. Hainley(1)...............          60,000                    50%           $    1.00        12/30/2006
Allan C. Mayer, Jr(1).............          60,000                    50%           $    1.00        12/30/2006


------------------------

(1) Mr. Mayer joined the Company in October 1996, and Mr. Hainley joined the Company in December 1996. Messrs. Hainley and Mayer are currently being compensated at annual rates of $96,000 and both of their employment agreements provide for salary increases to $120,000 per year following completion of this Offering, and certain other conditions.


OPTION EXERCISES AND HOLDINGS

    The following table sets forth information concerning option exercises and option holdings under the 1996 Stock Plan for the year ended December 31, 1996, with respect to all of the Company's executive officers.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES


                                            VALUE REALIZED      NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-
                                            MARKET PRICE AT    OPTIONS/SAR'S AT FISCAL      THE-MONEY OPTIONS/SAR'S AT
                               SHARES        EXERCISE LESS             YEAR-END               FISCAL YEAR END ($)(1)
                             ACQUIRED ON    EXERCISE PRICE    --------------------------  ------------------------------
NAME                        EXERCISE (#)          ($)         EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
--------------------------  -------------  -----------------  -----------  -------------  -------------  ---------------
Kevin A. Hainley..........           --               --          12,000        48,000          1,600           6,200
Allan C. Mayer, Jr........           --               --          12,000        48,000          1,600           6,200


------------------------
(1) Assuming the market value of the Company's restricted Common Stock on December 31, 1996 was $1.13 based on an independent appraisal using the Black Scholes valuation model.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with each of Messrs. Scudder, Berntsen, Hainley and Mayer. Mr. Scudder's employment agreement provides for his employment by the Company as its President and Chief Executive Officer at an initial annual salary of $96,000, which shall automatically increase to $144,000 per year after the completion of this Offering. Mr. Berntsen's employment agreement provides for his employment by the Company as its Executive Vice President at an initial annual salary of $96,000, which shall automatically increase to $144,000 after the completion of this Offering. Messrs. Scudder and Berntsen are party to agreements providing for an initial term expiring on August 31, 1999. Messrs. Hainley and Mayer are party to agreements providing for an initial term expiring on December 31, 1997. Each officer may receive bonuses awarded in the discretion of the Board of Directors. The agreements do not provide for any fixed or formula bonuses to be paid to the officers. The Employment Agreements provide that Messrs. Scudder and Berntsen may, at their election, receive a severance payment equal to 299% of their average annual base salary and bonuses during the preceding five year period in the event of a change of control as defined in their employment agreements. The Company also has employment agreements with Messrs. Hainley and Mayer for one year terms, each at annual salaries of $96,000, which shall increase to $120,000 for both after the completion of this Offering and certain other conditions.

1996 STOCK OPTION PLAN



    PURPOSE. The Company's 1996 Stock Plan was adopted by the Board of Directors in November 1996, and approved by the shareholders in December 1996. 545,400 shares of the Company's Common Stock are currently reserved for issuance pursuant to options or stock awards granted pursuant to the 1996 Stock Plan of which options to acquire 113,000 shares of Common Stock have been granted prior to the date of this Prospectus. The purpose of the 1996 Stock Plan is to provide an incentive to eligible employees, officers, directors, and consultants, whose present and potential contributions are important to the continued success of the Company, to afford these individuals the opportunity to acquire a proprietary interest in the Company, and to enable the Company to enlist and retain in its employment qualified personnel for the successful conduct of its business. It is intended this purpose will be effected through the granting of:
(i) Stock Options, including incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code and non-qualified stock options ("Non-qualified Stock Options") which are not intended to meet the requirements of such section; (ii) stock appreciation rights ("Stock Appreciation Rights");
(iii) restricted stock ("Restricted Stock"); and (iv) long-term performance awards ("Long Term Performance Awards").


    Officers, directors, consultants, and other employees of the Company whom the Board of Directors deems to have the potential to contribute to the success of the Company shall be eligible to receive awards under the 1996 Stock Plan. The 1996 Stock Plan provides that Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock, and Long-Term Performance Awards may be granted to employees (including officers), directors, and consultants of the Company or any parent or subsidiary of the Company. The 1996 Stock Plan provides Incentive Stock Options may only be granted to employees (including officers) of the Company or any parent or subsidiary of the Company.

    The 1996 Stock Plan is administered by the Board of Directors, or a duly appointed committee thereof. Subject to the provisions of the 1996 Stock Plan, the Board of Directors or a committee thereof has full power to select the eligible individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant. The interpretation and construction of any provision of the 1996 Stock Plan by the Board of Directors shall be final and conclusive. The Board of Directors shall have discretion in determining the number of shares and other terms of each option granted to each recipient. Each option grant shall be evidenced by an option agreement that shall specify the option price, the duration of the option, the number of shares to which the option pertains, the percentage of the option that may be exercised on specified dates in the future, and such other provisions as the Board of Directors shall determine.

    The option price for each grant of an option shall be determined by the Board of Directors, provided that, in the case of Incentive Stock Options, the option price shall not be less than the fair market value of a share of the Company's Common Stock, or in the case of Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of grant.

    All options granted under the 1996 Stock Plan shall expire no later than 10 years from the date of grant, subject to the limitations set forth in the 1996 Stock Plan. Options may be granted authorizing exercise by payment to the Company of cash or by surrender of shares of the Company's Common Stock already owned by the employee, a combination of cash and such shares, or such other consideration as is approved by the Board of Directors.

    The 1996 Stock Plan places limitations on the exercise of options under certain circumstances upon or after termination of employment or in the event of the death, disability, or termination associated with a change in control (as defined in the 1996 Stock Plan) of the Company. At the discretion of the Board of Directors the agreement evidencing the grant of a stock option may contain additional limitations upon the exercise of the option under specified circumstances, or may provide certain limited rights to exercise such options under specified circumstances. The granting of an option under the 1996 Stock Plan does not accord the recipient the rights of a shareholder, and such rights shall only accrue after the exercise of an option, and the issuance of the underlying shares of Common Stock in the recipient's name.

    The 1996 Stock Plan provides for the award of shares of Common Stock of the Company which are subject to certain restrictions ("Restricted Stock") provided in the 1996 Stock Plan or otherwise determined by the Board of Directors. Restricted Stock awards pursuant to the 1996 Stock Plan will be represented by a stock certificate registered in the name of a recipient to whom the award is made subject to the restrictions upon which it is granted. Upon the grant of Restricted Stock, such recipient will be entitled to vote the Restricted Stock and to exercise other rights as a shareholder of the Company, including the right to receive all dividends and other distributions paid or made with respect to the Restricted Stock. Pursuant to the 1996 Stock Plan, a Restricted Stock award recipient may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Restricted Stock during the restriction period designated by the Board of Directors, except by testamentary disposition, or as may otherwise be determined by the Board of Directors. When the conditions of a Restricted Stock award established by the Board of Directors lapse or are satisfied, the Company will deliver stock certificates representing the shares of Common Stock which are no longer subject to any restrictions, except those required by applicable law.

    Pursuant to the 1996 Stock Plan, the Board of Directors in its discretion may grant Stock Appreciation Rights ("SARs"). A Stock Appreciation Right generally will entitle the holder to receive money or stock from the Company in an amount equal to the excess, if any, of the aggregate fair market value of the Company's Common Stock which is subject to such right over the fair market value of the same stock on the date of grant. The Company may grant SARs allowing for the payment of the amount to which the participant exercising the SAR is entitled by delivering shares of the Company's Common Stock or cash or a combination of stock and cash as the Board of Directors in its sole discretion may determine. SARs may contain additional rights, limitations, terms, and conditions which the Board of Directors otherwise deems desirable.


    The 1996 Stock Plan also permits the granting of Long-Term Performance Awards. Such awards, if issued, are anticipated to be based upon Company, subsidiary, and/or individual performance over designated periods based on such performance factors or other criteria as the Board of Directors deems appropriate. Performance objectives may vary from participant to participant, group to group, and period to period. Such awards will generally be granted for no cash consideration. The Board of Directors may adjust Long-Term Performance Awards as they deem necessary or appropriate in order to avoid windfalls or hardships or to compensate for changes in tax, accounting, legal rules, or other circumstances. Long-Term Performance Awards may be payable in cash or Common Stock (including Restricted Stock).


    Options, SARs, Restricted Stock Awards, and Long-Term Performance Awards granted pursuant to the 1996 Stock Plan will generally be nontransferable by the participant, other than by will or by the laws of descent and distribution, and may generally be exercised only by the participant during the lifetime of the participant.

    Subject to the 1996 Stock Plan's change in control provisions, in the event of a sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding Option, SAR, Restricted Stock award, or Long-Term Performance Award shall be assumed or substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation does not agree to such assumption or substitution, the administrators shall, in lieu of such assumption or substitution, provide for the participant to have the right to exercise the Option, SAR, Restricted Stock award, or Long-Term Performance Award as to all or a portion of the Common Stock subject to the option, including shares of Common Stock as to which the option would not otherwise be exercisable.

    As of the date of this Prospectus, options to purchase an aggregate of 113,000 shares of Common Stock at an exercise price range of $1.00 to $3.00 were granted under the 1996 Stock Plan, such options vesting at the rate of 20% to 33.3% per year.

    The Company has agreed with the Representative that except with respect to options granted under the 1996 Stock Plan at an exercise price equal to the fair market value on the date of grant, it will not, for a period of 18 months from the date of this Prospectus, issue any options, or warrants, or sell any shares of capital stock without the prior written consent of the Representative.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company has adopted provisions in its Articles that eliminate to the fullest extent permissible under California law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Articles and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted under California law, and the forms of indemnification include indemnification in circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from intentional or knowing and culpable violations of law) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company has obtained an insurance policy covering officers and directors for claims made that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened material litigation or proceeding which may result in a claim for such indemnification.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock on a pro forma basis as of the date of this Prospectus, and as adjusted to reflect the sale of the 2,500,000 Units offered hereby by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's directors; (iii) each executive officer of the Company; and (iv) all directors and executive officers of the Company as a group.


                                                                                           APPROXIMATE PERCENTAGE
                                                                          SHARES           BENEFICIALLY OWNED(2)
                                                                        BENEFICIALLY ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                     OWNED(1)     BEFORE OFFERING   AFTER OFFERING
----------------------------------------------------------------------  -----------  -----------------  ---------------
James A. Scudder(3)...................................................     561,274            18.2%             10.0%

James L. Berntsen(3)..................................................     453,923            14.7               8.1

Robert F. Coston(4)...................................................      30,000             1.0             *

Kevin A. Hainley(5)...................................................      68,000             2.2               1.2

Allan C. Mayer, Jr.(6)................................................      60,000             1.9               1.1

Manhattan West, Inc.(7) ..............................................     696,944            22.6              12.5
  233 Wilshire Blvd., Suite 930,
  Santa Monica, CA 90401

The L.L. Knickerbocker Co., Inc.(8) ..................................     858,673            27.8              15.4
  30055 Commerce, Rancho Santa Margarita, CA 92688

All directors and executive officers as a group (6 persons)(9)........   2,031,870            65.8              36.4


------------------------------


*   Less than 1%


(1) Calculated pursuant to Rule 13d-3(d)1 of the Exchange Act. Shares not outstanding that are subject to options or other rights which may be exercised by the holder thereof within 60 days of the date of this Prospectus and, in addition, including all shares subject to the outstanding options in favor of Robert Coston, Kevin Hainley, Allan Mayer, and Manhattan West, Inc., are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder and all directors and officers as a group, but are not deemed outstanding for the purpose of calculating the percentage owned by any other shareholder listed.


(2) Percentage of ownership is based on 3,089,478 shares of Common Stock outstanding as of the date of this Prospectus and 5,589,478 shares of Common Stock outstanding after the Offering, without consideration of the Warrants, the Representative's Option, the Over-allotment Option, other outstanding options and warrants except as set forth below. The Company believes the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in these notes. Except as set forth above, the address of each person set forth above is the address of the Company appearing elsewhere in this Prospectus.


(3) The shareholder has entered into an agreement with the Representative to vote these shares in favor of the election to the Board of Directors of the designee of the Representative.


(4) Represents 30,000 shares which Mr. Coston has the right to acquire upon exercise of options, only 10,000 of which may be exercised within 60 days of the date of this Prospectus.


(5) Includes 48,000 shares which Mr. Hainley has the right to acquire upon exercise of options, none of which may be exercised within 60 days of the date of this Prospectus.


(6) Includes 60,000 shares which Mr. Mayer has the right to acquire upon exercise of options, only 12,000 of which may be exercised within 60 days of the date of this Prospectus.


(7) Includes 696,944 shares of Common Stock which are held pursuant or subject to a Voting Trust Agreement dated December 13, 1996, between Manhattan West, Inc., the trustee, and the Company ("Manhattan Trust"). The 696,944 shares subject to the Manhattan Trust include 553,841 shares which Manhattan West, Inc. has the right to acquire upon exercise of one option and one warrant both of which may be exercised within 60 days of the date of this Prospectus. The term of the Manhattan Trust is five years, subject to an extension for an additional term of up to 10 years upon the written agreement of Manhattan West and the trustee. The sole voting trustee is James A. Scudder, who has sole power to vote or direct the vote of such shares. The trustee does not have any power to exercise the option to acquire the shares underlying the option, is not entitled to any dividends paid to the shares subject to the Manhattan Trust, if any, may not hypothecate the shares subject to the Manhattan Trust, is not entitled to any proceeds from the sale of the shares, and does not have any power to sell or direct the sale of any of the shares held in the Manhattan Trust. Mr. Scudder disclaims beneficial ownership of the 696,944 shares held or which may be held in the Manhattan Trust.

(8) Louis L. Knickerbocker, a director of the Company, is the President, Chief Executive Officer and Chairman of the L.L. Knickerbocker Company, Inc. Mr. Knickerbocker and his spouse own approximately 40% of the common stock of the L.L. Knickerbocker Company, Inc.


(9) Includes 858,673 shares owned by Knickerbocker. Knickerbocker has entered into an agreement with the Representative to vote these shares in favor of the election to the Board of Directors of the designee of the Representative.


                CONCURRENT OFFERING BY SELLING SECURITY HOLDERS


    An aggregate of 70,587 shares of Common Stock owned by the Selling Security Holders and 70,587 shares of Common Stock issuable upon exercise of the warrants also owned by the Selling Security Holders (the "Security Holders' Warrants") are being registered simultaneously with this Offering for resale by the Selling Security Holders from time to time. The Security Holders' Common Stock, including the Common Stock underlying the Security Holders' Warrants will not be subject to any restriction on sale and may be sold at any time following this Offering.


    The following table sets forth information with respect to the Selling Security Holders, who will own an aggregate of 141,174 shares of Common Stock including 70,587 shares of Common Stock issuable upon exercise of the Security Holders' Warrants all of which are being registered hereby. The shares of Common Stock owned by the Selling Security Holders including the shares of Common Stock issuable upon exercise of the Security Holders' Warrants may be sold from time to time in the future. The Security Holders' Warrants may be exercised and the Common Stock underlying the Security Holders' Warrants may be purchased and sold at the earliest on the effective date of this Prospectus or any prospectus covering any Common Stock of the Company. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Security Holders, although the Company will receive proceeds from the exercise of the Security Holders' Warrants. The costs of qualifying these shares under federal and state securities laws, will be paid by the Company. Sales by the Selling Security Holders, or even the potential of such sales, could have an adverse effect on the market prices of the Common Shares or the Warrants.


                                                                                                      SHARES OWNED
                                                                                         SHARES           AFTER
NAME                                                                                   OFFERED(1)       OFFERING
----------------------------------------------------------------------------------  ----------------  -------------
Francesca Daniels.................................................................         11,764              --

Grant King........................................................................         82,352              --

Henri B. Schkud...................................................................         47,058              --
                                                                                          -------

  Total...........................................................................        141,174              --
                                                                                          -------
                                                                                          -------


------------------------------


(1) Includes shares underlying Selling Security Holders' Warrants.


    There are no material relationships between any of the Selling Security Holders and the Company, nor have any such material relationships existed within the past three years. The Company has been informed by the Representative and the other Underwriters that there are no agreements between the Representative and the other Underwriters and any Selling Security Holder regarding the distribution of the Common Stock held by the Selling Security Holders or the Common Stock underlying the Security Holders' Warrants.

    The sale by the Selling Security Holders of the Common Stock and the Common Stock underlying the Security Holders' Warrants may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) on an exchange or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

    Selling Security Holders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders, or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time on an exchange, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers from whom such broker-dealer may act as an agent or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

    At the time a particular offer to sell Common Stock is made by or on behalf of a Selling Shareholder, to the extent required, a prospectus shall be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

    If any of the following events occur, the prospectus will be amended to include additional disclosure before an offer or sale of Common Stock by the Selling Security Holders are made: (a) to the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in the prospectus; (b) if the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in the prospectus; and (c) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the prospectus. The prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the securities.


    Under applicable rules and regulations of the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least one (and possibly five) business days prior to the commencement of the pricing of the Common Stock. Accordingly, in the event the Representative or any of the other Underwriters is engaged in a distribution of the Common Stock, they will not be able to make a market in the Company's securities during the applicable restrictive period. However, none of the Underwriters has agreed to nor are any of them obligated to act as a broker-dealer in the sale of the Common Stock by the Selling Security Holders. In addition, each Selling Security Holder desiring to sell Common Stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M Rules 101, 102 and 104, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Security Holders.



    The Selling Security Holders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities may be deemed underwriting discounts and commissions under the Securities Act.

                              CERTAIN TRANSACTIONS


    Messrs. Scudder and Berntsen acquired 652,946 and 435,298 shares, respectively, of the Company's Common Stock in exchange for $21,000 and $14,000, respectively, in December 1994. 95,693 of these shares were subsequently transferred by Mr. Scudder, and 20,550 of these shares were subsequently transferred by Mr. Berntsen to parties unrelated to the Company.



    James Scudder was issued 28,120 shares of Common Stock of the Company on June 8, 1996, in exchange for the guarantee along with certain other guarantors of equipment leases to the Company with a value of approximately $200,000. A portion of the net proceeds of this Offering will be used to repay these leases.



    James Berntsen was issued 28,120 shares of Common Stock of the Company on July 7, 1996, in exchange for his guarantee of equipment lease payments in the amount of $65,518 for the benefit of the Company. A portion of the net proceeds of this Offering will be used to repay these leases.


    In 1995, Steve McKay, a shareholder, loaned the Company the principal amount of $8,000 which was repaid with interest in 1996.

    Between February 29, 1996 and October 2, 1996, IHI loaned an aggregate of $92,000 to the Company, interest free. All of these amounts were repaid by October 2, 1996.

    On March 6, 1995, May 16, 1995, June 30, 1995, June 30, 1995, October 31,
1995, and November 30, 1995, James Berntsen loaned the Company the principal sums of $15,000; $5,000; $3,900; $9,963; $5,063; $5,000; and $1,000,
respectively, all of which were represented by promissory notes payable on demand and bearing interest at the rate of eight percent per anum. The Company also owed Mr. Berntsen accrued consulting fees in the amount of $16,500 as of December 31, 1996. All of these obligations have been paid.

    On July 1, 1996, the Company entered into a consulting agreement with Scott Thorogood, a member of the Company's Advisory Board, to provide administrative, financial, and organizational advice and services. The agreement was extended on August 1, 1997 for an additional term of one year. Mr. Thorogood receives $7,500 per month for his part-time consulting services.

    On July 15, 1996, the Company entered into a consulting agreement with Manhattan West, Inc. to assist the Company in locating and arranging distributor agreements. The agreement is for a term of 30 months. Manhattan West, Inc. is to receive $15,000 per month from July 15, 1996 through April 15, 1997, and $5,000 per month for the remainder of the term for its part-time consulting services. Manhattan West, Inc. has agreed to defer collection of a portion of its consulting fees until after the initial public offering of the Company's securities.

    On July 15, 1996, the Company issued 143,102 shares of Common Stock to Manhattan West, Inc., for a total consideration of $100,000, and granted an option to Manhattan West to purchase 543,841 shares of Common Stock at an exercise price of $.0002 per share.

    On August 5, 1996, the Company entered into a consulting agreement with L. Lawrence Potomac, a member of the Company's Advisory Board, to provide financial and administrative services to the Company. The agreement extends through July 31, 1998. Mr. Potomac receives $1,000 per month for his part-time consulting services.

    On August 15, 1996, the Company entered into a consulting agreement with C.R.H. & Associates to provide marketing and strategic planning advice and assistance. C. Rowland Hanson, a member of the Company's Advisory Board, is the principal member of C.R.H. & Associates. The agreement was amended to be by and between the Company and Mr. Hanson and was extended through December 31, 1999. Mr. Hanson receives $7,500 per month for his part-time consulting services, which increases to $10,000 per month upon completion of an initial public offering of the Company's securities.

    On September 20, 1996, the Company issued 858,673 shares of Common Stock to Knickerbocker for $600,000.

    On December 31, 1996, the Board of Directors granted Scott Thorogood an option to acquire 250,930 shares of Common Stock for $.001 per share.

    On December 31, 1996, the Board of Directors granted Rowland Hanson an option to acquire 198,000 shares of Common Stock for $.001 per share.

    On December 31, 1996, the Board of Directors granted L. Lawrence Potomac an option to acquire 59,400 shares of Common Stock for $.001 per share. On July 24, 1997, Mr. Potomac exercised a portion of this option and purchased 5,000 shares of Common Stock for $5.00.

    On December 31, 1996 the Board of Directors granted Kevin Hainley, Chief Financial Officer of the Company, an incentive stock option under the 1996 Stock Plan to purchase 60,000 shares of Common Stock for $1.00 per share, which may be exercised for 10 years. 20% of such option vested immediately and an additional 20% vests at the end of each year thereafter, provided Mr. Hainley is employed by the Company as its Chief Financial Officer. On March 14, 1997, Mr. Hainley exercised a portion of this option and purchased 12,000 shares of Common Stock for $12,000.


    On December 31, 1996, the Board of Directors granted Allan Mayer, Vice President-Marketing of the Company, an incentive stock option under the 1996 Stock Plan, to purchase 60,000 shares of Common Stock for $1.00 per share, which may be exercised for 10 years. 20% of such option vested immediately and an additional 20% vests at the end of each year thereafter, provided Mr. Mayer is employed as an officer of the Company at the end of each year.


    On December 31, 1996, the Board of Directors granted Robert Coston, a director of the Company, an option to acquire 20,000 shares of Common Stock for $2.50 per share. The option vests 25% at the end of each year over the first four years of its five year term, provided Mr. Coston is a member of the Board of Directors or the Advisory Board at the end of each year.

    On December 31, 1996, the Board of Directors granted James Mason, a member of the Advisory Board, an option to acquire 20,000 shares of Common Stock for $2.50 per share. The option vests 25% at the end of each year over the first four years of its five year term, provided Mr. Mason is a member of the Advisory Board at the end of each year.

    On December 31, 1996, the Board of Directors granted Robert Horsman, a member of the Advisory Board, an option to acquire 20,000 shares of Common Stock for $2.50 per share. The option vests 25% at the end of each year over the first four years of the five year term, provided Mr. Horsman is a member of the Advisory Board at the end of each year.


    On December 31, 1996, the Board of Directors granted Tor Petterson, a member of the Advisory Board, an option to acquire 20,000 shares of Common Stock for $2.50 per share. The option vests 25% at the end of each year over the first four years of the five year term, provided Mr. Petterson is a member of the Advisory Board at the end of each year.


    On February 15, 1997, the Board of Directors granted Fred Hull, a member of the Advisory Board, an option to acquire 20,000 shares of Common Stock for $2.50 per share. The option vests 25% at the end of each year over the first four years of the five year term, provided Mr. Hull is a member of the Advisory Board at the end of each year.


    On February 15, 1997, the Board of Directors granted Suzanne Johnson, a member of the Advisory Board, an option to acquire 5,000 shares of Common Stock for $3.00 per share. The option vests 25% at the end of each year over the first four years of the five year term, provided Ms. Johnson is a member of the Advisory Board at the end of each year.

    On April 4, 1997, the Company entered into a distributorship agreement with Knickerbocker to develop certain specialty lines of beverages which would utilize the Company's integrated thermal containers and be marketed by Knickerbocker.

    On April 8, 1997, Manhattan West, Inc. loaned the Company $50,000 as part of the Bridge Loans, and in consideration therefor acquired a warrant to purchase 10,000 shares of the Company's Common Stock for $1.00 per share at any time during the earlier to occur of: (i) 25 months from the date thereof; or (ii) 30 days from the date the loan is fully repaid. The Bridge Loans are all anticipated to be repaid with a portion of the net proceeds of the Offering.


    On May 22, 1997, the Board of Directors granted Salvadore La Barbera, a member of the Advisory Board, an option to acquire 20,000 shares of Common Stock for $3.00 per share. The option vests 25% at the end of each year over the first four years of the five year term, provided Mr. La Barbera is a member of the Advisory Board at the end of each year.


    On October 27, 1997, the Board of Directors granted Robert Coston, a director, an option to acquire 10,000 shares of Common Stock for $5.00 per share in consideration for his agreement to become a member of the Company's Board of Directors. The option has a five year term.

    All future transactions by the Company with officers, directors, and five percent shareholders and their affiliates will be entered into only if the Company believes that such transactions are reasonably expected to benefit the Company and the terms of such transactions are no less favorable to the Company than could be obtained from unaffiliated parties. Furthermore, such transactions will be approved by a majority of disinterested directors.

                           DESCRIPTION OF SECURITIES

    The following description of the capital stock of the Company and certain provisions of the Company's Articles and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

    Upon the closing of this Offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value ("Preferred Stock"). As of the date of this Prospectus, 3,089,478 shares of Common Stock were outstanding, there were 70 holders of record of the Company's Common Stock, and no Preferred Stock was outstanding.

COMMON STOCK


    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority shareholders will be able to elect directors on the basis of their votes alone. The shareholders right to cumulative voting will terminate automatically when the Company shares are listed on the NYSE or the AMEX, or alternatively are qualified for trading as a NMS security on Nasdaq and the Company has at least 800 shareholders as of the record date for its most recent meeting of shareholders. The Common Stock is anticipated to be listed on AMEX after the consummation of the Offering and, therefore, it is not anticipated that cumulative voting rights will continue. See "Possible Anti-Takeover Effect of Certain Provisions of the Company's Articles of Incorporation." Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.


PREFERRED STOCK

    The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series, and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of that series of Preferred Stock. It should be expected that the holders of any series of Preferred Stock, when and if issued, will have priority claims to dividends and to any distributions upon liquidation of the Company, and possibly other preferences over the holders of Common Stock.

    The Board of Directors may issue one or more series of Preferred Stock without action of the shareholders of the Company. Accordingly, the issuance of Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of Preferred Stock may dilute the voting power of a holder of Common Stock (such as by issuing Preferred Stock with super-voting rights), may discourage bids for the Company's Common Stock, and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interest. The Company has no current plans to issue any Preferred Stock.

PRESENTLY OUTSTANDING WARRANTS

    As of the date of this Prospectus, the Company has outstanding warrants to purchase 400,587 shares of Common Stock. 70,587 of these Warrants comprise the Security Holders' Warrants. All of the remaining warrants may be exercised for up to 36 months from the date of issuance, and will all expire by the end of May, 2000. The exercise price of 230,000 of these warrants is $1.00 per share, and the exercise price of the remaining 100,000 is $3.00 per share. The exercise price of each of these warrants is subject to adjustment in the event of stock splits, stock dividends and similar events, and if at any time the Common Stock of the Company trades on an exchange, the Nasdaq market, the OTC Bulletin Board, or in the pink sheets for $8.00 per share for 20 out of 30 consecutive trading days, the Company has the right to shorten the exercise period for these warrants by providing 10 days prior written notice to the warrant holder, granting the warrant holder 45 days after the last day of the 30 day trading period to exercise the warrant. The Company must have an effective registration statement covering all of the shares of Common Stock underlying the warrants before it can provide notice to shorten the exercise period. The Company must also use its best efforts to keep the registration statement effective for a minimum period of six months after the termination of the shortened exercise period.

    The Security Holders' Warrants may be exercised to purchase 70,587 shares of Common Stock on substantially identical terms as the Warrants offered herein.

OPTIONS

    As of the date of this Prospectus, options to purchase a total of 1,379,506 shares of Common Stock were outstanding. 599,665 of the shares underlying these options are capable of being exercised as of the date of this Prospectus. An additional 543,841 of the shares underlying these options will be capable of being exercised upon completion of this Offering. The Company has granted Incentive Stock Options to certain of its employees for the purchase of up to an aggregate of 113,000 shares of Common Stock pursuant to the 1996 Stock Plan. An aggregate of 545,400 shares of Common Stock are currently reserved under the 1996 Stock Plan, and options may be granted under the 1996 Stock Plan which can be exercised for a period of up to 10 years and may contain such other terms as the Board of Directors or a committee appointed to administer the 1996 Stock Plan may determine. See "Management--Stock Option Plan."

UNITS

    Each Unit consists of one Common Share and one Warrant. Each Warrant entitles the holder thereof to purchase one Common Share. The Warrants may be exercised for three years from the date of this Prospectus. Upon completion of the Offering the Warrants and Common Shares comprising the Units will be immediately detachable and separately transferable from the date of this Prospectus. The Offering Price of the Units is allocated $5.40 to the Common Share and $.10 to the Warrant.

WARRANTS


    In connection with this Offering, the Company has authorized the issuance of up to 3,125,000 Warrants (including 375,000 Warrants that may be issued by the Company upon exercise of the Over-allotment Option, and 250,000 warrants that may be issued upon exercise of the Representative's Option), and has reserved 3,125,000 shares of Common Stock for issuance upon exercise of such Warrants. Each Warrant entitles the holder to purchase one Common Share at an exercise price equal to 150% of the Offering Price of the Common Shares subject to adjustment, for a period of three years commencing from the date of this Prospectus. The Warrants will trade separately immediately after this Offering.

    Each Warrant will be redeemable by the Company for $.05 per Warrant at any time upon 30 days prior written notice to the holder, at any time the closing bid price per share of the Company's Common Stock equals or exceeds 140% of the Offering Price of a Common Share for 20 consecutive trading days within the 30 day period prior to the date notice of redemption is given, and further provided at such time there is a current effective registration statement covering the Common Shares underlying the Warrants. The Company presently expects to call all of the Warrants for redemption as soon as legally possible, but several factors may modify that intention. In the event the Company provides a notice of redemption, a holder of the Warrants would be forced to exercise such holder's Warrants within the period set forth in the notice of redemption and pay the exercise price including at a time when it may be disadvantageous for such holder to do so, or to sell the Warrants at the current market price including at a time when such holder might otherwise wish to hold the Warrants, or to accept the redemption price which will likely be substantially less than the market value of the Warrants.

    The Warrants will be issued in registered form under a Warrant Agreement between the Company and ChaseMellon Shareholder Services, as warrant agent (the "Warrant Agent"). The Common Shares underlying the Warrants, when issued upon exercise of a Warrant in accordance with its terms, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Shares to the holder upon its exercise.

    Holders of the Warrants will be able to sell the Warrants, if a market exists, rather than exercise them. However, there can be no assurance that a market will develop, or if developed, will continue for the Warrants.

    Each Warrant may be exercised by surrendering the Warrant certificate, with the formal subscription form on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. Prior to their expiration or redemption by the Company, the Warrants may be exercised in whole or, from time to time, in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

    Prior to the exercise of the Warrants, the holders of the Warrants will not have any of the rights or privileges of shareholders of the Company (except to the extent they own Common Stock of the Company). The exercise price of the Warrants and the number of Common Shares issuable upon the exercise thereof are subject to adjustment upon the occurrence of certain events such as stock splits, stock dividends, recapitalizations, mergers or consolidations, as set forth in the Warrant Agreement. No adjustment of the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent in the number of Common Shares issuable upon exercise of the Warrants; however, any such adjustment not made will be carried forward and taken into account in any subsequent adjustment.

    For the life of the Warrants, the Warrant holders have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the Common Shares issuable upon the exercise of the Warrants, with a resulting dilution in the interest of the Company's shareholders by reason of the exercise of Warrants at any time, if ever, when the exercise price of the Warrants is less than the market price for the Common Stock. The terms on which the Company may be able to obtain additional capital during the life of the Warrants may be adversely affected as a result of the outstanding Warrants. The Warrant holders may exercise their Warrants at a time when the Company would seek capital by offering Common Stock on terms more favorable to the Company than those provided in the Warrants. In such an event the existence of the outstanding Warrants could have a material adverse impact on the price and/or terms the Company may be able to obtain from an offering of its Common Stock.

    For a holder to exercise the Warrants there must be a current registration statement in effect with the Securities and Exchange Commission and registration or qualification with, or approval from, various state securities agencies with respect to the shares underlying the Warrants. The Company has agreed to use its best efforts to cause a registration statement with respect to such shares under the Securities Act to continue to be effective during the term of the Warrants and to take such other actions under the laws of various states as may be required to cause the sale of Common Shares upon exercise of the Warrants to be lawful. However, the Company will not be required to honor the exercise of Warrants if, in the opinion of the Company's Board of Directors upon advice of counsel, the sale of the underlying shares upon exercise would be unlawful.

    The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. A holder of the Warrants will not possess any voting or any other rights as a shareholder of the Company unless he or she exercises the Warrants.

    The Warrant exercise price was arbitrarily determined by negotiation between the Company and the Representative. The Company may reduce the exercise price of the Warrants or extend the warrant expiration date upon notice to Warrant holders. The foregoing is merely a summary of the rights and privileges of the holders of Warrants, and is qualified in its entirety by reference to the Warrant Agreement.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion sets forth certain federal income tax consequences, under current law, which may result from the purchase and ownership of the Units, and the Common Shares and Warrants constituting the Units. The Company has not requested and does not intend to request a ruling from the Internal Revenue Service or a formal tax opinion from its counsel on any tax aspect of this Offering. This tax discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential federal income tax effects resulting from or which may result from the purchase and ownership of the Units, Common Shares, or Warrants. Prospective purchasers of the Units should consult their own tax advisors with respect to the tax consequences to them from the purchase and ownership of the Securities, and the applicability and effect of federal, state, local, foreign and other tax laws.

    The Company has allocated the cost of each Unit between each of its elements (one Common Share at a cost of $5.40 and one Warrant to purchase one Common Share at a cost of $0.10) in accordance with their perceived relative fair market values at the time of issuance. The portion of the cost of a Unit allocated to each element will constitute the initial tax basis of such element for federal income tax purposes.

    No gain or loss will be recognized by a holder of a Warrant on the holder's purchase of Common Shares for cash upon exercise of the Warrant. The adjusted tax basis of the Common Shares so acquired will be equal to the tax basis of the Warrant plus the exercise price. The holding period of the Common Shares acquired upon the exercise of the Warrant will begin on the date the Warrant is exercised.

    The sale of Common Shares or the sale of a Warrant will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized (generally the cash and fair market value of other property received) and the holder's adjusted tax basis therein. Such a sale of Common Shares will result in capital gain or loss, provided the Common Shares are a capital asset in the hands of the holder. The sale of a Warrant will likewise result in capital gain or loss, provided the Warrant is a capital asset in the hands of the holder and the Common Shares underlying the Warrant would be a capital asset to the holder if acquired by the holder.

    Under Section 305 of the Internal Revenue Code of 1986, as amended, certain actual or constructive distributions of stock (including warrants to purchase stock) with respect to such stock (or warrants) may be taxable to the shareholders (or Warrant holders) of the Company. Adjustments in the exercise price of the Warrants, or the number of shares which may be purchased upon exercise of the Warrants, in each case made pursuant to certain provisions of the Warrants, may result in a distribution which is taxable as a dividend to the holders of Warrants.

    If a Warrant is not exercised and allowed to expire, the Warrant will be deemed to have been sold or exchanged for no consideration on the expiration date. Any loss to the holder of a Warrant will be a capital loss if the Warrant was held as a capital asset and if the Common Shares underlying the Warrant would have been a capital asset had such Warrant been exercised.

    No gain or loss will be recognized by the Company upon the acquisition, exercise or expiration of any Warrants.


REPRESENTATIVE'S OPTION



    At the closing of this Offering, the Company has agreed to sell to the Representative the Representative's Option for an aggregate purchase price of $250 ($0.001 per underlying Unit). The Representative's Option grant to the Representative the right to purchase up to 250,000 Units from the Company (each Unit consisting of one Common Share, and one warrant to purchase one Common Share each of which to be under terms substantially identical to the Common Shares and Warrants offered herein). The Representative's Option may be exercised for a period of four years commencing one year after the date of this Prospectus at an exercise price of 120% of the Offering Price of the Units, and will contain certain anti-dilution provisions. The Representative's Option will be restricted from sale, assignment, transfer or hypothecation prior to its exercise date except to officers of the Representative and members of the selling group and officers and partners thereof.



    The Representative's Option to acquire up to 250,000 Units contains certain registration rights under the Securities Act relating to the shares of Common Shares and Representative's Warrants included in the Units underlying the Representative's Option and the shares of Common Stock issuable upon exercise of the Representative's Warrants included in such Units (collectively, the "Representative Shares"). Under the terms of the Representative's Option, the Company is obligated to register all or part of the Representative Shares if it receives a request to do so by the holders owning or entitled to purchase a majority of the Representative Shares, provided that the request is made 12 months after the date of this Prospectus. The Representative's Option provides for one such request, at the Company's expense. The demand registration right contained in the Representative's Option will expire five years from the date of this Prospectus. In addition, if the Company proposes to register any of its securities under the Securities Act for its own account, holders of the Representative's Option or Representative's Shares are entitled to notice of such registration and the Company is obligated to use all reasonable efforts to cause the Representative Shares to be included, provided that the underwriter of any such offering shall have the right to limit the number of shares included in the registration. The Company is responsible for all expenses incurred in connection with any such piggyback registration of the Representative Shares. The piggyback registration rights contained in the Representative's Option will expire no later than five years from the date of this Prospectus. The exercise of such registration rights by the Representative may result in dilution in the interests in the Company of then-present stockholders, hinder efforts by the Company to arrange future financings of the Company and/or have an adverse effect on the market price of the Company's Common Stock and Warrants. See "Underwriting."


POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF
  INCORPORATION

    The holders of Common Stock are currently entitled to one vote for each common share held of record on all matters submitted to a vote of the shareholders other than the election of directors, in which event any holder may demand cumulative voting. Under cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected, which is currently four. A holder may cast all of his or her votes for one nominee or distribute them among any number of nominees for election. The Company's Articles provide that the shareholders' right to cumulative voting will terminate automatically when the Company's shares are listed on the New York Stock Exchange or the American Stock Exchange, or alternatively are qualified for trading as a NMS security on the Nasdaq Stock Market, provided further the Company has at least 800 shareholders as of the record date for the most recent annual meeting of its shareholders. Upon consummation of this Offering, the Company's Common Shares are anticipated to be listed on AMEX and therefore cumulative voting will likely terminate after consummation of this Offering. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board of Directors, and may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.

    The Company's Articles also include a provision ("Fair Price Provision") that requires the approval of the holders of two-thirds of the Company's voting stock as a condition to a merger or certain other business transactions with, or proposed by a holder of 15% or more of the Company's voting stock (an "Interested Shareholder"), except in cases where the continuing directors approve the transaction or certain minimum price criteria and other procedural requirements are met. A "Continuing Director" is a director who is not affiliated with an Interested Shareholder and was elected prior to the time such Interested Shareholder became an Interested Shareholder, or any successor chosen by a majority of the Continuing Directors. The minimum price criteria generally require that, in a transaction in which shareholders are to receive payments, holders of Common Stock must receive a value equal to the higher of either the price paid by the Interested Shareholder for Common Stock during the prior two years, the Fair Market Value (as defined in the Articles) at the time, or the amount paid in the transaction in which such person became an Interested Shareholder, and that such payment be made in cash or in the type of consideration paid by the Interested Shareholder for the greatest portion of its shares. The Company's Board of Directors believes the Fair Price Provision will help assure all of the Company's shareholders will be treated similarly if certain kinds of business combinations are effected. However, the Fair Price Provision may also make it more difficult to accomplish certain transactions that could be beneficial to shareholders but are opposed by the incumbent Board of Directors.

    The Company's Articles provide for a classified Board of Directors to automatically become effective when the shares of Common Stock of the Company are listed on the New York Stock Exchange or the American Stock Exchange, or alternatively are qualified for trading as a NMS security, and when the Company has at least 800 shareholders as of the record date for the most recent annual meeting of its shareholders. The classified Board of Director provisions, when and if effective, divide the Board of Directors into two classes of directors serving staggered two-year terms. The classification of directors has the effect of making it take more time to change the composition of a majority of the Board of Directors. Upon consummation of this Offering, the Company's Common Shares are anticipated to be listed on AMEX and therefore a classified Board of Directors will likely become operative following consummation of the Offering.

    The Company's Articles also require any action required or permitted to be taken by shareholders of the Company must be effected at a duly called meeting of shareholders and may not be effected by a consent in writing. The Company's Articles also provide newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office. In addition, the Articles of the Company require shareholders give advance notice to the Company's Secretary of any director nominations or other business to be brought by shareholders at any shareholders' meeting. The Articles also require the approval of two-thirds of the Company's voting stock to amend certain provisions of the Articles. Each of these provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Risk Factors--Anti-Takeover Provisions; Limitation on Voting Rights" and "Management."

AMERICAN STOCK EXCHANGE LISTING

    The Company has applied for a listing of the Common Shares and Warrants on the American Stock Exchange under the symbols "ONT" and "ONTW", respectively. This Offering is the initial public offering of the Securities and, accordingly, there is currently no public trading market for any such Securities. Even if the Common Shares and Warrants are accepted for trading on the American Stock Exchange, there can be no assurance that a public trading market will ever develop or, if one develops, that it will be maintained. Although it has no legal obligation to do so, the Representative from time to time may act as a market maker and otherwise effect transactions for its own account, or for the account of others, in the Securities. The Representative, if it so participates, may be a dominating influence in any market that may develop for any of the Securities.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock and the Warrant Agent for the Company's Warrants is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this Offering, the Company will have 5,589,478 shares of Common Stock outstanding, assuming no exercise of the Warrants, the Over-allotment Option, the Warrants included in the Representative's Option, and other outstanding warrants and options. All of the 2,500,000 Common Shares sold in this Offering (plus any Common Shares sold upon exercise of the Over-allotment Option) will be freely transferable and tradable without restriction or further registration under the Securities Act except for any shares purchased or held by any affiliate of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. An aggregate of 141,174 shares of Common Stock, including 70,587 underlying the Security Holders' Warrants are being registered simultaneously with this Offering for resale by the Selling Security Holders from time to time. When sold, such shares will be freely tradable without restrictions or further registration under the Securities Act. See "Concurrent Offering by Selling Security Holders." The remaining 3,018,891 shares of Common Stock were issued and sold by the Company in private transactions ("Restricted Shares") and are eligible for public sale only if registered under the Securities Act, sold in accordance with Rule 144 thereunder, or pursuant to an exemption from such registration requirements.


    Holders of the Warrants included in the Units offered hereby will be entitled to purchase an aggregate of 2,500,000 Common Shares upon exercise of the Warrants at any time during the three-year period following the date of this Prospectus, provided the Company satisfies certain securities registration requirements with respect to the shares underlying the Warrants. See "Description of Securities-- Warrants." Any and all Common Shares purchased upon exercise of the Warrants will be freely tradable, provided such registration requirements are met.


    Up to 250,000 Common Shares and 250,000 Warrants may be purchased by the Representative during the four year period commencing upon the first anniversary date of this Prospectus through the exercise of the Representative's Option and the Representative's Warrants included therein. Any and all securities purchased upon exercise of the Representative's Option will not be freely tradable unless the Company satisfies certain securities registration requirements. See "Underwriting."


    Approximately 339,087 of the Restricted Shares are currently eligible for sale in the public market pursuant to Rule 144(k). All of these shares are subject to the lock-up agreement not to sell which is described below. In addition, as of the date of this Prospectus, 545,400 shares are reserved for issuance pursuant to the 1996 Stock Plan of which options to acquire 113,000 shares have been granted, and in addition another 1,266,506 shares are reserved for issuance upon the exercise of other outstanding options and 400,587 shares are reserved for issuance upon exercise of outstanding warrants. All of the shares underlying outstanding options and 330,000 of the shares underlying outstanding warrants are subject to the lock-up agreement described below. Approximately 1,555,760 of all outstanding options and warrants shall be capable of being exercised upon completion of this Offering, 1,483,506 which are all subject to the lock-up agreement described below.


    The Company, its executive officers and directors, and certain other shareholders of the Company owning an aggregate of approximately 3,018,891 shares of Common Stock and an additional 1,379,506 shares subject to outstanding options and warrants, have agreed they will not, without the prior written consent of the Representative, sell or otherwise transfer or dispose of, pledge or hypothecate any securities of the Company for a period of 12 months from the date of this Prospectus (the "Lock-up Period"). The Representative, in its sole discretion at any time and without notice to the public, may release any or all of the Company's securities from these lock-up agreements and permit holders of the Company's securities to resell all or any portion of the securities held by them at any time prior to the expiration of the Lock-up Period.

    In general, under Rule 144 as currently in effect, (beginning 90 days after the date of this Prospectus), any holder of Restricted Shares, including an affiliate of the Company, as to which at least one year has elapsed since the later of the date of their acquisition thereof from the Company or from an affiliate, would be entitled within any three month period to sell a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 55,895 shares immediately after the completion of this Offering assuming no exercise of the Over-allotment Option) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are subject to certain requirements relating to notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who beneficially owns Restricted Shares is entitled to sell such shares under Rule 144(k) without regard to the limitations described above; provided that at least two years have lapsed since the date the shares were acquired. The foregoing is a summary of Rule 144 and is not intended to be a complete description of the rule and other applicable regulations.


    Prior to this Offering, there has been no public market for the Company's securities. Following this Offering, the Company cannot predict the effect, if any, that market sales of the Common Stock, or the availability of such shares for sale pursuant to Rule 144, registration rights or otherwise, will have on the market price prevailing from time to time. Nevertheless, sales by the existing shareholders of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Company's securities and the ability of the Company to obtain additional equity financing. In addition, the availability for sale of substantial amounts of Common Shares acquired through the exercise of the Warrants, other options or warrants, or the Representative's Option and the Representative's Warrants included therein could adversely affect prevailing market prices for the Common Stock.

                                  UNDERWRITING

    Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below, for whom Joseph Charles & Associates, Inc., is acting as the Representative, have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters named below, the aggregate number of Securities set forth opposite their respective names in the table below at the price to the public less underwriting discounts set forth on the cover page of this Prospectus. The Units are being sold on a firm commitment basis. The Underwriting Agreement provides, however, the obligations of the Underwriters to pay for and accept delivery of the Units are subject to certain conditions precedent. The Underwriters are committed to purchase all of the Securities offered hereby if any are purchased.

                                                                               NUMBER OF UNITS
UNDERWRITERS                                                                   TO BE PURCHASED
-----------------------------------------------------------------------------  ---------------
Joseph Charles & Associates, Inc. ...........................................

                                                                               ---------------
    Total....................................................................      2,500,000
                                                                               ---------------
                                                                               ---------------

    The Representative has informed the Company the Underwriters do not expect to sell any Units to any accounts over which they have discretionary authority.

    The Representative has advised the Company the Underwriters propose to offer the Units directly to the public at the Offering Price set forth on the cover page of this Prospectus, and to selected dealers at that price, less a
concession of not more than $    per Unit. The Underwriters may allow a discount
of not more than $0. per Unit on sales to certain dealers. After the initial offering to the public, the price to the public of the Units of Common Shares and Warrants and the other terms may be changed.

    The Company has granted the Representative an option, which may be exercised during the 60 day period following the date of this Prospectus, to purchase up to 375,000 additional Units at the Offering Price, less the underwriting discounts and commissions. The Underwriters may exercise such option only for the purpose of covering any over-allotments in the sale of the Units offered hereby.

    The Company has agreed to pay the Representative a non-accountable expense allowance of 3% of the gross proceeds received by the Company from the sale of the Units. In addition to the Underwriters' discount and the non-accountable expense allowance, the Company is required to pay the costs of qualifying the Securities under federal and state securities laws, together with legal and accounting fees, printing and other costs incurred by the Company in connection with this Offering.

    The Company has also agreed to retain the Representative as a financial consultant for a period of two years from the date of this Prospectus for a fee of $3,000 per month, payable in advance at the closing of the Offering. The financial consulting services to be provided by the Representative include assisting in the development of a long-term financial strategy and working with financial analysts.

    The Company has also agreed, for a period of four years from the date of this Prospectus, at the option of the Representative, to nominate a designee of the Representative reasonably acceptable to the

Company, for election to the Company's Board of Directors or, at the option of the Representative, if the Company is unable to obtain directors and officers insurance satisfactory to the Representative, to designate a consultant to the Board of Directors who will have the right to attend all Board of Directors and committee meetings thereof, and who will be compensated on the same basis as non-employee members of the Board. The Representative has not yet exercised its right to designate such a person.

    The Company has agreed with the Representative if the Company redeems the Warrants the Representative will act as the Company exclusive solicitation agent and the Company will pay the Representative a fee of 2% of the aggregate exercise price if: (i) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc. who is so designated in writing by the holder exercising the Warrant; (ii) the Warrant is not held in a discretionary account except where prior specific written approval for the exercise has been received; (iii) disclosure of compensation arrangements was made both at the time of the Offering and at the time of exercise of the Warrant; (iv) the solicitation of the exercise of the Warrant was not in violation of applicable rules promulgated under the Exchange Act; and (v) the Representative provides bona fide services in connection with the solicitation of the Warrant. No solicitation fee will be paid to the Representative on Warrants exercised within one year of the date of this Prospectus or on Warrants voluntarily exercised at any time without solicitation. In addition, unless granted an exemption by the Commission from applicable rules under the Exchange Act, the Representative will be prohibited from engaging in any market making activities or solicited brokerage activities until the later of the termination of such solicitation activity or the termination by waiver or otherwise of any right the Representative may have to receive a fee for the exercise of the Warrants following such solicitation. Such a prohibition, while in effect, could impair the liquidity and market price of the Securities.


    At the closing of this Offering, and subject to the terms and conditions of the Underwriting Agreement between the Company and the Representative, the Company has agreed to sell to the Representative the Representative's Option for an aggregate purchase price of $250 as additional compensation in connection with this Offering. The Representative's Option grants to the Representative the right to purchase up to 250,000 Units (each consisting of one Common Share and one Warrant) at a price equal to 120% of the Offering Price. The Warrants underlying the Representative's Option will have an exercise price and other terms identical to the Warrants being offered to the public pursuant to this Prospectus.



    The Representative's Option may be exercised for a four-year period, commencing one year from the date of this Prospectus. The Representative's Option will be restricted from sale, transfer, assignment, or hypothecation for a period of one year from the date of this Prospectus, except to officers, and employees of the Representative, other Underwriters and/or their officers and employees. The Representative's Option will also contain anti-dilution provisions for stock splits, stock dividends, recombinations and reorganizations, a one-time demand registration provision (at the Company's expense), and piggyback registration rights (which registration rights will expire five years from the date of this Prospectus).


    Except in connection with acquisitions or the grant of options to the Company's officers and employees under the Company's 1996 Stock Plan, and at an exercise price equal to the fair market value the Company has agreed, for a period of 18 months from the closing of this Offering, not to issue, sell, or purchase any shares of Common Stock or other equity securities of the Company without the prior written consent of the Representative. The officers, directors, and certain shareholders have agreed they will not except in certain circumstances, offer, sell, or otherwise dispose of any securities of the Company owned by them for a period of 12 months from the closing of this Offering without the prior written consent of the Representative, which consent may be withheld in its sole discretion. The Representative may, in its discretion and without notice to the public, waive such restrictions and permit such holders to sell any or all of their securities of the Company, the effect of which could be a substantial decline in the trading price of the Company's Common Stock or Warrants.

    Prior to this Offering, there has been no public market for the Common Shares or Warrants and there can be no assurance a market will develop or be sustained following this Offering. The Offering Price of the Common Shares and Warrants and the exercise price of the Warrants were determined by negotiations between the Representative and the Company. Among the factors considered in determining the Offering Price and the exercise price of the Warrants were the prospects for the Company, an assessment of the industry in which the Company operates, the assessment of management, the number of Common Shares and Warrants offered, the price purchasers of the Securities might be expected to pay given the nature of the Company and the general condition of the securities markets at the time of the Offering. Accordingly, the Offering Price set forth on the cover page of this Prospectus should not necessarily be considered an indication of the actual value of the Company or the Common Shares or Warrants. The price of the Securities is subject to change as a result of market conditions and other factors, and no assurance can be given the Common Shares or Warrants can be resold at their respective Offering Price.

    Certain persons participating in the Offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Shares and Warrants at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchases, for the purpose of pegging, fixing or maintaining the price of the Common Shares or Warrants. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Representative to reclaim a selling concession from a syndicate member in connection with the Offering when Common Shares or Warrants sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the AMEX or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    Certain legal matters in connection with the issuance of the Securities offered hereby have been passed upon for the Company by Fisher Thurber LLP. David A. Fisher is the owner of an option to purchase 50,000 shares of Common Stock at $2.50 per share and is a partner of Fisher Thurber LLP. Certain legal matters will be passed upon for the Underwriters by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1996 and for the years ended December 31, 1995 and 1996, and the period from November 8, 1994 (inception) through December 31, 1996 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.


    The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement on Form SB-2 ("Registration Statement") under the Securities Act with the Securities and Exchange Commission in Washington, D.C. with respect to the Units offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in or annexed as exhibits to the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Units offered by this Prospectus, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as part thereof. Copies of the Registration Statement, together with such financial statements and exhibits, may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Chicago, Illinois 60661 and 75 Park Place, New York, New York 10007, upon payment of the charges prescribed therefor by the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Commission maintains a World Wide Web site containing reports, proxy and information statements and other information regarding registrants who file electronically with the Commission. The address of the site is http:/www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----
ONTRO, INC.
Independent Auditors' Report...............................................................................         F-2

Balance Sheets:
  December 31, 1996
  Unaudited September 30, 1997.............................................................................         F-3

Statements of Operations:
  Years ended December 31, 1995 and 1996,
  Period from inception (November 8, 1994) through December 31, 1996,
  Unaudited nine months ended September 30, 1996 and 1997, and
  Unaudited period from inception (November 8, 1994) through September 30, 1997............................         F-4

Statements of Shareholders' Equity (Deficit):
  Years ended December 31, 1995 and 1996
  Unaudited period from inception (November 8, 1994) through September 30, 1997............................         F-5

Statements of Cash Flows:
  Years ended December 31, 1995 and 1996,
  Period from inception (November 8, 1994) through December 31, 1996,
  Unaudited nine months ended September 30, 1996 and 1997, and
  Unaudited period from inception (November 8, 1994) through September 30, 1997............................         F-6

Notes to Financial Statements..............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Ontro, Inc.:



We have audited the accompanying balance sheet of Ontro, Inc. (a development stage enterprise) as of December 31, 1996, and the related statements of operations, shareholders' equity (deficit), and cash flows for the years ended December 31, 1995 and 1996 and the period from November 8, 1994 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ontro, Inc. (a development stage enterprise) as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and the period from November 8, 1994 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  KPMG Peat Marwick LLP

San Diego, California
February 14, 1997

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS


                                                                                      DECEMBER 31,
                                                                                          1996
                                                                                      -------------  SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS

Current assets:
  Cash..............................................................................  $      12,000   $    71,800
  Prepaid expenses and other current assets.........................................          2,500        11,800
                                                                                      -------------  -------------
    Total current assets............................................................         14,500        83,600

Property and equipment, net.........................................................        287,200       439,900
Deferred financing costs............................................................          7,000        73,700
Other assets........................................................................         13,600        53,700
Intangible assets, net..............................................................          6,300         9,200
                                                                                      -------------  -------------
                                                                                      $     328,600   $   660,100
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accrued consulting fees...........................................................  $      85,500   $    72,500
  Other accrued expenses............................................................        111,000       207,800
  Current portion of capital lease obligations......................................         26,800        37,300
  Payroll taxes payable.............................................................         12,000        25,300
  Notes payable (bridge loans)......................................................             --     1,245,000
                                                                                      -------------  -------------
    Total current liabilities.......................................................        235,300     1,587,900

Note payable (bridge loans).........................................................        110,000            --
Capital lease obligations, excluding current portion................................        100,100       117,300
                                                                                      -------------  -------------
    Total liabilities...............................................................        445,400     1,705,200
                                                                                      -------------  -------------

Shareholders' equity (deficit):
  Preferred stock, no par value, 5,000,000 shares authorized, no shares issued......             --            --
  Common stock, no par value, 20,000,000 shares authorized, 2,726,900 and 3,006,071 shares issued and outstanding as of December 31, 1996, and September 30, 1997,
    respectively....................................................................      1,141,900     1,714,300
  Additional paid-in capital........................................................        792,000       993,800
  Deficit accumulated during the development stage..................................     (1,645,000)   (3,322,200)
  Deferred compensation.............................................................       (405,700)     (431,000)
                                                                                      -------------  -------------
    Total shareholders' equity (deficit)............................................       (116,800)   (1,045,100)
                                                                                      -------------  -------------

Commitments and contingencies (note 12)
                                                                                      $     328,600   $   660,100
                                                                                      -------------  -------------
                                                                                      -------------  -------------


                See accompanying notes to financial statements.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS


                                                                                NINE MONTHS ENDED         FROM INCEPTION
                                                                                  SEPTEMBER 30,         (NOVEMBER 8, 1994)
                                                          FROM INCEPTION     ------------------------  THROUGH SEPTEMBER 30,
                           YEAR ENDED    YEAR ENDED     (NOVEMBER 8, 1994)      1996         1997              1997
                          DECEMBER 31,  DECEMBER 31,   THROUGH DECEMBER 31,  -----------  -----------  ---------------------
                              1995          1996               1996
                          ------------  -------------  --------------------  (UNAUDITED)  (UNAUDITED)       (UNAUDITED)
Operating expenses:
  Marketing, general and
    administrative......   $   94,500    $   830,400       $    937,200       $ 399,700    $1,127,700       $ 2,064,900
  Research and
    development.........       67,900        235,900            303,800         231,200      402,000            705,800
  Compensation related
    to grant of stock
    options.............           --        379,300            379,300         379,300       26,400            405,700
                          ------------  -------------       -----------      -----------  -----------       -----------
      Total operating
        expenses........      162,400      1,445,600          1,620,300       1,010,200    1,556,100          3,176,400
Interest expense........        1,700         22,800             24,700          11,300      121,100            145,800
                          ------------  -------------       -----------      -----------  -----------       -----------
      Net loss..........   $ (164,100)   $(1,468,400)      $ (1,645,000)     ($1,021,500) ($1,677,200)      $(3,322,200)
                          ------------  -------------       -----------      -----------  -----------       -----------
                          ------------  -------------       -----------      -----------  -----------       -----------
      Net loss per
        common share....   $    (0.07)   $     (0.49)                         $   (0.37)   $   (0.43)
                          ------------  -------------                        -----------  -----------
                          ------------  -------------                        -----------  -----------


                See accompanying notes to financial statements.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)



                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
  AND THE PERIOD FROM NOVEMBER 8, 1994 (INCEPTION) THROUGH SEPTEMBER 30, 1997



                                                                                 DEFICIT
                                                                               ACCUMULATED                   TOTAL
                                                COMMON STOCK      ADDITIONAL   DURING THE                 SHAREHOLDERS'
                                            --------------------    PAID-IN    DEVELOPMENT    DEFERRED       EQUITY
                                             SHARES     AMOUNT      CAPITAL       STAGE     COMPENSATION   (DEFICIT)
                                            ---------  ---------  -----------  -----------  ------------  ------------
Balance at November 8, 1994 (inception)...         --  $      --   $      --    $      --    $       --    $       --
Issuance of common stock at $.032 per
  share...................................  1,088,200     35,000          --           --            --        35,000
Net loss..................................         --         --          --      (12,500)           --       (12,500)
                                            ---------  ---------  -----------  -----------  ------------  ------------
Balance at December 31, 1994..............  1,088,200     35,000          --      (12,500)           --        22,500
Issuance of common stock at $.032 per
  share...................................    177,100      5,700          --           --            --         5,700
Issuance of common stock at $.889 per
  share...................................     98,400     87,500          --           --            --        87,500
Net loss..................................         --         --          --     (164,100)           --      (164,100)
                                            ---------  ---------  -----------  -----------  ------------  ------------
Balance at December 31, 1995..............  1,363,700    128,200          --     (176,600)           --       (48,400)
Issuance of common stock at $.699 per
  share...................................  1,001,800    700,000          --           --            --       700,000
Issuance of common stock at $.71 per share
  for services............................     42,200     29,900          --           --            --        29,900
Issuance of common stock at $.889 per
  share...................................    119,500    106,300          --           --            --       106,300
Issuance of common stock at $.889 per
  share for services......................     59,100     52,500          --           --            --        52,500
Issuance of common stock at $.889 per
  share in exchange for loan guarantees...    140,600    125,000          --           --            --       125,000
Fair value of detachable warrants on
  debt....................................         --         --       7,000           --            --         7,000
Issuance of stock options.................         --         --     785,000           --      (405,700)      379,300
Net loss..................................         --         --          --   (1,468,400)           --    (1,468,400)
                                            ---------  ---------  -----------  -----------  ------------  ------------
Balance at December 31, 1996..............  2,726,900  1,141,900     792,000   (1,645,000)      405,700      (116,800)
Exercise of stock options (unaudited).....     17,000     12,000          --           --            --        12,000
Fair value of detachable warrants on debt
  (unaudited).............................         --         --      94,500           --            --        94,500
Issuance of common stock at $2.25 per
  share and warrants (unaudited)..........    222,222    444,400      55,600           --            --       500,000
Issuance of common stock at $3.13 per
  share (unaudited).......................     31,949    100,000          --           --            --       100,000
Issuance of stock options (unaudited).....         --         --      51,700           --       (40,800)       10,900
Issuance of common stock at $2.00 per
  share for services (unaudited)..........      8,000     16,000          --           --            --        16,000
Compensation related to grant of stock
  options (unaudited).....................         --         --          --           --        15,500        15,500
Net loss (unaudited)......................         --         --          --   (1,677,200)           --    (1,677,200)
                                            ---------  ---------  -----------  -----------  ------------  ------------
Balance at September 30, 1997
  (unaudited).............................  3,006,071  $1,714,300  $ 993,800   ($3,322,200)  $ (431,000)   $(1,045,100)
                                            ---------  ---------  -----------  -----------  ------------  ------------
                                            ---------  ---------  -----------  -----------  ------------  ------------



                See accompanying notes to financial statements.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                            STATEMENTS OF CASH FLOWS


                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
  AND THE PERIOD FROM NOVEMBER 8, 1994 (INCEPTION) THROUGH SEPTEMBER 30, 1997


                                     YEAR ENDED DECEMBER     FROM INCEPTION
                                             31,           (NOVEMBER 8, 1994)     NINE MONTHS ENDED        FROM INCEPTION
                                    ---------------------   THROUGH DECEMBER        SEPTEMBER 30,        (NOVEMBER 8, 1994)
                                      1995        1996          31, 1996       ------------------------  THROUGH SEPTEMBER
                                    ---------  ----------  ------------------     1996         1997           30, 1997
                                                                               -----------  -----------  ------------------
                                                                               (UNAUDITED)  (UNAUDITED)     (UNAUDITED)
Cash flows from operating
  activities:
  Net loss........................  $(164,100) $(1,468,400)    $ (1,645,000)   ($1,021,500) ($1,677,200)    $ (3,322,200)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
    Depreciation and
      amortization................        800      26,700           27,600          8,700       47,700            75,300
    Amortization of debt issue
      discount cost...............         --          --               --             --       27,800            27,800
    Issuance of common stock for
      services....................         --     207,400          207,400        177,500       16,000           223,400
    Compensation related to grant
      of stock options............         --     379,300          379,300        379,300       26,400           405,700
    (Increase) decrease in prepaid
      and other current assets....     (1,300)     (1,200)          (2,500)         1,300       (9,300)          (11,800)
    Increase in other assets......       (900)    (12,700)         (13,600)       (12,600)     (40,100)          (53,700)
    Increase in accrued
      expenses....................     33,400     175,100          208,500        115,700       97,100           305,600
                                    ---------  ----------  ------------------  -----------  -----------  ------------------
      Net cash used in operating
        activities................   (132,100)   (693,800)        (838,300)      (351,600)  (1,511,600)       (2,349,900)
                                    ---------  ----------  ------------------  -----------  -----------  ------------------
Cash flows from investing
  activities:
  Intangible assets...............     (6,500)         --           (9,000)            --       (4,700)          (13,700)
  Purchase of property and
    equipment.....................    (26,000)   (150,100)        (176,100)       (85,800)    (146,500)         (322,600)
                                    ---------  ----------  ------------------  -----------  -----------  ------------------
      Net cash used in investing
        activities................    (32,500)   (150,100)        (185,100)       (85,800)    (151,200)         (336,300)
                                    ---------  ----------  ------------------  -----------  -----------  ------------------
Cash flows from financing
  activities:
  Proceeds from issuance of common
    stock.........................     93,200     806,300          934,500        806,300      612,000         1,546,500
  Proceeds from notes payable.....         --     110,000          110,000             --    1,135,000         1,245,000
  Net proceeds from (payments on)
    notes payable to
    shareholder...................     52,900     (52,900)              --        (47,000)          --                --
  Payments on advance from
    shareholder...................       (100)         --               --             --           --                --
  Net proceeds from (payments on)
    advances from related party...         --          --               --         92,500           --                --
  Payments on capital lease
    obligations...................         --      (9,100)          (9,100)        (3,200)     (24,400)          (33,500)
                                    ---------  ----------  ------------------  -----------  -----------  ------------------
      Net cash provided by
        financing activities......    146,000     854,300        1,035,400        848,600    1,722,600         2,758,000
                                    ---------  ----------  ------------------  -----------  -----------  ------------------
Net increase (decrease) in cash...    (18,600)     10,400           12,000        411,200       59,800            71,800
Cash, beginning of period.........     20,200       1,600               --          1,600       12,000                --
                                    ---------  ----------  ------------------  -----------  -----------  ------------------
Cash, end of period...............  $   1,600  $   12,000     $     12,000      $ 412,800    $  71,800      $     71,800
                                    ---------  ----------  ------------------  -----------  -----------  ------------------
                                    ---------  ----------  ------------------  -----------  -----------  ------------------
Supplemental disclosure of cash
  flow information:
  Cash paid during the period for
    interest......................  $      --  $   24,300     $     24,300      $  11,300    $  27,300      $     51,600
Supplemental disclosure of
  non-cash transactions:
  Equipment acquisitions under
    capital lease.................  $      --  $  136,000     $    136,000      $ 136,000    $  52,100      $    188,100
  Warrants issued in connection
    with debt.....................  $      --  $    7,000     $      7,000      $      --    $  94,500      $    101,500



                See accompanying notes to financial statements.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                         NOTES TO FINANCIAL STATEMENTS


    (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


(1) NATURE OF OPERATIONS


    Ontro, Inc. ("Ontro" or the "Company"), (formerly Self-Heating Container Corporation of California), was incorporated on November 8, 1994 under the laws of the state of California.


    Through a license agreement with Insta-Heat, Inc. (Note 8), Ontro has exclusive worldwide rights to produce, market, and distribute a self-heating container.

    The Company is a development stage enterprise. Accordingly, the Company's operations have been directed primarily toward raising capital, developing business strategies, research and development, establishing sources of supply, acquiring operating assets, initial production, and recruiting personnel. The Company commenced operations during 1994. Operations prior to January 1, 1995 were not significant.

    Ontro has been unprofitable and has not generated revenue from the sale of products or other sources since inception. The Company expects to incur losses as it expands its development activities and pursues commercialization of its technologies. The future success of the Company is dependent upon its ability to obtain additional working capital to develop, manufacture and market its products and, ultimately, upon its ability to attain future profitable operations.

    The Company has suffered recurring operating losses and has net capital and working capital deficiencies. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


    In order to provide financing to continue its development activities and commercialization of its technologies as planned, the Company will pursue financing in both public and private markets, while continuing its licensing efforts.


(2) SIGNIFICANT ACCOUNTING POLICIES

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost with depreciation provided using the straight-line method over the estimated useful lives of such assets, which range from three to five years. Equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

    INTANGIBLE ASSETS


    Intangible assets consist of patents, trademark, and organization costs, and are carried at cost less accumulated amortization. Costs are amortized on a straight-line basis over an estimated useful life of 5 years. Accumulated amortization at December 31, 1996 was $2,700.


    STOCK-BASED COMPENSATION


    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123"), which permits entities to recognize as expense over the vesting period, the fair value of all stock-based awards on the date of

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)



    grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB Opinion No. 25"). Under APB Opinion No. 25, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. If the provisions of APB Opinion No. 25 are applied, pro forma net loss disclosures for employee stock option grants made in 1996 and future years must be provided as if the fair-value-based method defined in SFAS No. 123 had been applied (Note 7). The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.


    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed in the period incurred.

    INCOME TAXES


    Until September 1996, the Company's shareholders elected to have the Company be treated as an S Corporation in which all income, losses and credits pass through to the shareholders to be reported on their personal tax returns. Thus, no deferred federal taxes were provided since the Company was not liable for federal income taxes, and state deferred taxes were immaterial. In September 1996, the Company became a C corporation.


    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF


    On January 1, 1996, the Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.


    FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS," requires that fair values be disclosed for the Company's financial instruments. The carrying amounts of cash, prepaid expenses and other current assets, accrued consulting fees, and other accrued expenses approximate fair values due to the short-term nature of these instruments.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


    The carrying amount of the note payable is a reasonable estimate of fair value as terms of the note payable are substantially similar to terms which could be obtained by the Company from similar parties.

    NET LOSS PER COMMON SHARE


    Net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding. Common equivalent shares are not included in the per-share calculations where the effect of their inclusion would be anti-dilutive, except that, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the twelve-month period prior to the initial filing of the initial public offering have been included in the calculation as if they were outstanding for all periods using the treasury stock method at the anticipated initial public offering price of common stock.



    The weighted average common and common equivalent shares outstanding used in the calculation of net loss per common share are 2,423,800, and 3,024,100, for the years ended December 31, 1995 and 1996, respectively, and 2,733,700, and 3,864,600, for the nine month periods ended September 30, 1996 and 1997, respectively.


    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    UNAUDITED INTERIM FINANCIAL INFORMATION


    The accompanying interim financial information as of September 30, 1997, and for the nine month periods ended September 30, 1996 and 1997, is unaudited and, in the opinion of management, reflects all adjustments that are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods then ended. All such adjustments are of a normal and recurring nature.


(3) PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1996 consists of the following:

Machinery and equipment...........................................  $ 205,000
Molds.............................................................     56,500
Office equipment..................................................     20,400
Leasehold improvements............................................     30,200
                                                                    ---------
                                                                      312,100
Less accumulated depreciation and amortization....................    (24,900)
                                                                    ---------
                                                                    $ 287,200
                                                                    ---------
                                                                    ---------

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


(4) INCOME TAXES


    The Company has no significant taxable temporary differences which would require recognition of deferred tax liabilities and, due to the uncertainty of future realizability, has not recognized any deferred tax assets for deductible temporary differences and tax operating loss carry forwards. At December 31, 1996, the Company's net deferred tax asset, which principally relates to the tax operating loss carry forwards, was approximately $214,000 which was offset by a valuation allowance in the same amount. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the historical losses incurred to date and uncertainty of projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is not more likely than not that the Company will realize the benefits of these deductible differences.


    At December 31, 1996, the Company had available net operating loss carry forwards of approximately $548,000 for federal income tax reporting purposes which expire in 2011. The net operating loss carry forwards for state purposes, which expire in 2001, are approximately 50% of federal amounts.

    In accordance with Internal Revenue Code Section 382, the annual utilization of net operating loss carry forwards and credits existing prior to a change in control may be limited upon a change in control.

(5) LEASES

    The Company leases office and plant facilities in Poway, California and office and plant equipment under noncancelable operating lease agreements that expire on various dates through October 1999. The Company also maintains capital leases on equipment. Assets recorded under capital leases had a total cost of $136,000 less accumulated amortization of $6,600 as of December 31, 1996, and are included in property and equipment in the accompanying balance sheet.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)



    Future minimum lease payments under capital and noncancelable operating leases as of December 31, 1996 are as follows:


                                                                         CAPITAL     OPERATING
YEAR ENDING DECEMBER 31,                                                  LEASE        LEASE
----------------------------------------------------------------------  ----------  -----------
1997..................................................................  $   57,000   $  26,100
1998..................................................................      57,000       3,500
1999..................................................................      53,600       2,000
2000..................................................................      27,400      --
                                                                        ----------  -----------
Total minimum lease commitments.......................................     195,000   $  31,600
                                                                                    -----------
                                                                                    -----------
Less amount representing interest (at rates ranging from 12.0% to
  28.1%)..............................................................     (68,100)
                                                                        ----------
Present value of future minimum capital lease obligations.............     126,900
Less current portion of capital lease obligations.....................     (26,800)
                                                                        ----------
Capital lease obligations, excluding current portion..................  $  100,100
                                                                        ----------
                                                                        ----------

   Rent expense was $8,600 and $25,500 for the years ended December 31, 1995 and 1996, respectively.

(6) NOTE PAYABLE


    The Board of Directors authorized the Company to borrow up to $1,320,000 in bridge loan financing. The general terms of this financing are two year notes at a 10% interest rate, and provide for the granting of warrants to purchase 20,000 shares of common stock for every $110,000 borrowed by the Company (Note 7). Payment of principal and interest are due at the earlier of two years or the completion of an Initial Public Offering ("IPO"). In addition, this financing imposes restrictions on dividend payments during the term of such indebtedness. At December 31, 1996 and September 30, 1997, the Company had $110,000 and $1,245,000 outstanding on the bridge loan financing, respectively. (Note 7)



(7) SHAREHOLDERS' EQUITY


    PREFERRED STOCK

    The Company has 5,000,000 shares of preferred stock authorized for issuance with no par value. No shares have been issued.

    STOCK OPTIONS


    During the year ended December 31, 1996, the Board of Directors adopted an incentive stock option plan for executives and key employees (the "Plan"). The Plan authorizes the granting of options to purchase shares of the Company's common stock. Options generally vest evenly over four years from the date of grant. Options expire ten years after the date of grant, or at the employee's termination date, if earlier. The number of shares authorized for the Plan is 357,400. On October 27, 1997, the number of shares authorized was increased to 545,400.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)



   At December 31, 1996, there were 237,400 shares available for grant under the Plan. Using the prescribed valuation methods of SFAS No. 123, the Company determined that the per share weighted average fair value of stock options granted during 1996 was $0.38 on the date of grant. The following weighted average assumptions were included in this method for 1996: no expected dividend yield, volatility rate of 37.5%, risk-free interest rate of 6.0%, and an expected life of five years.


   The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized in the financial statements for its stock options issued to employees or directors of the Company. Had the Company determined compensation cost for its stock options based on the fair value at the grant date under SFAS No. 123, the Company's net loss in 1996 would have been increased to the pro forma amount indicated below:


Net loss, as reported...........................................  $1,468,400
Pro forma net loss..............................................  1,489,200
Pro forma net loss per common share.............................      (0.47)


   Pro forma net loss reflects only options granted in 1996. Pro forma net loss stated in accordance with SFAS No. 123 may not be representative of the effects on reported net loss in future years.


   The following is a summary of option activity for the period of January 1, 1996 through September 30, 1997:



                                                                     NUMBER OF
                                                                      SHARES    EXERCISE PRICE
                                                                     ---------  --------------
Outstanding at January 1, 1996.....................................     --            --
Granted............................................................    120,000      $1.00
                                                                     ---------
Outstanding at December 31, 1996...................................    120,000      $1.00
Exercised..........................................................    (12,000)     $1.00
Granted............................................................      5,000      $3.00
                                                                     ---------
Outstanding at September 30, 1997..................................    113,000  $1.00 - $3.00
                                                                     ---------
                                                                     ---------
Exercisable at September 30, 1997..................................     12,000      $1.00
                                                                     ---------
                                                                     ---------



   The weighted average remaining contractual life for options outstanding as of December 31, 1996 was approximately 10 years.



   During 1996, the Board of Directors granted and the shareholders approved 1,216,506 stock options outside the Plan at a price range of $0.001 to $3.00 to non-employees. The Company recognized $379,300 of compensation expense to non-employees relating to these options during 1996 and deferred $405,700 of compensation expense for options that had not vested as of December 31, 1996 using the prescribed valuation methods of SFAS No. 123. The Company determined that the per share weighted average fair value of stock options granted during 1996 was $0.67 on the date of grant. The following weighted average assumptions were included in this method for 1996: no expected dividend yield, volatility rate of 37.5%, risk-free interest rate of 6.0%, and an expected life of five years.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)



   During the nine months ended September 30, 1997, the Board of Directors granted and the shareholders approved 45,000 stock options outside the Plan at a price range of $2.50 to $3.00 to non-employees. The Company recognized $26,400 of compensation expense to non-employees relating to these options during the nine months ended September 30, 1997 and deferred $40,800 of compensation expense for options that had not vested as of September 30, 1997 using the prescribed valuation methods of SFAS No. 123. The Company determined that the per share weighted average fair value of stock options granted during the nine months ended September 30, 1997 ranged from $1.25 to $2.00 on the date of grant. The following weighted average assumptions were included in this method for 1997: no expected dividend yield, volatility rate of 37.5%, risk-free interest rate of 6.0%, and an expected life ranging from three to five years.



   At December 31, 1996, there were 542,665 options to non-employees fully vested, 543,841 which vest upon completion of an IPO, and 80,000 options to non-employees which vest over four years and expire after five years.


   WARRANTS


   In conjunction with obtaining bridge loan financing in December 1996 (Notes 6 and 11), the Company granted warrants to purchase 20,000 shares of common stock at an exercise price of $1.00 per share. These warrants were deemed to have an aggregate fair value of $7,000 at the date of grant based on valuation methods prescribed by SFAS No. 123 using the following assumptions: no expected dividend yield, volatility rate of 37.5%, risk-free interest rate of 6.0%, and an expected life of two years. The Company has recorded the value ascribed to the warrants of $7,000 as deferred financing costs and is amortizing the amount over the life of the related debt.



   In conjunction with obtaining bridge loan financing in January 1997 through May 1997 (Notes 6 and 11), the Company granted warrants to purchase 210,000 shares of common stock at an exercise price of $1.00 per share. These warrants were deemed to have an aggregate fair value of $94,500 at the date of grant based on valuation methods prescribed by SFAS No. 123 using the following assumptions: no expected dividend yield, volatility rate of 37.5%, risk-free interest rate of 6.0%, and an expected life of two years. The Company has recorded the value ascribed to the warrants of $94,500 as deferred financing costs and is amortizing the amount over the life of the related debt. Amortization of such costs for the nine months ended September 30, 1997 was $27,800.


   STOCK SPLIT


   On December 31, 1996, the Company completed a 28.12-for-1 stock split in the form of a stock dividend payable to all existing shareholders. All references in the accompanying financial statements to average number of shares outstanding and related prices, per share amounts, stock option plan, and warrant data have been restated to reflect the split.


(8) LICENSE AGREEMENT


    The Company is party to a license agreement with Insta-Heat, Inc. ("IHI"), an affiliated company through common ownership. This agreement grants the Company an exclusive worldwide license in perpetuity with respect to the patents and technology developed by IHI. The Company is obligated to prosecute infringement claims regarding the IHI technology and to defend any infringement claims

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)



    brought against IHI or the Company. The license agreement requires the Company to make annual continuing royalty payments to IHI based on a percentage of sales but not less than a minimum annual royalty of $25,000. In March 1997, the license agreement was amended to increase the minimum annual royalty for future periods to $50,000 and also requires additional royalty payments from the Company on the sale of products utilizing IHI technology subject to the Company achieving minimum annual net operating income after payment of all taxes of no less than $4 million. Upon achieving the minimum net operating income, the IHI license requires royalty payments equal to the greater of (i) 2% of the gross sales of integrated thermal container and products developed in connection with it, or (ii) $.015 per unit sold up to the first $30 million in sales by the Company. For sales in excess of $30 million the IHI License requires royalty payments (subject to the same minimum income levels) equal to the greater of (i) 3% of the gross annual sales in excess of $30 million, or (ii) $.015 per unit sold.


    The Company recognized the minimum royalty liability to IHI of $25,000 during 1996.

    The IHI license provides an option to the Company to purchase all of the IHI technology and terminate the IHI license. However this option requires the Company to pay IHI $3 million and is only available through December 31, 2000 including a one year right to extend upon the payment of $100,000.

(9) RELATED PARTY TRANSACTIONS

    During 1996, IHI advanced money to the Company to be used for working capital purposes. These balances were repaid and there was no balance outstanding at December 31, 1996.


    The Company paid accrued consulting fees to its founding shareholders during 1995 and 1996. At December 31, 1996, the Company owed $16,500 in accrued consulting fees to one of those shareholders, which was repaid in 1997.


    The Company has entered into various consulting agreements with members of its Advisory Board resulting in current monthly commitments of approximately $20,000 with terms expiring on various dates between August 1997 and December 1999.


    During 1996, various shareholders made loans to the Company. These loans were payable on demand at 8% annual interest. There were no amounts owed to shareholders at December 31, 1996.


(10) EMPLOYEE BENEFIT PLAN

    Effective January 1, 1996, the Company sponsored a salary reduction simplified employee pension plan. Employees who have completed one year of service and are 21 years of age or older are eligible to participate. Eligible employees may elect to defer up to 15% of annual compensation, subject to limitations. The Company may make discretionary contributions to the plan. The Company made no contributions to the plan during 1996.


(11) SUBSEQUENT EVENTS (UNAUDITED)



    From January through May 1997, the Company borrowed $1,135,000 through bridge loan financing. These loans included an interest rate of 10% per annum with accrued principal and interest due at the

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AT SEPTEMBER 30, 1997 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)



    earlier of an IPO by the Company or 24 months. Attached to these loans are warrants to purchase 210,000 shares of common stock of the Company at a price of $1.00 per share. One loan for $55,000 also includes a provision which allows the Company, at its discretion, to convert the amount of principal and interest owed to common stock in the event of an IPO, based on a price per share which is 50% of the IPO price.



    During February through October 1997, the Board of Directors authorized the issuance of and granted to members of its Advisory Board and Board of Directors 55,000 non-qualified stock options (outside the Plan) at prices ranging from $2.50 to $5.00.



    In March 1997, the Company issued 12,000 shares of common stock to Kevin A. Hainley, Chief Financial Officer, for total consideration of $12,000, or $1.00 per share, upon exercise of an outstanding incentive stock option.



    In April 1997, the Company entered into a distribution agreement with L.L. Knickerbocker Company, Inc. ("Knickerbocker"), a shareholder of the Company, to develop certain specialty lines of beverages which would utilize the Company's integrated thermal containers and be marketed by Knickerbocker.



    In May 1997, the Company issued 222,222 shares of common stock and a warrant to purchase 100,000 shares of common stock for $3.00 per share, for total consideration of $500,000.



    In June 1997, the Company issued 4,000 shares of common stock to Mr. Hainley in lieu of accrued salary of $8,000 ($2.00 per share).



    In July 1997, the Company issued 5,000 shares of common stock to an Advisory Board member for total consideration of $5.00, or $0.001 per share, upon exercise of an outstanding non-qualified stock option.



    In August 1997, the Company issued 4,000 shares of common stock to Mr. Hainley in lieu of accrued salary of $8,000 ($2.00 per share).



    In September 1997, the Company issued 31,949 shares of common stock, for total consideration of $100,000 ($3.13 per share).



    In October 1997, the Company issued 12,820 shares of common stock, for total consideration of $40,000 ($3.13 per share).



    Also in October 1997, the Company issued 70,587 units consisting of one share of common stock and a warrant to purchase one share of common stock for total consideration of $300,000. The warrants expire in four years and the exercise price is 150% of the Company's IPO price in the event of an IPO.



(12) COMMITMENTS AND CONTINGENCIES



    The Company has employment agreements with certain officers which provide such officers, at their discretion, severance payments equal to 299% of their average annual base salary and bonuses during the preceding five-year period in the event of a change of control as defined in their employment agreements.

                    INSIDE REAR COVER--DIAGRAMS AND ARTWORK



DESCRIPTIONS AND CAPTIONS



1.  Background: Brown



2. Top Center Text: "The Ontro self-heating container is designed to provide a hot beverage anytime, anywhere...at the push of a button."



3.  Center of Page: Diagram from label of container.



               HEATING INSTRUCTIONS
---------------------------------------------------
1. Diagram of hand opening foil cover of bottom of   Place can on flat surface and peel
can                                                  off foil.
                                                     Using your thumb push plastic center
2. Diagram of thumb pushing bottom of can            inward approximately 1/2 inch
3. Diagram of top of can with "30 SEC." Above        WAIT A FULL 30 SECONDS
4. Diagram of Self Heating Can upside down and       After 30 seconds Turn can over
turned right side up.                                (right side up)
                                                     In 5 minutes, open top and enjoy a
Diagram of top of open can with steam emitting from  hot beverage! (Note: It takes 3
opening "5 min." above                               minutes until can feels warm.)



4.  Bottom Right: Company logo

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST BE NOT RELIED UPON AS HAVING BEEN AUTHORIZED THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    4
Risk Factors..............................................................    8
Use of Proceeds...........................................................   22
Dividend Policy...........................................................   23
Dilution..................................................................   24
Capitalization............................................................   25
Selected Financial Data...................................................   26
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   27
Business..................................................................   30
Management................................................................   41
Principal Shareholders....................................................   49
Concurrent Offering by Selling Security Holders...........................   50
Certain Transactions......................................................   52
Description of Securities.................................................   55
Shares Eligible for Future Sale...........................................   61
Underwriting..............................................................   63
Legal Matters.............................................................   65
Experts...................................................................   65
Additional Information....................................................   66
Index to Financial Statements.............................................  F-1


                            ------------------------

    UNTIL            , 1998, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                2,500,000 UNITS

                             EACH UNIT CONSISTS OF
                         ONE SHARE OF COMMON STOCK AND
                       ONE COMMON STOCK PURCHASE WARRANT
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                       JOSEPH CHARLES & ASSOCIATES, INC.

                                           , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The statutes, charter provisions, Bylaws, Indemnification Agreements, or other arrangements under which any controlling person, director, or officer of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, are as follows:

        (a) Section 317 of the California General Corporation Law provides for the indemnification of officers and directors of the Company against expenses, judgments, fines, and amounts paid in settlement under certain conditions and subject to certain limitations.

        (b) Article V of the Bylaws of the Company provides that the Company shall have power to indemnify any person who is or was an agent of the Company as defined in Section 317 of the California General Corporation Law through Bylaw provisions, agreements with agents, vote of the stockholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject to applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

        (c) Article IV of the Company's Articles of Incorporation provides that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. Accordingly, a director will not be liable for monetary damages for breach of duty to the Company or its shareholders in any action brought by or in the right of the Company. However, a director remains liable to the extent required by California law. The provisions will not alter the liability of directors under federal securities laws.

        (d) Pursuant to authorization provided under the Articles of Incorporation, the Company has entered into Indemnification Agreements with each of its directors and officers. Generally, the Indemnification Agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company, except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses, for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The Indemnification Agreements provide for the Company to advance to the individual any and all reasonable expenses, including legal fees and expenses, incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

        (e) There is directors and officers liability insurance now in effect which insures directors and officers of the Company. Such policy expires on December 31, 1997 and provides limits of $2,000,000 per policy year and does not provide coverage with respect to this filing. Under the policy, the directors and officers are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions. The policy insures the Company against loss as to which its directors and officers are entitled to indemnification. Upon completion of this Offering, the Company intends to obtain a policy that will provide limits of $5,000,000 per policy year and will provide coverage with respect to this filing.

        (f) The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriters have agreed to indemnify the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act of 1933 (the "Act"), each director of the Company, and each officer of the Company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the AMEX filing fee.

Securities and Exchange Commission filing fee......................  $  14.624
AMEX listing fee...................................................  $   *
NASD filing fee....................................................  $   5,324
Blue Sky fees and expenses.........................................  $   *
Non-Accountable Expense Allowance to the Representative............  $   *
Printing and engraving expenses....................................  $   *
Accounting fees and expenses.......................................  $   *
Legal fees and expenses............................................  $   *
Transfer Agent and Registrar fees..................................  $   *
Miscellaneous fees.................................................  $   *
                                                                     ---------
    Total..........................................................  $   *
                                                                     ---------
                                                                     ---------

------------------------

* to be filed by amendment

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    Since incorporation in November, 1994, the Company has sold and issued the unregistered securities shown below, all of which reflect the fact the Company's Common Stock was split 28.12 shares for each one share outstanding on December 31, 1996.

    (1) On December 29, 1994, the Company issued 652,947 and 435,298 shares of Common Stock to Messrs. Scudder and Berntsen, respectively, for a total consideration of $35,000, or $.03 per share.

    (2) On May 18, 1995, the Company issued 177,157 shares of Common Stock to Harvey Ruben, Daniel Gibbs, Kevin Mineo, Dennis Webb, the McKay Trust, the Siebert Trust, and the Christopher Trust, for a total consideration of $5,695.20 or $.03 per share.

    (3) On June 26, 1995, the Company issued 28,120 shares of Common Stock to Alan Ligi for a total consideration of $25,000, or $.89 per share.

    (4) On August 24, 1995, the Company issued a total of 28,120 shares of Common Stock to Yale Fowler and Curtis Colt for a total consideration of $25,000, or $.89 per share.

    (5) On November 22, 1995, the Company issued 28,120 shares of Common Stock to James Hopper and Dennis Huston for a total consideration of $25,000, or $.89 per share.

    (6) On December 1, 1995, the Company issued 14,060 shares of Common Stock to Edward Villanueva for a total consideration of $12,500, or $.89 per share.

    (7) On January 31, 1996, the Company issued 22,496 shares of Common Stock to James Hopper, Dennis Huston, and Richard Johnson for a total consideration of $20,000, or $.89 per share, and issued 2,813 shares of Common Stock to the McKay Trust for services rendered.

    (8) On February 14, 1996, the Company issued 14,060 shares of Common Stock to Fernando Fregoso and Frank Barone for services rendered, and 2,812 shares of Common Stock to the McKay Trust for a total consideration of $2,500, or $.89 per share.

    (9) On May 15, 1996, the Company issued 29,526 shares of Common Stock to the Kadane Trust, Alan Ligi, and Richard Johnson for a total consideration of $26,250, or $.89 per share.

   (10) On June 7, 1996, the Company issued 140,600 shares of Common Stock (28,120 shares each) to James Hopper, Dennis Huston, Edward Villanueva, and Messrs. Scudder and Berntsen, in exchange for their personal guarantees on equipment leases to the Company.

   (11) On June 18, 1996, the Company issued 19,684 shares of Common Stock to James Hopper, John Caldwell, and the Christopher Trust for a total consideration of $17,500, or $.89 per share.

   (12) On June 26, 1996, the Company issued 2,812 shares of Common Stock to the Kadane Trust for a total consideration of $2,500, or $.89 per share.

   (13) On June 28, 1996, the Company issued 28,120 shares of Common Stock to Andre Bell and William Winston for a total consideration of $25,000, or $.89 per share.

   (14) On July 1, 1996, the Company issued 42,180 shares of Common Stock each to Jerine Rosato and Ann Davern for services rendered.

   (15) On July 15, 1996, the Company issued 143,103 shares of Common Stock to Manhattan West, Inc. for a total consideration of $100,000, or $.70 per share.

   (16) On July 15, 1996, the Company issued 14,060 shares of Common Stock to Dennis Huston for a total consideration of $12,500, or $.89 per share.

   (17) On September 20, 1996, the Company issued 858,673 shares of Common Stock to the L.L. Knickerbocker Company, Inc. for a total consideration of $600,000, or $.70 per share.

   (18)  On October 1, 1996, the Company issued 42,180 shares of Common Stock to
L. Kevin Mineo for services rendered.

   (19) On March 22, 1997, the Company issued 12,000 shares of Common Stock to Kevin A. Hainley, its Chief Financial Officer, for a total consideration of $12,000, or $1.00 per share, upon exercise of an outstanding incentive stock option.


   (20) On May 5, 1997, the Company issued 222,222 shares of Common Stock to the Danna Trust, Salvador La Barbera, Trustee, for a total consideration of $500,000 or approximately $2.25 per share and a warrant to purchase 100,000 shares of Common Stock for $3.00 per share.


   (21) On June 1, 1997, the Company issued 4,000 shares of Common Stock to Kevin A. Hainley, its Chief Financial Officer, in exchange for services rendered (waiver of $8,000 in salary due or $2.00 per share).

   (22) On July 24, 1997, the Company issued 5,000 shares of Common Stock to L. Lawrence Potomac, one of its advisory board members, for a total consideration of $5.00, or approximately $.001 per share, upon exercise of an outstanding non-qualified stock option.

   (23) On August 1, 1997, the Company issued 4,000 shares of Common Stock to Kevin A. Hainley, its Chief Financial Officer, in exchange for services rendered (waiver of $8,000 in salary due or $2.00 per share).

   (24) On September 23, 1997, the Company issued 20,000 shares of Common Stock to C. James Moore for a total consideration of $62,600, or $3.13 per share.

   (25) On September 24, 1997, the Company issued 11,949 shares of Common Stock to Scott and Susan Moore for a total consideration of $37,400, or $3.13 per share.


   (26) On October 27, 1997, the Company issued 7,987 shares of Common Stock to Tony Orlina and 4,833 shares of Common Stock to Stephen A. Shields for a total consideration of $40,000, or $3.13 per share.



   (27) On October 27, 1997, the Company issued to Henri B. Schkud, Grant King, and Francesca Daniels, an aggregate of 70,587 units consisting of one share of Common Stock and a warrant to purchase one share of Common Stock on terms substantially similar to the Warrants for a total consideration of $300,000 or $4.25 per unit.


    The sales and issuance of securities in the above transactions were deemed to be exempt under the Act by virtue of Sections 3(b) and/or 4(2) thereof including but not limited to the provisions of Regulation D promulgated thereunder as transactions not involving any public offering. Appropriate legends were affixed to the certificates issued in such transactions. The Company believes all recipients had adequate access through employment or other relationships with the Company or its management, or information about the Company which was supplied to them to allow them to make an informed investment decision.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS


  EXHIBIT
    NO.      DESCRIPTION OF DOCUMENT
-----------  ---------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement. (3)

       1.2   Form of Selected Dealers Agreement. (3)

       3.1   Restated Articles of Incorporation filed with the California Secretary of State on March 10, 1997. (1)

       3.2   Bylaws of the Registrant as amended. (1)

       3.3   Form of Indemnification Agreement for Officers and Directors, and certain advisors. (1)

       4.1   Form of Warrant Certificate. (3)

       4.2   Form of Representative's Options. (3)

       4.3   Warrant Agreement between the Company and ChaseMellon Shareholder Services. (3)

       4.4   Form of Common Stock Certificate. (3)

       5.1   Opinion of Fisher Thurber LLP regarding the legality of the securities being registered. (3)

       9.1   Voting Trust Agreement between the Company, James Scudder as Trustee, and Manhattan West, Inc. (1)

      10.1   Consulting Agreement effective August 22, 1996 as amended, between the Company and Rowland Hanson. (2)

      10.2   Consulting Agreement dated July 15, 1996, between the Company and Manhattan West, Inc. (1)

      10.3   Consulting Agreement dated August 5, 1996, between the Company and L. Lawrence Potomac. (1)

  EXHIBIT
    NO.      DESCRIPTION OF DOCUMENT
-----------  ---------------------------------------------------------------------------------------------------------
      10.4   Consulting Agreement effective October 15, 1996, between the Company and Tor Petterson & Associates. (1)

      10.5   Consulting Agreement dated August 11, 1997, between the Company and D. Scott Thorogood. (1)

      10.6   Stock Purchase Agreement, dated July 15, 1996 between the Company and Manhattan West, Inc. (1)

      10.7   Option Agreement with Manhattan West, Inc., dated July 15, 1996. (1)

      10.8   Agreement of Purchase and Sale between the Company and the L.L. Knickerbocker Company, Inc., dated
              September 17, 1996. (1)

      10.9   Form of Loan Agreement between the Company and the lenders identified on the attached schedule. (1)

     10.10   Loan Agreement between the Company and 4D Enterprises, Inc., dated February 24, 1997. (1)

     10.11   Employment Agreement between the Company and Allan C. Mayer, Jr., dated January 1, 1997. (1)

     10.12   Employment Agreement between the Company and James A. Scudder, dated September 1, 1996. (1)

     10.13   Employment Agreement between the Company and James L. Berntsen, dated September 1, 1996. (1)

     10.14   Employment Agreement between the Company and Kevin A. Hainley, dated January 1, 1997. (1)

     10.15   Distributorship Agreement with the L.L. Knickerbocker Company, Inc., dated April 4, 1997. (1)

     10.16   Amended and Restated License Agreement with Insta-Heat, Inc, effective September 30, 1995. (3)

     10.17   The Company's 1996 Omnibus Stock Plan. (1)

     10.18   1996 Omnibus Stock Plan Form of Incentive Stock Option Agreement. (1)

     10.19   1996 Omnibus Stock Plan Form of Nonqualified Stock Option Agreement. (1)

     10.20   1996 Omnibus Stock Plan Form of Restricted Stock Purchase Agreement. (1)

     10.21   Form of Option Agreement with Advisory Board Members listed on attached schedule. (1)

     10.22   Option Agreement with David A. Fisher, dated January 6, 1997. (1)

     10.23   Form of Warrant between the Company and the lenders identified on the attached schedule. (1)

     10.24   Form of Employee Proprietary Information Agreements. (3)

     10.25   Stock Purchase Agreement dated May 30, 1997 between the Company and the Danna Trust. (1)

     10.26   Stock Purchase Agreement dated September 23, 1997 between the Company and C. James Moore. (1)

     10.27   Stock Purchase Agreement dated September 24, 1997 between the Company and Scott and Susan Moore. (1)

     10.28   Evaluation Agreement dated May 23, 1997 between the Company and Nestle USA, Inc. (1)

  EXHIBIT
    NO.      DESCRIPTION OF DOCUMENT
-----------  ---------------------------------------------------------------------------------------------------------
     10.29   Leases for the Company's facilities at 12625 and 12675 Danielson Court, Suites 110 and 401, dated
              February 8, 1996, as amended. (3)

     10.30   Lease for the Company's proposed facility to be constructed dated August 7, 1997. (3)

     10.31   Stock Purchase Agreement dated October 27, 1997, between the Company and Tony Orlina. (2)

     10.32   Stock Purchase Agreement dated October 27, 1997, between the Company and Stephen A. Shields. (2)

     10.33   Form of Stock Purchase Agreement dated October 27, 1997 between the Company and the Selling Security
              Holders. (2)

     10.34   Form of Warrant between the Company and the Selling Security Holders. (2)

      11.1   Computation of net loss per share. (2)

      23.1   Consent of Fisher Thurber LLP (contained in their opinion filed as Exhibit 5). (3)

      23.2   Consent of KPMG Peat Marwick LLP, Independent Public Accountants. (2)

      24.1   Form of Power of Attorney. (1)

        27   Financial Data Schedule. (2)


------------------------


(1) Previously filed



(2) Filed herewith



(3) To be filed by amendment


    (B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted, as the required information is inapplicable or the information is presented in the Financial Statements or the notes thereto.

ITEM 28. UNDERTAKINGS

    Insofar as indemnification of liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (5) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Poway, State of California, on November 10, 1997.



                                ONTRO, INC.

                                By:                     /s/
                                     -----------------------------------------
                                                 James A. Scudder,
                                              CHIEF EXECUTIVE OFFICER


    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                          SIGNATURES
--------------------------------------------------------------

            /s/                 /s/
------------------------------  ------------------------------
James A. Scudder                Louis L. Knickerbocker
President, Chief Executive      Director
Officer,                        By: James A. Scudder
and Director                    Attorney-in-Fact
November 10, 1997               November 10, 1997

         /s/                    /s/
------------------------------  ------------------------------
James L. Berntsen               Robert F. Coston
Executive Vice President,       Director
Secretary                       By: James A. Scudder
and Director                    Attorney-in-Fact
November 10, 1997               November 10, 1997

         /s/
------------------------------
Kevin A. Hainley
Chief Financial Officer
November 10, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                    EXHIBITS
                                       TO
                                AMENDMENT NO. 1
                                   FORM SB-2


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------


                                    VOLUME I


                                  ONTRO, INC.

               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION



                             WASHINGTON, D.C. 20549


                            ------------------------


                                    EXHIBITS
                                       TO
                                AMENDMENT NO. 1
                                   FORM SB-2



                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------


                                   VOLUME II



                                  ONTRO, INC.



               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION



                             WASHINGTON, D.C. 20549


                            ------------------------


                                    EXHIBITS
                                       TO
                                AMENDMENT NO. 1
                                   FORM SB-2



                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------


                                   VOLUME III



                                  ONTRO, INC.



               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  ONTRO, INC.
                               INDEX TO EXHIBITS
                                  TO FORM SB-2


 EXHIBIT
   NO.                                                       TITLE
---------  ---------------------------------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement. (3)

 1.2       Form of Selected Dealers Agreement. (3)

 3.1       Restated Articles of Incorporation filed with the California Secretary of State on March 10, 1997. (1)

 3.2       Bylaws of the Registrant as amended. (1)

 3.3       Form of Indemnification Agreement for Officers and Directors, and certain advisors. (1)

 4.1       Form of Warrant Certificate. (3)

 4.2       Form of Representative's Options. (3)

 4.3       Warrant Agreement between the Company and ChaseMellon Shareholder Services. (3)

 4.4       Form of Common Stock Certificate. (3)

 5.1       Opinion of Fisher Thurber LLP regarding the legality of the securities being registered. (3)

 9.1       Voting Trust Agreement between the Company, James Scudder as Trustee, and Manhattan West, Inc. (1)

10.1       Consulting Agreement effective August 22, 1996 as amended, between the Company and Rowland Hanson. (2)

10.2       Consulting Agreement dated July 15, 1996, between the Company and Manhattan West, Inc. (1)

10.3       Consulting Agreement dated August 5, 1996, between the Company and L. Lawrence Potomac. (1)

10.4       Consulting Agreement effective October 15, 1996, between the Company and Tor Petterson & Associates. (1)

10.5       Consulting Agreement dated August 11, 1997, between the Company and D. Scott Thorogood. (1)

10.6       Stock Purchase Agreement, dated July 15, 1996 between the Company and Manhattan West, Inc. (1)

10.7       Option Agreement with Manhattan West, Inc., dated July 15, 1996. (1)

10.8       Agreement of Purchase and Sale between the Company and the L.L. Knickerbocker Company, Inc., dated
            September 17, 1996. (1)

10.9       Form of Loan Agreement between the Company and the lenders identified on the attached schedule. (1)

10.10      Loan Agreement between the Company and 4D Enterprises, Inc., dated February 24, 1997. (1)

10.11      Employment Agreement between the Company and Allan C. Mayer, Jr., dated January 1, 1997. (1)

10.12      Employment Agreement between the Company and James A. Scudder, dated September 1, 1996. (1)

10.13      Employment Agreement between the Company and James L. Berntsen, dated September 1, 1996. (1)

10.14      Employment Agreement between the Company and Kevin A. Hainley, dated January 1, 1997. (1)

10.15      Distributorship Agreement with the L.L. Knickerbocker Company, Inc., dated April 4, 1997. (1)

 EXHIBIT
   NO.                                                       TITLE
---------  ---------------------------------------------------------------------------------------------------------
10.16      Amended and Restated License Agreement with Insta-Heat, Inc, effective September 30, 1995. (3)

10.17      The Company's 1996 Omnibus Stock Plan. (1)

10.18      1996 Omnibus Stock Plan Form of Incentive Stock Option Agreement. (1)

10.19      1996 Omnibus Stock Plan Form of Nonqualified Stock Option Agreement. (1)

10.20      1996 Omnibus Stock Plan Form of Restricted Stock Purchase Agreement. (1)

10.21      Form of Option Agreement with Advisory Board Members listed on attached schedule. (1)

10.22      Option Agreement with David A. Fisher, dated January 6, 1997. (1)

10.23      Form of Warrant between the Company and the lenders identified on the attached schedule. (1)

10.24      Form of Employee Proprietary Information Agreements. (3)

10.25      Stock Purchase Agreement dated May 30, 1997 between the Company and the Danna Trust. (1)

10.26      Stock Purchase Agreement dated September 23, 1997 between the Company and C. James Moore. (1)

10.27      Stock Purchase Agreement dated September 24, 1997 between the Company and Scott and Susan Moore. (1)

10.28      Evaluation Agreement dated May 23, 1997 between the Company and Nestle USA, Inc. (1)

10.29      Leases for the Company's facilities at 12625 and 12675 Danielson Court, Suites 110 and 401, dated
            February 8, 1996, as amended. (3)

10.30      Lease for the Company's proposed facility to be constructed dated August 7, 1997. (3)

10.31      Stock Purchase Agreement dated October 27, 1997, between the Company and Tony Orlina. (2)

10.32      Stock Purchase Agreement dated October 27, 1997, between the Company and Stephen A. Shields. (2)

10.33      Form of Stock Purchase Agreement dated October 27, 1997 between the Company and the Selling Security
            Holders. (2)

10.34      Form of Warrant between the Company and the Selling Security Holders. (2)

11.1       Computation of net loss per share. (1)

23.1       Consent of Fisher Thurber LLP (contained in their opinion filed as Exhibit 5). (3)

23.2       Consent of KPMG Peat Marwick LLP, Independent Public Accountants. (2)

24.1       Form of Power of Attorney. (1)

27         Financial Data Schedule.


------------------------


(1) Previously filed



(2) Filed herewith



(3) To be filed by amendment